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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Aradigm Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies: N/A

2) Aggregate number of securities to which transaction applies: N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
At the closing, Novo Nordisk will make a cash payment to Aradigm Corporation equal to the book value of the tangible assets being transferred, which as of September 30, 2004 equaled approximately $54,400,000.

4) Proposed maximum aggregate value of transaction: $54,400,000

5) Total fee paid: $6,892.48

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

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PRELIMINARY COPY

ARADIGM CORPORATION

3929 Point Eden Way
Hayward, California, 94545

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                         , 2004

Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of Aradigm Corporation, a California corporation (the “Company” or “Aradigm”). The meeting will be held on                     ,                     , 2004 at 9:00 a.m. local time at the Company’s offices for the following purposes:

1. To approve the sale of certain assets used in the development and manufacture of the AERx insulin Diabetes Management System (iDMS), in connection with the restructuring of our license agreement with Novo Nordisk A/ S concerning the AERx iDMS program and pursuant to the Restructuring Agreement dated as of September 28, 2004, between us, Novo Nordisk A/ S and Novo Nordisk Delivery Technologies, Inc., as further described in the attached proxy statement, which for the purpose of §1001 of the California General Corporation Law may constitute a sale of substantially all of our assets.

2. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a stock combination (reverse stock split) pursuant to which any whole number of outstanding shares between and including two and five would be combined into one share of our common stock and to authorize our Board of Directors to select and file one such amendment. Any such amendment would also include a reduction in the authorized number of shares of the Company’s capital stock from 155,000,000 to 105,000,000.

      These items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Special Meeting is                           , 2004. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

V. BRYAN LAWLIS, JR.
Chief Executive Officer

Hayward, California

                          , 2004

      You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

      The following product or technology designations are registered trademarks of Aradigm Corporation: Aradigm, AERx and Intraject.

ii

SUMMARY

      This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully (A) the terms of the sale of certain of our assets used in the AERx insulin Diabetes Management System (“AERx iDMS”) program to Novo Nordisk Delivery Technologies, Inc. (“Novo Nordisk Delivery Technologies”), in connection with the restructuring of our license agreement with Novo Nordisk A/S (“Novo Nordisk”) concerning the AERx iDMS program and the other related transactions pursuant to the Restructuring Agreement dated September 28, 2004, by and among Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies (the “Asset Sale”) and (B) the proposed amendment of our articles of incorporation to effect a stock combination (the “Reverse Stock Split”) you should carefully read this entire document and the documents to which we have referred you. See “Where You Can Find More Information.”

The Special Meeting

Time and Place	The special meeting will take place at our offices on , 2004 at 9:00 a.m., local time.

Mailing of Proxy Materials	We intend to mail this proxy statement and accompanying proxy card on or about , 2004 to all shareholders of record entitled to vote at the special meeting.

The Proposals	At the special meeting, our shareholders will consider and vote upon a proposal to approve the Asset Sale and a proposal to approve the Reverse Stock Split. See “The Special Meeting.”

Voting and Revocation of Proxies; Voting Agreements	All shareholders of record as of , 2004 are entitled to vote at the special meeting. The Asset Sale and the Reverse Stock Split must each be approved by the holders of a majority of all outstanding shares of our common stock (our “Common Stock”) and our Series A preferred stock (our “Preferred Stock”) voting together as a class on an as-converted basis. The Asset Sale must additionally be approved by the holders of a majority of our outstanding Preferred Stock voting separately as a class and by a majority of the votes cast at the special meeting by proxy or in person by the holders of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, without counting the votes cast by Novo Nordisk and its affiliates. The Reverse Stock Split must additionally be approved by the holders of a majority of our outstanding Common Stock, voting separately as a class. See “The Special Meeting — Record Date; Voting at the Special Meeting” and “— Quorum; Vote Required For Approval.”

Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by submitting a new proxy on a later date, notifying our Secretary in writing or attending the special meeting and voting in person. See “The Special Meeting — Voting and Revocation of Proxies.”

Novo Nordisk Delivery Technologies has entered into a shareholder voting agreement with certain of our directors and officers and a large shareholder, pursuant to which these parties have granted Novo Nordisk Delivery Technologies an irrevocable proxy to vote all of the outstanding shares of our capital stock owned by them in favor of the Asset Sale. As of the record date, the shares subject to the voting agreement represented 4.9% of our outstanding Common Stock, 66.9% of our outstanding Preferred Stock and 10.4% of our outstanding capital stock on an as-converted basis. Additionally, Novo Nordisk and its affiliates own shares of Common Stock representing 12.4% of our outstanding Common Stock and 11.3% of our capital stock on an as-converted basis. See “Proposal No. 1: The Proposed Asset Sale — Shareholder Voting Agreements.”

The Asset Sale

The Parties to the Asset Sale

Aradigm Corporation	We are a leading developer of advanced needle-free drug delivery systems for the treatment of lung and systemic diseases. If the Asset Sale is approved by our shareholders and is consummated, we will no longer be responsible for the development and manufacture of the AERx iDMS and we will be engaged principally in the development and commercialization of other AERx and Intraject products. We will retain ownership of all AERx intellectual property and will retain a royalty on net sales of AERx iDMS and other licensed products by Novo Nordisk. You can find more information about us in the documents that are incorporated by reference in this proxy statement. See “Where You Can Find More Information.”

Novo Nordisk A/S	Novo Nordisk is a world leader in diabetes care. Novo Nordisk manufactures and markets pharmaceutical products and services in the area of diabetes care. Novo Nordisk has been our collaborative partner in the development of, and has held exclusive commercialization rights to, the AERx iDMS, since 1998.

Novo Nordisk Delivery Technologies, Inc.	Novo Nordisk Delivery Technologies is an indirect wholly-owned subsidiary of Novo Nordisk.

Overview

Reasons for the Asset Sale and Recommendation of our Board of Directors	We are proposing to sell certain of our assets related to the AERx iDMS program to Novo Nordisk Delivery Technologies and restructure our license agreement with Novo Nordisk because we believe the terms of the Restructuring Agreement and the other transaction agreements are in the best interests of our company and our shareholders. See “Proposal No. 1: The Proposed Asset Sale — Reasons for the Asset Sale” and “— Recommendation of our Board of Directors.”

Our Board of Directors unanimously recommends that our shareholders vote to approve the Restructuring Agreement and the Asset Sale. In reaching its conclusions, our Board of Directors considered the factors described under “Proposal No. 1: The Proposed Asset Sale — Reasons for the Asset Sale,” “— Opinion of Thomas Weisel Partners” and “— Recommendation of our Board of Directors.”

Absence of Dissenters’ Rights of Appraisal	California General Corporate Law (“CGCL”) governs shareholders’ rights in connection with the proposed sale. Under the applicable provisions of the CGCL, our shareholders will have no right in connection with the proposed transactions to seek appraisal of their shares of capital stock.

The Restructuring Agreement

Assets Being Sold; Assets Retained; Liabilities Assumed; Liabilities Retained	We are selling to Novo Nordisk Delivery Technologies certain assets related to the development and manufacture of AERx iDMS. These assets include equipment, leasehold improvements, other tangible assets and selected vendor contracts. Novo Nordisk Delivery Technologies will assume liabilities arising after the closing date under the assumed contracts and we will retain all other liabilities. We will retain all of our other assets, including our proprietary technology related to the AERx drug delivery system and our assets related to our other products and programs. We will also assign our leases to two buildings in Hayward, California to Novo Nordisk Delivery Technologies, which will assume all obligations thereunder after the closing date. See “Restructuring Agreement — Transferred Assets,” “— Retained Assets,” “— Assumed Liabilities,” and “— Retained Liabilities.”

Purchase Price	Novo Nordisk Delivery Technologies has agreed to pay us cash equal to the net book value of the equipment, leasehold improvements and other tangible assets included in the assets transferred, which as of September 30, 2004 equaled approximately $54.4 million. We estimate that net cash proceeds from the Asset Sale will be approximately $53.4 million. See “The Restructuring Agreement — Purchase Price.”

Certain Covenants of Novo Nordisk, Novo Nordisk Delivery Technologies and Aradigm	We, Novo Nordisk and Novo Nordisk Delivery Technologies have agreed to, among others, certain covenants and restrictions related to operating the AERx iDMS program prior to closing, soliciting each other’s employees, consummating the Asset Sale, and access to information. See “Restructuring Agreement — Covenants.”

Conditions to Completion of the Asset Sale	The Restructuring Agreement contains various customary conditions to closing, including among others, approval by our shareholders and the agreement by a substantial number of our employees to transfer their employment and services to Novo Nordisk Delivery Technologies. See “The Restructuring Agreement — Conditions to Completion of the Asset Sale.”

Termination of the Restructuring Agreement	The Restructuring Agreement may be terminated at any time prior to the closing, by mutual written agreement, by any of the parties if the transactions contemplated by the Restructuring Agreement are not consummated by January 31, 2005; and by any of the parties if there is any law, order, decree or judgment prohibiting the transactions. See “The Restructuring Agreement — Termination.”

Indemnity	In the Restructuring Agreement, we have agreed to indemnify Novo Nordisk and Novo Nordisk has agreed to indemnify us, for any damages incurred in connection with breaches of the representations, warranties and covenants contained in the Restructuring Agreement. See “The Restructuring Agreement — Indemnification.”

The Amended and Restated License Agreement

AERx iDMS Program Development	Responsibility for completion of the development of, and the manufacturing facility for, AERx iDMS, and the responsibility for further development and commercialization of AERx diabetes management products will be transferred to Novo Nordisk, but we will continue to share improvements to the AERx technology, including next generation AERx products, and we may collaborate with Novo Nordisk on particular development projects on terms to be agreed by the parties. See “The Amended and Restated License Agreement — AERx iDMS Program Development.”

Grant of License	Novo Nordisk’s existing license to commercialize AERx products for the pulmonary delivery of insulin, insulin analogs and other compounds that control blood glucose levels in humans will be expanded to include the right to develop and manufacture AERx iDMS and other licensed products. See “The Amended and Restated License Agreement — Grant of License.”

Royalties	We will receive royalties on net sales of AERx products and, in certain circumstances, non-AERx products by Novo Nordisk. These royalties on net sales will range from 4.25% to 6.3%, and are in place of an interest in gross profits that was approximately equivalent to a 7% royalty on net sales. See “The Amended and Restated License Agreement — Royalties.”

Intellectual Property	We will retain ownership of, and responsibility for, all of our AERx intellectual property. See “The Amended and Restated License Agreement — Intellectual Property.”

Termination	Novo Nordisk may terminate the Amended and Restated License Agreement at will, for our uncured material breach of any of the transaction agreements and certain change in control events and we may terminate the Amended and Restated License Agreement for Novo Nordisk’s uncured material breach, including a breach of Novo Nordisk’s diligence obligations, and certain change in control events. The Amended and Restated License Agreement provides for certain rights and restrictions based on the party terminating the agreement and the reason for the termination. If Novo Nordisk terminates the Amended and Restated License Agreement at will, Novo Nordisk loses all rights to develop or market AERx products (or substantially similar products) but retains non-exclusive, royalty bearing licenses to our intellectual property rights to develop other pulmonary delivery products. In addition, we will receive limited non-exclusive licenses to certain of Novo Nordisk’s intellectual property rights, as they exist as of the date of termination, to develop and commercialize AERx iDMS. See “The Amended and Restated License Agreement — Termination.”

Additional Agreements Related to the Restructuring Agreement

Facilities Agreements	As a condition to the closing of the Asset Sale, we will assign to Novo Nordisk Delivery Technologies the leases to the buildings at 26224 Executive Place and 3930 Point Eden Way, each in Hayward, California. In addition, we will enter into a short-term Sublease Agreement with Novo Nordisk Delivery Technologies for a small portion of our building at 3929 Point Eden Way in Hayward, California. The Sublease Agreement will provide for the base rent that Novo Nordisk Delivery Technologies will pay us, the additional rent Novo Nordisk Delivery Technologies will pay us relating to operating expenses incurred by us in relation to the facility, the payment of a portion of the utilities by Novo Nordisk Delivery Technologies, the incorporation of terms from the master lease covering the facility and other obligations and rights of Aradigm and Novo Nordisk Delivery Technologies. The effect of these agreements will be to reduce our future lease payments under our non-cancelable lease agreements by approximately $30 million as of December 31, 2003. See “Related Agreements — Facilities Agreements” and Note 4 to the Unaudited Pro Forma Condensed Financial Statements.

Contract Manufacturing Agreement and Quality Agreement	As a condition to the closing of the Asset Sale, we will enter into a three year Contract Manufacturing Agreement and Quality Agreement under which Novo Nordisk Delivery Technologies will supply devices and dosage forms to us for development for our other AERx programs. The Contract Manufacturing Agreement also sets forth the forecasting, ordering, payment and other terms for a contract manufacturing relationship between the parties. The Quality Agreement includes certain requirements as to documentation, specifications, sampling and testing, health and safety, audits, regulatory contacts, customer complaints and adverse event reporting and recalls, including other minor requirements. See “Related Agreements — Contract Manufacturing Agreement.”

Amended and Restated Stock Purchase Agreement	As a condition to the closing of the Asset Sale, we will enter into an Amended and Restated Stock Purchase Agreement with Novo Nordisk that amends the stock purchase agreement dated October 22, 2001 that is currently in place with Novo Nordisk. The Amended and Restated Stock Purchase Agreement removes the obligation of Novo Nordisk, present in the existing stock purchase agreement, to purchase shares of our Common Stock; imposes certain restrictions on the ability of Novo Nordisk to sell shares of our Common Stock; and provides certain registration and information rights with respect to such shares. In addition, under the Amended and Restated Stock Purchase Agreement, Novo Nordisk is precluded from nominating or voting for an employee of Novo Nordisk or its affiliates as a member of our Board of Directors. See

“Related Agreements — Amended and Restated Stock Purchase Agreement.”

Transition Services Agreement	As a condition to the closing of the Asset Sale, we will also enter into a Transition Services Agreement with Novo Nordisk Delivery Technologies, under which we agree to provide, for a period of two years (subject to extension upon mutual agreement of us and Novo Nordisk Delivery Technologies) following the completion of the Asset Sale, certain services to facilitate the transition of the AERx iDMS program for agreed upon fees and costs. Specifically, we will provide Novo Nordisk Delivery Technologies with services related to finance and accounting, information technology, and information technology infrastructure. Novo Nordisk Delivery Technologies will pay us for the services based on our cost of providing these services, including a fixed hourly rate for finance and accounting services and base salary plus markup for consulting services, provided by our employees. See “Related Agreements — Transition Services Agreement.”

Letter Agreement	On September 28, 2004, we also entered into a letter agreement with Novo Nordisk and Novo Nordisk Delivery Technologies related to employment issues. The Letter Agreement describes the parameters of an employee transition plan whereby, as a condition to closing the Asset Sale, a substantial number of our employees must agree to transfer their employment and services to Novo Nordisk Delivery Technologies prior to the closing of the Asset Sale. See “Related Agreements — Letter Agreement.”

Other Considerations

Regulatory Matters	The Asset Sale is subject to review under federal antitrust law. On November 17, 2004, we and Novo Nordisk Delivery Technologies made the required notification filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and we will apply for early termination of the waiting-period. See “Proposal No. 1: The Proposed Sale — Conditions to Completion of the Asset Sale.”

Use of Proceeds	We will use the proceeds of the Asset Sale for general working capital purposes related to our development and commercialization of other AERx products and the Intraject system and to pay expenses related to the Asset Sale. None of the proceeds of the Asset Sale will be distributed to our shareholders. See “Proposal No. 1: The Proposed Asset Sale — Use of Proceeds.”

Federal Income Tax Consequences	The Asset Sale should not have any direct federal income tax consequences to you. The Asset Sale may constitute a taxable sale of assets and we may be required to recognize taxable income with respect to the sale. We do not expect our taxable gain as a result of the Asset Sale to be material, and due to our current net loss carry-forward we do not expect to pay federal income tax as a result of the Asset Sale. See “Proposal No. 1: The Proposed Asset Sale — Material Federal Income Tax Consequences.”

The Reverse Stock Split

Overview	Our Board has recommended a proposal to amend our articles of incorporation to effect a reverse stock split of all outstanding shares of our Common Stock at an exchange ratio ranging from one-to-two to one-to-five. See “Proposal No. 2: Approval of the Reverse Stock Split — Overview.”

Reasons for the Reverse Split	We are proposing to effect the Reverse Stock Split to improve the marketability and liquidity of our Common Stock, to increase our stock price in the near term while we work to achieve our business objectives, and to decrease the risk that our Common Stock might be delisted from the Nasdaq National Market. See “Proposal No. 2: Approval of the Reverse Stock Split — Reasons for the Reverse Split.”

Implementation of the Reverse Stock Split	If the Reverse Stock Split is approved by the shareholders, our Board of Directors will have the discretion to effect the reverse stock split before the first anniversary of this special meeting of shareholders within the approved range of exchange ratios. See “Proposal No. 2: Approval of the Reverse Stock Split — Board Discretion to Implement the Reverse Stock Split.”

Vote Required	The Reverse Stock Split must be approved by the holders of a majority of all outstanding shares of our Common Stock and our Preferred Stock voting together as a class on an as-converted basis and by the holders of a majority of all outstanding shares of our Common Stock, voting separately as a class.

Effects of the Reverse Split	After the Reverse Stock Split, each holder of our Common Stock will own a reduced number of shares of our Common Stock, based on the exchange ratio of the Reverse Stock Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock and holders of our Preferred Stock will not be affected. The number of authorized shares of our Common Stock will not be affected by the reverse stock split. Thus, following the reverse stock split, the number of authorized but unissued shares of our Common Stock will increase. See “Proposal No. 2: Approval of the Reverse Stock Split — Effects of the Reverse Stock Split.”

Other Effects	The details of the effective date, the payment for fractional shares, exchange of stock certificates, dissenters’ rights and tax consequences related to the Reverse Stock Split are described in their respective sections of “Proposal No. 2: Approval of the Reverse Stock Split — Effects of the Reverse Stock Split.”

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Q.	When and where is the special meeting?

A.	The special meeting will take place at our corporate offices at 3929 Point Eden Way, Hayward, California on , 2004 at 9:00 a.m. See “The Special Meeting.”

Q.	Who is entitled to vote at the special meeting?

A.	Only shareholders of record as of the close of business on , 2004 will be entitled to notice of and to vote at the special meeting. See “The Special Meeting — Record Date.”

Q.	What is being sold?

A.	Under the Restructuring Agreement dated as of September 28, 2004 between us, Novo Nordisk and Novo Nordisk Delivery Technologies, we have agreed to sell to Novo Nordisk Delivery Technologies certain assets related to our AERx iDMS program for a total purchase price equal to the net book value, as of the closing of the Asset Sale (the “Closing”), of the equipment, leasehold improvements and other tangible assets included in the transferred assets, which as of September 30, 2004 equaled approximately $54.4 million. We estimate that net cash proceeds from the Asset Sale will be approximately $53.4 million. Following the Asset Sale, we will no longer be responsible for the further development and manufacture of AERx products for the pulmonary delivery of insulin, insulin analogs and other compounds that control blood glucose levels in humans. See “Restructuring Agreement — Transferred Assets.”

Q.	Why is our company proposing to sell its AERx iDMS Assets?

A.	As development of AERx iDMS progressed, it became clear that commercial manufacturing was going to be a significant task and that our first factory, already constructed in Hayward, California, but not yet fully equipped and validated, would need to be dedicated to AERx iDMS. It has also become clear that the financial commitment required of Aradigm would be substantial, and any capital raised by us would have to be applied to AERx iDMS with little opportunity for investment in other programs. In addition, such additional capital may not be available on terms favorable to us, if available at all. With product development substantially complete, commercial scale-up underway and commercial launch ahead, we believe the right approach is to consolidate the remaining tasks for AERx iDMS under Novo Nordisk management. Therefore, we have broadened the original Novo Nordisk license to include development and manufacturing rights.

Novo Nordisk Delivery Technologies will assume the leases on our iDMS-dedicated facilities, buy approximately $54.4 million in iDMS equipment and leasehold improvements and offer to hire approximately 130 Aradigm employees, who will continue to work on the AERx iDMS program. We estimate that net cash proceeds from the Asset Sale will be approximately $53.4 million.

The financial responsibility to complete the development and commercial scale-up, as well as continue clinical development and commercialize the product, will now fall to Novo Nordisk and Novo Nordisk Delivery Technologies. We will continue to work with them, but our role will be entirely supportive. See “Proposal No. 1: The Proposed Asset Sale — Reasons for the Asset Sale” and “— Recommendation of our Board of Directors.”

Q.	What will happen if the Asset Sale is not approved?

A.	If the Asset Sale is not approved, we will not complete the proposed sale, we will retain the assets related to the AERx iDMS program, our existing agreements with Novo Nordisk will remain effective and we will continue to develop and manufacture the AERx iDMS product. In order to continue the development and manufacture of the AERx iDMS product, we will need to raise substantial additional funds in the future, which additional capital may not be available on terms favorable to us, if available at all.

Q.	Will any of the proceeds from the sale be distributed to me as a shareholder?

A.	No. We intend to retain the proceeds and use them for general working capital purposes.

Q.	What will Aradigm’s business be after the sale?

A.	Although a significant portion of our assets and employees will be transferred to Novo Nordisk Delivery Technologies, our business will remain substantially unchanged after the Asset Sale from our business prior to the Asset Sale. We will continue to develop and commercially exploit products based on novel drug delivery technologies. On our AERx platform we currently have one program that is ready for Phase 3 trials, one program in Phase 2 trials, one program in Phase 1 trials, and four other programs in early stage development. The Company estimates a three to five year path to commercialization for the first two listed programs and a five to seven year path for the remaining programs. On our Intraject platform we have one program that is ready for bioequivalence trials. The Company estimates a two to four year path to commercialization for this program. The Asset Sale represents a natural progression for a product that is approaching commercialization, enabling our collaborative partner to proceed with the further development, manufacturing and commercialization of the product while we focus our attention and resources on the development of other products. See “Restructuring Agreement — Retained Assets” and “— Retained Liabilities.”

If our development programs, including the Intraject development program, continue to progress, we would expect our cash requirements for capital spending and operations to increase in future periods. We may need to raise additional capital to fund our capital spending and operations before we become profitable. We may seek additional funding through collaborations, borrowing arrangements or through public or private equity financings. There can be no assurance that additional financing can be obtained on acceptable terms, or at all. Dilution to shareholders may result if funds are raised by issuing additional equity securities. If adequate funds are not available, we may be required to delay, to reduce the scope of, or to eliminate one or more of our research and development programs, or to obtain funds through arrangements with collaborative partners or other sources that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

Q.	Will I continue to be able to sell my shares?

A.	The Asset Sale will not affect your right to sell or otherwise transfer your shares of our Common Stock.

Q.	Will I have dissenters’ rights?

A.	No. Under the applicable provisions of the CGCL, our shareholders will have no right in connection with the proposed transactions to seek appraisal of their shares of Common Stock.

Q.	When do you expect the Asset Sale to be completed?

A.	We are working towards completing the sale as quickly as possible. We expect to complete the sale within five business days after the special meeting.

Q.	What are the United States federal income tax consequences of the Asset Sale to the shareholders?

A.	We do not expect that the sale will result in any federal income tax consequences to our shareholders. See “Proposal No. 1: The Proposed Asset Sale — Material Federal Income Tax Consequences.”

Q.	What vote is required by Aradigm shareholders to approve the Asset Sale?

A.	Pursuant to the CGCL, our Articles of Incorporation and the Certificate of Designation of our Preferred Stock, the Asset Sale must be approved by the holders of a majority of all outstanding shares of our Common Stock and our Preferred Stock voting together as a class on an as-converted basis and by the holders of a majority of our outstanding shares of Preferred Stock voting separately as a class. Additionally, as a condition to the Closing, the Asset Sale must be approved by a majority of the votes cast at the special meeting by proxy or in person by the holders of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, without counting the votes cast by Novo Nordisk and its affiliates. See “Proposal No. 1: The Proposed Asset Sale — Required Vote.”

Q.	What do I need to do now?

A.	Mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person. Our Board of Directors recommends that you vote in favor of the Asset Sale.

Q.	What do I do if I want to change my vote?

A.	Send in a later-dated, signed proxy card to our Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, California 94545, before the special meeting. Alternatively, you can attend the special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary, as noted above. See “The Special Meeting — Voting and Revocation of Proxies.”

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them. You should, therefore, be sure to provide your broker with instructions on how to vote your shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This proxy contains forward-looking statements. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to, statements regarding the following:

•	our expectations concerning the terms of the Restructuring Agreement and the related agreements;

•	our expectations and intentions concerning the prospects for our retained programs and business;

•	our expectations concerning the timely closing of the Asset Sale;

•	our expectations concerning the federal income tax consequences to our shareholders;

•	the adequacy of our capital resources to fund our operations;

•	our assumptions as to the tax effects on Aradigm of the Asset Sale;

•	our expectations regarding our operating losses and negative cash flow; and

•	our expectations concerning the amount of cash consideration we will receive upon closing of the Asset Sale.

      These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements.

      Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement.

PROPOSAL NO. 1:

THE PROPOSED ASSET SALE

THE ASSET SALE

General

      The Restructuring Agreement (attached as Annex A), which was executed by us, Novo Nordisk and Novo Nordisk Delivery Technologies on September 28, 2004, along with the other agreements called for by the Restructuring Agreement provides for the sale to Novo Nordisk Delivery Technologies of certain assets related to the development and manufacture of the AERx iDMS, in connection with the restructuring of our license agreement with Novo Nordisk related to the AERx iDMS program. Novo Nordisk Delivery Technologies will pay in cash, a purchase price equal to the net book value at the Closing of the equipment, leasehold improvements and other tangible assets included in the assets being sold to Novo Nordisk Delivery Technologies. As of September 30, 2004, the net book value of these assets was approximately $54.4 million. We estimate that net cash proceeds from the Asset Sale will be approximately $53.4 million. This amount is subject to certain adjustments, including for depreciation incurred from September 30, 2004 to the Closing, and will be finally determined immediately prior to the Closing. See “The Restructuring Agreement — Purchase Price.”

Background of the Asset Sale

      In June 1998, we entered into a product development and commercialization agreement with Novo Nordisk, a world leader in diabetes care, covering the use of our AERx technology for the delivery of blood glucose-regulating medicines. Novo Nordisk was granted exclusive worldwide sales and marketing rights to any products developed under the terms of the agreement, and we retained all manufacturing rights. Under the terms of this agreement we were to receive, for any product developed under the collaboration that received regulatory approval, a share of the gross profits derived from the sales by Novo Nordisk of such products.

      In October 2001, we entered into a common stock purchase agreement with Novo Nordisk Pharmaceuticals, Inc., an affiliate of Novo Nordisk, pursuant to which Novo Nordisk Pharmaceuticals, Inc. purchased $20.0 million worth of our Common Stock at the fair market value. We also received a put option under the agreement to sell up to an aggregate of $25.0 million worth of additional shares of our Common Stock to Novo Nordisk Pharmaceuticals, Inc. on terms and conditions set forth in the agreement. In July 2002, we sold 1,182,034 shares of our Common Stock to Novo Nordisk for $5 million in a partial exercise of this option.

      On April 29, 2003, we hosted a regularly scheduled joint Novo Nordisk-Aradigm AERx iDMS development team meeting to discuss the progress and development plans for AERx iDMS. During the course of the meeting, Mr. Lars Guldbaek Karlsen, a Senior Vice President of Novo Nordisk approached Mr. Richard Thompson, our Chief Executive Officer and Chairman of our Board of Directors at that time, with a request to open a discussion on restructuring the product development and commercialization agreement. Mr. Karlsen proposed that representatives of Novo Nordisk make a presentation to our Board of Directors at the earliest convenient time.

      On June 23, 2003, representatives of Novo Nordisk attended the Aradigm Board of Directors meeting held in Tyson’s Corner, Virginia and presented their assessment of the AERx iDMS program, its position in Novo Nordisk’s product portfolio, its development history and its potential value. They also reviewed for the directors preliminary U.S. marketing plans for the product. Following these presentations, Novo Nordisk reviewed in some detail their initial proposal for restructuring their agreements with us. Novo Nordisk’s proposal contemplated general concepts relating to Novo Nordisk’s assumption of control of the further development of AERx iDMS, lease of Aradigm’s facilities and equipment used in the AERx iDMS program with an option to purchase the same, restructure of Aradigm’s milestone payments, the removal of milestone payments and cancellation of the put option contained in the Stock Purchase Agreement dated October 22, 2001 between a Novo Nordisk affiliate and us.

      On June 27 and 30, 2003, Mr. Thompson and Mr. Karlsen engaged in a series of communications relating to our questions regarding Novo Nordisk’s proposed restructuring plan. In their communications, Mr. Karlsen provided Mr. Thompson with responses to our questions. Novo Nordisk presented a position whereby they would take over control of our iDMS assets and would have the right but not the obligation to purchase the assets. Novo Nordisk also proposed subleasing our facilities and leasing our equipment needed to finalize development of AERx iDMS. The proposal included a buyout option relating to the production facility at an unspecified price.

      During the month of July 2003, representatives from Novo Nordisk and Aradigm began a series of information sharing activities designed to ensure that both parties had adequate and proper information to assess the financial and business impact on both companies and develop the framework for a restructured agreement.

      On July 15, 2003, Mr. Thompson and Mr. Thomas Chesterman, our Chief Financial Officer, met with our Board of Directors and reviewed and discussed at length the current status of negotiations with Novo Nordisk concerning a possible restructuring of the Novo Nordisk-Aradigm agreements and the impact that the proposed changes might have on us structurally and financially.

      On August 5, 2003, representatives from Novo Nordisk and Aradigm conducted a teleconference to review information shared to date and discuss the proposed framework and terms for the restructuring.

      On August 12, 2003, representatives from Novo Nordisk and Aradigm conducted a follow-up teleconference to continue the discussion that began during the August 5, 2003 teleconference.

      On September 4, 2003, we provided to Novo Nordisk a proposal for the restructured license agreement. The proposal included more specification and details regarding the concepts discussed at the June 23, 2003 meeting of our Board of Directors, including facilities and equipment lease and sublease arrangements and the restructuring of milestone and royalty payments. Under the proposal sublease payments would be tied to our depreciation charge on the facility plus an interest factor to be agreed upon, with a buyout option at a price equal to the then current net book value, and the sublease of the development facilities would have terminated when development had been finalized. The proposal also elaborated on the transfer of technology and rights in the event of termination.

      On September 17, 2003, Novo Nordisk provided us with a document titled “AERx iDMS Project: Assumptions used for ENPV Modeling.” The document provided some of the assumptions being used by Novo Nordisk in its analysis of a potential transaction, including valuation methodology and risk evaluation, for the transaction and the iDMS program. We confirmed that at that time we held similar assumptions regarding the program. Both organizations agreed that the risk of program failure would be reduced if the proposed restructuring agreement were to move forward.

      On September 22, 2003, representatives from Novo Nordisk and Aradigm conducted a teleconference to discuss the “AERx iDMS Project: Assumptions used for ENPV Modeling” document. The meeting provided us with an opportunity to better understand Novo Nordisk’s business proposal and to discuss the merits of some of the assumptions Novo Nordisk had used in evaluating the restructuring.

      On October 17, 2003, Novo Nordisk provided us with a draft term sheet. The draft term sheet was based on our September 4, 2003 proposal to Novo Nordisk and became the working document for negotiations going forward. The proposal introduced the financial terms that would be subject to future negotiations, including potential changes in royalty payments, lease rates and the scope of assets to be transferred, contained in our September 4, 2003 proposal and proposed a complex structure for the treatment of intellectual property rights during and after the term of the agreement. Novo Nordisk’s proposal also included details regarding our continued involvement in the development of the AERx iDMS product.

      On October 23 and 24, 2003, representatives from Novo Nordisk and Aradigm met in New York, New York to discuss and negotiate the draft term sheet and a schedule for reaching an agreement.

      On November 6, 2003, Mr. Thompson, Mr. Chesterman, and Mr. Bryan Lawlis, our Chief Operating Officer at that time, reviewed and discussed at length with our Board of Directors the current status of negotiations with Novo Nordisk including a preliminary assessment of the financial implications of such restructuring and management’s initial thoughts concerning implementation and organizational planning.

      On November 11, 2003, Mr. Thompson and Mr. Karlsen had a teleconference to discuss the terms set forth in the draft term sheet. Their teleconference was followed by Novo Nordisk’s submission of revised terms, which included revised royalty schedules, a proposal for the lease of development assets and a proposal for the lease and purchase of production assets. At that time, Novo Nordisk and Aradigm agreed on the approach regarding the overarching financial terms and Novo Nordisk’s proposed terms for the lease of certain development and production assets.

      On December 5, 2003, Mr. Jürgen Langhärig of Novo Nordisk provided us with a revised term sheet that compared the parties’ positions, which served as the basis for discussion over the coming weeks as each party continued to seek final agreement on financial terms. Novo Nordisk’s revised term sheet also included additional terms regarding intellectual property rights and the effects of termination both within and outside the licensed field. In addition, Novo Nordisk provided us with a general due diligence request that covered legal and business items.

      On December 11 and 12, 2003, our Board of Directors met in Half Moon Bay, California. At that meeting, Mr. Thompson, Mr. Lawlis, and Mr. Chesterman reviewed and discussed at length with the directors the current status of discussions with Novo Nordisk concerning possible restructuring of our relationship with Novo Nordisk.

      On December 16, 2003, representatives from Novo Nordisk and Aradigm met via teleconference to begin a series of meetings to discuss separation of the AERx iDMS program from the balance of Aradigm’s operations.

      On December 19, 2003, representatives from Novo Nordisk and Aradigm met via teleconference to discuss facility usage under the previously proposed lease agreement. At this meeting, Novo Nordisk presented a proposal whereby Novo Nordisk would assume operational control of our clinical manufacturing facility and would provide services to us as a contract manufacturer for a period of time to be agreed upon by both parties. Details of this contract manufacturing relationship would be covered in a separate manufacturing agreement.

      On January 8, 2004, we provided to Novo Nordisk follow-up materials and questions regarding their offer to act as a contract manufacturer for us.

      On January 16, 2004, representatives from Novo Nordisk and Aradigm conducted a teleconference to continue discussions regarding the separation of the AERx iDMS program from Aradigm’s other operations.

      On January 22, 2004, Novo Nordisk provided us with a revised version of the term sheet for our consideration. No additional terms were added to the document. The document contained a counter proposal with respect to royalty rates and lease rates and a proposal for the wording of certain key provisions to be ultimately included in the final agreements.

      Between January 23 and February 5, 2004, representatives from Novo Nordisk and Aradigm held a series of meetings to negotiate and discuss the term sheet.

      On February 6, 2004, Novo Nordisk and Aradigm representatives agreed on a term sheet. This document was titled “Terms Agreed to Restructure the AERx iDMS Development and License Agreement and Other Relevant Agreements Between Aradigm and Novo Nordisk”. The document contained no major changes from the prior version of the term sheet. The document contained revisions to the wording of previously agreed upon terms in order to clarify certain rights and obligations, including the parties’ post termination rights.

      On February 14, 2004, we provided to Novo Nordisk via overnight courier electronic and paper material as requested by Novo Nordisk for completion of their due diligence activities. We also provided a list of due diligence material that had been identified and made available for shipment in the next couple of weeks, as well as material which was under the control of personnel not yet aware of the negotiations and therefore had not yet been provided.

      On February 27, 2004, Mr. Thompson and Mr. Chesterman reported to our Board of Directors on the results of negotiations with Novo Nordisk, the terms and conditions set forth in a proposed, nonbinding letter of intent with Novo Nordisk and management’s analysis of the financial implications of the proposed restructuring of our existing agreements with Novo Nordisk. After discussion, the directors approved the proposed letter of intent. The letter of intent set forth certain agreements of the parties relating to confidentiality and termination of discussions and contained no material terms of the restructuring itself, as the February 6, 2004 term sheet was attached as an exhibit.

      During the week of March 1, 2004, we hosted financial, legal, and information technology representatives from Novo Nordisk to review the due diligence material, audit our files, plan the matching of physical assets, and discuss the elements of an agreement for transition services.

      During the months of March and April 2004, representatives from Novo Nordisk and Aradigm conducted a series of activities surrounding the identification and classification of our assets in preparation for separation of the assets.

      On April 8 and 9, 2004, representatives from Novo Nordisk and Aradigm met in Newark, New Jersey to discuss issues relating to the proposed transaction, as well as the timetable for moving forward. During the meeting the parties discussed the need for a shareholder vote to approve the deal, the need for a third party financial opinion, and the desirability of accelerating the timing of the purchase of the assets.

      On April 27–29, 2004, members of our Executive Management Team met with Novo Nordisk’s representatives at Novo Nordisk’s headquarters in Copenhagen, Denmark to discuss the results from the 12-month interim analysis of the first Phase III trial of the AERx iDMS pulmonary insulin product. During the meeting, Novo Nordisk informed us of their intention to amend the current trial protocol to investigate some findings with regard to the intra-day plasma glucose levels seen with AERx iDMS that were different from the control arm. This resulted in a reduction in the number of patients on which full 24-month safety data could be collected. At the meeting, Novo Nordisk informed us of their intention to postpone activities related to the restructuring agreement until they had time to further review and understand the interim analysis data. We informed Novo Nordisk that should they elect to postpone activities related to the restructuring agreement we would consider terminating the nonbinding letter of intent.

      On April 30, 2004, Novo Nordisk and Aradigm each distributed a press release summarizing the results from the 12-month interim analysis of the Phase III trial. In addition, we held a conference call to inform investors and analysts of the findings and answer questions.

      On May 13, 2004, Mr. Thompson reported to our Board of Directors in Herndon, Virginia on results from the 12-month interim analysis of the first Phase III trial of the AERx iDMS pulmonary insulin product, the decision by Novo Nordisk to modify that study, and the impact of that decision on efforts to negotiate a restructuring of our agreements with Novo Nordisk. The directors discussed this information at length and, in light of these developments, approved management’s recommendation to terminate the nonbinding letter of intent relating to such restructuring that was then in place and further discussed the basis on which Aradigm might be willing to go forward should Novo Nordisk reinitiate negotiations.

      During the week of June 4-8, 2004, Mr. Thompson and Mr. Karlsen had an unscheduled meeting at the American Diabetes Association meeting in Orlando, Florida. During the course of their discussion, Mr. Karlsen proposed that Novo Nordisk and Aradigm reengage in negotiations on the restructuring of the parties’ existing product development and commercialization agreement. Mr. Thompson informed Mr. Karlsen of his belief that for us to reengage in discussions with Novo Nordisk, Novo Nordisk would need to agree to an upfront purchase of the AERx iDMS assets, as opposed to the prior proposed agreement to lease the assets from us with an option to purchase them prior to commercialization of AERx iDMS. Both parties agreed that the cancelled term sheet could form the basis of discussions but that it would be preferential to move to preparation of drafts of the definitive agreements rather than renegotiating the term sheet.

      On June 25, 2004, Mr. Thompson provided an update to our Board of Directors via teleconference on the negotiations with Novo Nordisk reporting that Novo Nordisk desired to re-open the discussions that had ended at the end of April and was prepared to agree to an up-front purchase of the AERx iDMS assets. After discussion, our Board of Directors requested Mr. Thompson to continue discussions with Novo Nordisk and to update the board periodically on his progress.

      On June 25, 2004, Mr. Karlsen visited our offices to provide a presentation to our employees regarding Novo Nordisk’s commitment to the AERx iDMS program. During his visit to Aradigm, Mr. Karlsen met with our management to discuss and negotiate term sheet items that both sides were unable to bring to resolution.

      During the first two weeks of July 2004, representatives from Novo Nordisk and Aradigm held a series of discussions to come to final terms relating to the restructuring of our agreements with Novo Nordisk.

      On July 15, 2004, Mr. Thompson reported to our Board of Directors on recent progress in our efforts to negotiate a restructuring of our agreements with Novo Nordisk and plans for further negotiations with Novo Nordisk. Mr. Chesterman gave an assessment of the financial implications of the currently proposed restructuring. Full discussion ensued and the directors provided advice to management on how best to move forward. The directors also authorized the engagement of Thomas Weisel Partners to advise our Board of Directors as to the fairness of any restructuring terms that might be agreed on.

      On August 3, 2004, we entered into an agreement with Thomas Weisel Partners to render a fairness opinion in connection with the restructuring transaction.

      On August 5 and 6, 2004, representatives from Novo Nordisk and Aradigm met in Princeton, New Jersey to complete negotiations on the principal terms of the proposed restructuring transaction.

      On August 9 and 10, representatives from Novo Nordisk and Aradigm met in New York City to review and discuss draft agreements.

      On August 17–20, 2004, Mr. Chesterman visited Novo Nordisk corporate headquarters in Copenhagen, Denmark to perform diligence in connection with the proposed restructuring agreement.

      On August 26, 2004, Mr. Thompson and Mr. Chesterman reported to our Board of Directors on the results of negotiations with Novo Nordisk, the terms and conditions of the proposed restructuring transaction, and management’s analysis of the financial implications of the proposed restructuring. Following Mr. Thompson and Mr. Chesterman’s presentation Thomas Weisel Partners presented their fairness opinion to our Board of Directors. After discussion, the directors approved, subject to satisfactory resolution of open issues, the terms and conditions of the proposed restructuring transaction.

      On September 12, 2004, management reported to our Board of Directors on results of further negotiations of, and the resolution of certain issues related to, the terms and conditions of the restructuring transaction. Our Board of Directors reconfirmed their approval of the terms and conditions of the proposed restructuring transaction, subject to satisfactory resolution of open issues.

      During the month of September 2004, Novo Nordisk and Aradigm legal and business representatives conducted near daily meetings in which the restructuring agreement documents were drafted and finalized. During these meetings, Aradigm and Novo Nordisk came to final terms on any outstanding items that required final resolution, reached agreement on the definitive documents and completed detailed planning for implementation of the restructuring.

      On September 28, 2004, Novo Nordisk and Aradigm signed the Restructuring Agreement.

Use of Proceeds

      The gross proceeds from the Asset Sale will equal the net book value as of the Closing of the equipment, leasehold improvements and other tangible assets included in the assets transferred to Novo Nordisk Delivery Technologies. After transaction expenses, which are estimated to total approximately $1.0 million, we estimate that the net cash proceeds from the Asset Sale will be approximately $53.4 million, based on the net book value as of September 30, 2004 of the assets being transferred in connection with the Asset Sale. We will use the net proceeds of the Asset Sale to pay expenses related to the Asset Sale and for general working capital purposes related to the development and commercialization of other AERx products, including products based on improved versions of the AERx platform, and the Intraject system.

      On our AERx platform we currently have one program that is ready for Phase 3 trials, one program in Phase 2 trials, one program in Phase 1 trials, and four other programs in early stage development. The Company estimates that a three to five year path to commercialization for the first two listed programs and a five to seven year path for the remaining programs. On our Intraject platform we have one program that is ready for bioequivalence trials. The Company estimates a two to four year path to commercialization for this program.

      We do not intend to distribute any of the net proceeds of the Asset Sale to our shareholders.

Reasons for the Asset Sale

      We are proposing to sell certain of our assets related to the AERx iDMS program to Novo Nordisk Delivery Technologies in connection with the restructuring of our license agreement with Novo Nordisk because we believe that the Asset Sale and the terms of the Restructuring Agreement and the related agreements are in the best interests of our company and our shareholders. Our Board of Directors has identified various benefits that are likely to result from the Asset Sale. Our Board of Directors believes the Asset Sale will:

•	provide needed working capital to accelerate the pursuit of the AERx and Intraject product opportunities by disposing of assets to Novo Nordisk Delivery Technologies that are already dedicated to the AERx iDMS program;

•	relieve us of the financial burden of raising approximately $100 million in capital that would otherwise be required by us to provide manufacturing capability for the AERx iDMS product launch; and

•	retain for Aradigm a financial interest in the AERx iDMS program through royalty payments based on net sales of AERx iDMS and other licensed products by Novo Nordisk.

      In arriving at its determination that the sale is in the best interest of our company and our shareholders, our Board of Directors carefully considered the terms of the Restructuring Agreement and the other transaction documents, as well as the potential impact of the Asset Sale on our company. As part of this process, our Board of Directors considered the advice and assistance of its legal counsel and the opinion of Thomas Weisel Partners as to the fairness of the consideration to be received by us pursuant to the Asset Sale. In authorizing the Asset Sale, our Board of Directors considered the factors set out above as well as the following factors:

•	the opinion of Thomas Weisel Partners that, as of August 26, 2004, based upon assumptions made, matters considered and limits of review set forth in their written opinion, the financial consideration to be received by us pursuant to the Asset Sale was fair, from a financial point of view, to us;

•	the terms and conditions of the Restructuring Agreement and the other transaction agreements; and

•	the fact that the Restructuring Agreement requires that the Asset Sale be approved by the holders of (i) a majority of all outstanding shares of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, (ii) a majority of the outstanding shares of our Preferred Stock voting separately as a class, and (iii) a majority of the votes cast at the special meeting by proxy or in person by the holders of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, without counting the votes cast by Novo Nordisk and its affiliates. These approvals ensure that our Board of Directors will not be taking actions of which the shareholders disapprove.

      In view of the variety of factors considered in connection with its evaluation of the Asset Sale, our Board of Directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weight to the specific factors considered in reaching its conclusions. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In their evaluation of the proposed transaction, our Board of Directors identified and assessed one factor that could have weighed against approval, namely whether the transfer of additional control to Novo Nordisk would reduce the overall program risk. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.

Recommendation of our Board of Directors

      Our Board of Directors has determined that the Asset Sale is in the best interests of our company and our shareholders. Our Board of Directors has unanimously approved the Restructuring Agreement and the other transactions agreements and unanimously recommends that shareholders vote in favor of the proposal to approve the Asset Sale to the Restructuring Agreement and the other transactions contemplated by the Restructuring Agreement.

Required Vote

      Pursuant to the CGCL and our Articles of Incorporation, the Asset Sale must be approved by the holders of a majority of all outstanding shares of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, and by the holders of a majority of the outstanding shares of our Preferred Stock voting separately as a class. Additionally, as a condition to the closing of the sale pursuant to the Restructuring Agreement, the Asset Sale must be approved by a majority of the votes cast at the special meeting by proxy or in person by holders of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, without counting the votes cast by Novo Nordisk and its affiliates.

Opinion of Thomas Weisel Partners

      Our Board of Directors engaged Thomas Weisel Partners to render a fairness opinion in connection with the financial consideration to be received by us in connection with the Asset Sale. Thomas Weisel Partners is a nationally recognized merchant bank specializing in advising and investing in companies participating in growth sectors of the economy including healthcare, technology, consumer, business services and telecommunications. Our Board of Directors retained Thomas Weisel Partners based upon their experience, expertise and reputation, as well as their familiarity and understanding of the biopharmaceutical industry. On August 26, 2004, Thomas Weisel Partners delivered to our Board of Directors its oral opinion (which was subsequently confirmed in writing and dated as of the same date) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners’ written opinion, the financial consideration to be received by us pursuant to the Asset Sale was fair, from a financial point of view, to us.

      The full text of Thomas Weisel Partners’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You should read this opinion carefully and in its entirety. The following description of Thomas Weisel Partners’ opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

      Thomas Weisel Partners directed its opinion to the Board of Directors of Aradigm. The opinion does not constitute a recommendation to the shareholders of Aradigm as to how they should vote with respect to the transaction or any other matter. The opinion addresses only the financial fairness of the consideration to be received by Aradigm in the Asset Sale. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address the business decision of the Board of Directors of Aradigm to proceed with or consummate the Asset Sale.

      In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Aradigm and Novo Nordisk, including the consolidated financial statements for recent years and interim periods to June 30, 2004;

•	reviewed certain financial and operating data relating to Aradigm and Novo Nordisk made available to them from published sources and from the internal records of Aradigm and Novo Nordisk, including cash flow projections provided by Aradigm’s management that reflect changes in projected cash flows as a result of the Asset Sale;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, Aradigm common stock and Novo Nordisk common stock;

•	compared Aradigm and Novo Nordisk from a financial point of view with certain other companies in the biopharmaceutical industry which they deemed to be relevant;

•	reviewed and discussed with representatives of the management of Aradigm certain information of a business and financial nature regarding Aradigm and Novo Nordisk; and

•	performed such other analyses and examinations as they have deemed appropriate.

      In connection with its review, Thomas Weisel Partners did not assume any obligation to independently verify the foregoing information. Instead, with Aradigm’s consent, Thomas Weisel Partners assumed and relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with the consent of Aradigm:

•	that the forecasts provided to them by Aradigm’s management:

•	had been reasonably prepared on bases reflecting the best available estimates and judgments of Aradigm’s management at the time of preparation as to the future financial performance and costs associated with the assets subject to the Asset Sale and the AERx iDMS;

•	provided a reasonable basis upon which Thomas Weisel Partners could form its opinion; and

•	reflected all aspects of the Asset Sale material to their analysis.

•	that there have been no material changes in Aradigm’s or Novo Nordisk’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

•	that the Asset Sale will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal, state and foreign statutes, rules and regulations;

•	that the Asset Sale will be carried out in accordance with the terms reflected in the cash flow projections provided to them by Aradigm; and

•	that in the course of obtaining the necessary regulatory approvals for the Asset Sale, no restrictions will be imposed that could have a meaningful effect on the contemplated benefits of the Asset Sale.

      In addition:

•	Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Aradigm, nor was Thomas Weisel Partners furnished with any such appraisals;

•	Thomas Weisel Partners did not review any legal or financial reporting matters with respect to Aradigm, the Asset Sale and the transaction agreements and assumed that Aradigm had informed Thomas Weisel Partners of all issues reasonably likely to materially impact the valuation of the Asset Sale; and

•	Thomas Weisel Partners’ opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to them as of, the date of its opinion. Although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

      Thomas Weisel Partners was not requested to, and did not, solicit or assist Aradigm in soliciting third-party indications of interest in the possible Asset Sale. Thomas Weisel Partners did not express any opinion as to the trading value or price of Aradigm’s securities at any time, before or after the Asset Sale.

      The following represents a brief summary of the material financial analysis performed by Thomas Weisel Partners in connection with providing its opinion to the Aradigm Board of Directors.

      Discounted Cash Flow Analysis. Based on the financial forecasts provided to Thomas Weisel Partners by Aradigm’s management, Thomas Weisel Partners calculated the present value of the net change in Aradigm’s cash flows as a result of the Asset Sale. In this analysis, cash payments Aradigm is projected to receive from Novo Nordisk and cash expenses Aradigm is projected to not incur as a result of the Asset Sale are treated as cash flows in the year these cash inflows are projected to occur. Incremental cash expenses Aradigm is projected to incur and cash payments from Novo Nordisk which Aradigm is projected to forego as a result of the Asset Sale are treated as cash outflows in the year these cash flows are projected to occur.

      Thomas Weisel Partners estimated the terminal value of the net cash flows by using a perpetual growth model, dividing the projected annual cash flow by the discount rate minus the long-term growth rate. Thomas Weisel Partners relied on Aradigm’s assumption that the terminal growth rate of cash flows is -15% per annum, which assumes that sales of the AERx iDMS product will begin to decline due to the introduction of new competing products, the loss of patent protection, other unforeseen factors, or some combination of these factors.

      To select the appropriate discount rate, Thomas Weisel Partners examined discount rates used in published Wall Street analysts’ reports for other small market capitalization biopharmaceutical companies and other companies with inhaled insulin programs. Thomas Weisel Partners believes that the eleven selected companies listed below have operations and risk profiles similar to some of the operations of Aradigm, but noted that none of these companies have the same management, composition, size or combination of businesses as Aradigm:

	Average Discount	Number of Research
Company	Rate	Reports Surveyed

Small Market Capitalization Biopharmaceutical Companies:
Acusphere, Inc.	35.0%	1
Advancis Pharmaceutical Corporation	20.0%	1
CancerVax Corporation	36.7%	2
Corcept Therapeutics Incorporated	40.0%	3
Depomed, Inc.	20.0%	1
Inhibitex, Inc.	35.0%	2
ISTA Pharmaceuticals, Inc.	20.0%	1
Nastech Pharmaceutical Company Inc.	24.5%	2
Orphan Medical, Inc.	30.0%	1
Companies with Inhaled Insulin Programs:
Alkermes, Inc.	20.0%	1
Nektar Therapeutics	25.0%	1

      Based on the this range of discount rates Thomas Weisel Partners selected discount rates ranging from 25-35% for use in its discounted cash flow analysis.

      Applying these discount rates to the projected net changes in cash flows and projected terminal value of the net changes in cash flows to Aradigm as a result of the Asset Sale yielded a present value of positive $39 million to $44 million.

      The foregoing description is only a summary of the analysis that Thomas Weisel Partners deemed material to its opinion. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rather, the analysis involves complex considerations and judgments concerning the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies analyzed. Thomas Weisel Partners believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis or portions of the factors considered, without considering all factors, would create an incomplete view of the process underlying the analysis set forth in its presentation. In addition, Thomas Weisel Partners may have deemed various assumptions more or less probable than other assumptions. Accordingly, the range of valuations described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of the Asset Sale to Aradigm.

      In performing its analysis, Thomas Weisel Partners made numerous assumptions with respect to industry performance, regulatory environment for biopharmaceutical products, clinical outcomes for the AERx iDMS program, general business and economic conditions and other matters, many of which are beyond the control of Aradigm and Novo Nordisk. The analysis performed by Thomas Weisel Partners is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by the analysis. The analysis was prepared by Thomas Weisel Partners solely with respect to the financial fairness of the financial consideration to be received by Aradigm pursuant to the Asset Sale. The analysis does not purport to be an appraisal or to reflect the prices at which the assets might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, the opinion of Thomas Weisel Partners was among many factors that the Board of Directors of Aradigm took into consideration in making its determination to approve, and to recommend that the shareholders approve the Asset Sale.

      The Board of Directors retained Thomas Weisel Partners pursuant to an engagement letter dated August 3, 2004. Pursuant to the engagement letter, Aradigm agreed to pay Thomas Weisel Partners (i) a non-refundable cash retainer fee of $50,000 and (ii) an opinion fee of $400,000 upon the delivery of the fairness opinion. The retainer fee has been credited against the opinion fee. Aradigm also agreed in the engagement letter that if, prior to closing the Asset Sale or at anytime within six (6) months from the date of the engagement letter, Aradigm engages in discussions or enters into an agreement that results in certain business combinations (other than the Asset Sale), then Aradigm will engage Thomas Weisel Partners as its sole financial advisor in connection with the business combination and will pay Thomas Weisel Partners customary fees as specified in the engagement letter. 50% of the opinion fee paid to Thomas Weisel Partners in connection with the Asset Sale will offset any success fee associated with any such business combination. The Aradigm Board of Directors was aware of this fee structure and took it into account in considering Thomas Weisel Partners’ opinion and in approving the transaction. Further, Aradigm has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and its respective partners, directors, officers, agents, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

      In the ordinary course of its business, Thomas Weisel Partners may actively trade the equity securities of Aradigm or Novo Nordisk for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Shareholder Voting Agreements

      As an inducement to Novo Nordisk and Nordisk Delivery Technologies entering into the Restructuring Agreement, Novo Nordisk Delivery Technologies entered into a shareholder voting agreement with certain of our directors and officers and a large shareholder pursuant to which these parties granted Novo Nordisk Delivery Technologies an irrevocable proxy to vote all of the outstanding shares of our capital stock owned by them in favor of the Asset Sale. The following persons are parties to the shareholder voting agreement: V. Bryan Lawlis, Jr., Thomas C. Chesterman, Babatunde A. Otulana, M.D., Richard Thompson, Igor Gonda, Virgil D. Thompson and New Enterprise Associates 10, Limited Partnership. As of the record date, the shares subject to the voting agreement totaled [3,118,893] shares of our Common Stock, and [1,033,057] shares of our Preferred Stock (equal to [7,251,121] shares of our capital stock on an as-converted basis). These amounts represent 4.9% of our outstanding Common Stock, 66.9% of our outstanding Preferred Stock and 10.4% of our outstanding capital stock on an as-converted basis. In addition, Novo Nordisk and its affiliates own 7,868,369 shares of our Common Stock, representing 12.4% of our outstanding Common Stock and 11.3% of our outstanding capital stock on an as-converted basis.

      Pursuant to the terms of the shareholder voting agreement, each shareholder who signed the voting agreement has agreed to: (i) grant Novo Nordisk Delivery Technologies an irrevocable proxy to vote in favor of the approval of the Asset Sale, the execution, delivery and performance by us of the Restructuring Agreement, the execution, delivery and performance by us of the agreements and documents contemplated by the Restructuring Agreement, and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Restructuring Agreement and any action required in furtherance thereof; and (ii) vote against the approval of any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Restructuring Agreement. Novo Nordisk Delivery Technologies and these shareholders have agreed that, if the terms of the Asset Sale or the Restructuring Agreement are materially changed or amended, a shareholder will not have the voting obligations described above if such shareholder reasonably believes that the change or amendment is adverse to the rights or interests of Aradigm or such shareholder.

      The shareholders agree that during the term of the voting agreement they will not (i) deposit any of the subject securities into a voting trust or grant any proxy or enter into any other voting agreement or similar agreement with respect to any of the subject securities or (ii) transfer, by sale, assignment or otherwise any of the subject securities. The voting covenants and obligations in the shareholder voting agreement expire on the earliest to occur of (a) the date on which the sale is consummated, (b) the date on which the Restructuring Agreement is validly terminated, or (c) January 31, 2005.

Antitrust

      Transactions such as the Asset Sale are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the sale may not be completed until applicable notification and waiting-period requirements have been satisfied. On November 17, 2004, we and Novo Nordisk Delivery Technologies filed the notification with the United States Federal Trade Commission. We and Novo Nordisk Delivery Technologies will apply for early termination of the waiting period, but if we and Novo Nordisk Delivery Technologies do not receive early termination of the waiting-period, the waiting period will terminate on December 17, 2004, unless the parties receive notice that either the United States Department of Justice or the United States Federal Trade Commission is initiating a formal request for additional information which would have the effect of imposing an additional 30 day waiting period that would only start to run following substantial compliance by the parties to the request.

Material Federal Income Tax Consequences

      Proceeds from the Asset Sale will not be distributed to shareholders, and the Asset Sale should not have any direct federal income tax consequences to you. The Asset Sale may constitute a taxable sale of assets, and we may be required to recognize taxable income with respect to the Asset Sale. We do not expect our taxable gain as a result of the Asset Sale to be material, and due to our current net loss carry-forward we do not expect to pay federal income tax as a result of the Asset Sale.

Summary Financial Data

      Below is a summary of our unaudited pro forma condensed financial information included elsewhere in this proxy statement. Please see the section entitled “Unaudited Pro Forma Condensed Financial Statements.”

      Our unaudited pro forma condensed information consists of the Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2004, the Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2003 and for the nine-months ended September 30, 2004 and explanatory notes (collectively, the “Pro Forma Statements”). The Pro Forma Statements give effect to the Asset Sale. The Unaudited Pro Forma Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 2004. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2003 and the nine-months ended September 30, 2004 reflect these transactions as if they had taken place on January 1, 2003.

      The unaudited pro forma condensed financial statements are provided for informational purposes only and are not necessarily indicative of our past or future results of operations or financial condition. Assumptions were used in the preparation of the unaudited pro forma condensed financial statements and the pro forma results would differ had alternative assumptions been used. The actual results may change as additional facts become known.

Balance Sheet Summary as of September 30, 2004

	As Reported	Pro Forma

	(In thousands, unaudited)
Total assets	$76,490	$68,475

Total liabilities	22,407	8,825
Total redeemable convertible preferred stock	23,669	23,669
Total shareholders’ equity	30,414	35,981

Total liabilities and shareholders’ equity	$76,490	$68,475

Statement of Operations Summary for year ended December 31, 2003

	As Reported	Pro Forma

	(In thousands, except per
	share data, unaudited)
Contract revenues	$33,857	$311
Net loss	$(25,970)	$(27,397)

Basic and diluted net loss per share:
Net loss per share	$(0.52)	$(0.55)

Shares used in computing basic and diluted net loss per share	50,196	50,196

Statement of Operations Summary for nine months ended September 30, 2004

	As Reported	Pro Forma

	(In thousands, except per
	share data, unaudited)
Contract revenues	$20,073	$539
Net loss	$(23,411)	$(23,302)

Basic and diluted net loss per share:
Net loss per share	$(0.37)	$(0.37)

Shares used in computing basic and diluted net loss per share	63,350	63,350

COMPARATIVE PER SHARE DATA

      Set forth below are our historical loss per share and book value per share data and our unaudited pro forma per share data. The data set forth below should be read in conjunction with our Unaudited Pro Forma Condensed Financial Statements, including the notes thereto, which are included elsewhere within this Proxy Statement.

	Year Ended	Nine Months Ended
	December 31, 2003	September 30, 2004

	(Unaudited)
Historical:
Basic and diluted net loss per share applicable to common shareholders	$(0.52)	$(0.37)
Book value per share(1)	$1.06	$0.48
Pro Forma:
Pro forma net loss per share applicable to common shareholders(2)	$(0.55)	$(0.37)
Pro forma book value per share(3)		$0.57

(1)	The historical book value per share is computed by dividing total shareholders’ equity by the number of weighted average shares of common stock outstanding during the periods presented.

(2)	Pro forma net loss per share applicable to common shareholders reflects our pro forma net loss for the year ended December 31, 2003 and the nine months ended September 30, 2004 and is based upon our weighted average shares of Common Stock outstanding during the periods presented.

(3)	The pro forma book value per share is computed as of September 30, 2004 by dividing total pro forma shareholders’ equity by the number of weighted average shares of common stock outstanding during the period presented.

UNAUDITED PRO FORMA CONDENSED

FINANCIAL STATEMENTS

      On September 28, 2004, Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, executed a Restructuring Agreement, which, along with the other agreements called for by the Restructuring Agreement provides for the sale to Novo Nordisk Delivery Technologies of certain assets related to the development and manufacture of the AERx iDMS, in connection with the restructuring of our license agreement with Novo Nordisk related to the AERx iDMS program. Novo Nordisk Delivery Technologies will pay in cash a purchase price equal to the net book value at the closing of the equipment, leasehold improvements and other tangible assets included in the assets being sold to Novo Nordisk Delivery Technologies. As of September 30, 2004, the net book value of these assets was $54.4 million. We estimate that net cash proceeds from the Asset Sale will be approximately $53.4 million. This amount is subject to certain adjustments, including for depreciation incurred from September 30, 2004 to the Closing, none of which we expect to be material, and will be finally determined immediately prior to the Closing. The Closing is subject to the fulfillment of closing conditions, including approval by our shareholders, regulatory approvals, the agreement by a substantial number of our employees to transfer their employment and services to Novo Nordisk Delivery Technologies and the receipt of third-party consents to assignment.

      The following unaudited pro forma condensed financial information consists of our Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2004, our Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and explanatory notes (collectively, the “Pro Forma Statements”). The Pro Forma Statements give effect to the Asset Sale. The Unaudited Pro Forma Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 2004. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 reflect these transactions as if they had taken place on January 1, 2003.

      The Pro Forma Condensed Balance Sheet includes the effect of the gain on the Asset Sale as a result of immediate recognition of deferred milestone revenue and deferred net liabilities offset by the write-off of prepaid expenses and other assets; however, the Pro Forma Condensed Statements of Operation do not reflect the net gain as it is non-recurring in nature. The net gain will be reflected in our financial statements when the Asset Sale is consummated.

      The Pro Forma Statements should be read in conjunction with the related notes thereto included in this Proxy Statement.

      The unaudited pro forma condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical financial statements and notes thereto included in Aradigm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 19, 2004, and the unaudited interim condensed financial statements and notes thereto included in Aradigm’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2004, as filed with the Securities and Exchange Commission on November 15, 2004.

      The Pro Forma Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 2003 or September 30, 2004 and do not purport to indicate the results of future operations.

ARADIGM CORPORATION

PRO FORMA CONDENSED BALANCE SHEET

SEPTEMBER 30, 2004

		Pro Forma Adjustment
		(See Note 2)
	Historical
	Aradigm	iDMS(a)	Other		Pro Forma

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,657	$(7,454)	$54,391	(b)	$53,594
Short-term investments	6,449				6,449
Receivables	72				72
Current portion of notes receivable from officers and employees	77	(8)			69
Prepaid expenses and other current assets	2,142	(138)			2,004

Total current assets	15,397	(7,600)	54,391		62,188
Property and equipment, net	60,387	(54,625)			5,762
Noncurrent portion of notes receivable from officers and employees	259				259
Other assets	447	(181)			266

Total assets	$76,490	$(62,406)	$54,391		$68,475

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,334	$(218)	$—		$1,116
Accrued clinical and cost of other studies	363				363
Accrued compensation	4,573				4,573
Deferred revenue	8,818	(8,674)			144
Other accrued liabilities	1,299		1,000	(c)	2,299

Total current liabilities	16,387	(8,892)	1,000		8,495
Noncurrent portion of deferred revenue	4,271	(4,271)			—
Noncurrent portion of deferred rent	1,749	(1,419)			330
Redeemable convertible preferred stock	23,669				23,669
Shareholders’ equity:
Common Stock	269,270				269,270
Accumulated deficit	(238,856)	(47,824)	53,391	(d)	(233,289)

Total shareholders’ equity	30,414	(47,824)	53,391		35,981

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$76,490	$(62,406)	$54,391		$68,475

The accompanying notes are an integral part of these condensed financial statements.

ARADIGM CORPORATION

CONDENSED STATEMENT OF OPERATIONS

	Twelve Months Ended December 31, 2003

		Pro Forma
		Adjustment
		(See
		Note 2)
	Historical
	Aradigm	iDMS(a)	Pro Forma

	(Unaudited)
	(In thousands, except per share data)
Contract revenues	$33,857	$(33,546)	$311
Operating expenses:
Research and development	49,636	(32,119)	17,517
General and administrative	10,391		10,391

Total operating expenses	60,027	(32,119)	27,908

Loss from operations	(26,170)	(1,427)	(27,597)
Interest income	338		338
Interest expense	(138)		(138)

Net loss	$(25,970)	$(1,427)	$(27,397)

Basic and diluted net loss per share:
Net loss per share	$(0.52)		$(0.55)

Shares used in computing basic and diluted net loss per share	50,196		50,196

The accompanying notes are an integral part of these condensed financial statements.

ARADIGM CORPORATION

CONDENSED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2004

		Pro Forma
		Adjustment
		(See
		Note 2)
	Historical
	Aradigm	iDMS(a)	Pro Forma

	(Unaudited)
	(In thousands, except per share data)
Contract revenues	$20,073	$(19,534)	$539
Operating expenses:
Research and development	34,706	(19,643)	15,063
General and administrative	8,920	—	8,920

Total operating expenses	43,626	(19,643)	23,983

Loss from operations	(23,553)	109	(23,444)
Interest income	160		160
Interest expense	(18)		(18)

Net loss	$(23,411)	$109	$(23,302)

Basic and diluted net loss per share:
Net loss per share	$(0.37)		$(0.37)

Shares used in computing basic and diluted net loss per share	63,350		63,350

The accompanying notes are an integral part of these condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Note 1.	Basis of Pro Forma Presentation

      The unaudited pro forma condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

      The unaudited pro forma condensed financial statements of Aradigm have been prepared based on the historical balance sheet of Aradigm as of September 30, 2004 and the historical statements of operations for Aradigm for the year ended December 31, 2003 and the nine months ended September 30, 2004, after giving effect to the adjustments and assumptions described below.

      Aradigm employs accounting policies that are in accordance with generally accepted accounting principles in the United States. In management’s opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of Aradigm have been made.

      The ongoing activity presented in these unaudited pro forma condensed financial statements represents Aradigm’s ongoing development and commercial exploitation of novel drug delivery platforms and corporate assets, liabilities and expenses that will not be divested in the Asset Sale. This unaudited pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor are they necessarily indicative of the operating results and financial position that may occur in the future.

      The Company has not included in the accompanying unaudited pro forma condensed financial statements any adjustments resulting from the Contract Manufacturing Agreement, Quality Agreement, Transition Services Agreement or Sublease Agreement, as these agreements are immaterial and contingent in nature and do not establish ascertainable obligations for the Company to purchase material or provide services in the future.

Note 2.	Pro Forma Adjustments (in thousands)

      The accompanying unaudited pro forma condensed financial statements have been prepared as if the transaction was completed on September 30, 2004 for balance sheet purposes and as of January 1, 2003 for statement of operations purposes and reflect the following pro forma adjustments:

(a) To reflect the elimination of the assets and liabilities related to the AERx iDMS development program as well as the contract revenues received from Novo Nordisk and research and development expenses associated with the program.

In addition to the sale of property and equipment to Novo Nordisk Delivery Technologies, the adjustment assumes the following:

•	reversal of cash advances from Novo Nordisk of $7,454 for reimbursement of research and development (classified as deferred revenue as noted above);

•	reclassification of $8 from a former employee note receivable to other current assets;

•	elimination of $138 of prepaid expenses and other current assets, net of (i) $8, a reclassification from notes receivable from a former employee noted above, (ii) ($85), equipment deposit and credit included in the total proceeds received from the Asset Sale, and (iii) ($61), write-off of service contracts related to the Asset Sale and the assignments of the building leases to Novo Nordisk Delivery Technologies as they have no future benefit;

•	elimination of $54,625 of assets related to the Asset Sale;

•	elimination of $181 of other assets related to the assignments of the building leases to Novo Nordisk Delivery Technologies as they have no future benefit;

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS — (Continued)

•	assumption by Novo Nordisk Delivery Technologies of $218 in accounts payable for property and equipment;

•	elimination of $7,454 of research and development deferred revenues and $5,491 of deferred revenue related to milestone payments (representing the total of $1,220, the current portion of such milestone payment, and $4,271, the non-current portion). The Pro Forma Condensed Statements of Operations do not reflect the recognition of this deferred revenue as it is non-recurring in nature; however, the revenue will be reflected in our financial statements when the transaction is consummated; and

•	elimination of $1,419 of deferred rent on facilities leases assigned to Novo Nordisk Delivery Technologies. The Pro Forma Condensed Statements of Operations do not reflect the recognition of this deferred rent as it is non-recurring in nature; however, the income will be reflected in our financial statements when the transaction is consummated.

(b) To reflect the proceeds from the sale of assets related to the development and manufacture of the AERx iDMS of $54,391, based on net book value at September 30, 2004.

(c) To reflect the accrual for direct expenses of the transaction, including legal, printing, accounting and other professional fees. The Pro Forma Condensed Statements of Operations do not reflect the recognition of these expenses as they are non-recurring in nature; however, the expense will be reflected in our financial statements as they are incurred.

(d) To reflect net proceeds on sale:

Cash consideration	$54,391
Transaction costs including legal, accounting, printing and other professional fees	1,000

Net Proceeds	$53,391

Note 3.	Unaudited Pro Forma Net Loss Per Share Data

      Basic and diluted pro forma net loss per share was calculated using the weighted average shares of Common Stock for the year ended December 31, 2003 and for the nine months ended September 30, 2004. As the Pro Forma Condensed Statements of Operations for all periods presented show a net loss, weighted average basic and diluted shares are the same.

Note 4.	Unaudited Pro Forma Future Minimum Lease Payments

      As a result of the assignment of the leases on two buildings to Novo Nordisk Delivery Technologies, the company’s unaudited pro forma contractual obligation of future minimum lease payments under the noncancelable operating leases would be $28.5 million on a pro forma basis at December 31, 2003 as compared to $58.4 million as historically reported.

ASSET SALE DOCUMENTS

      The following sections of this proxy statement are brief summaries of the various agreements related to the Asset Sale. The Restructuring Agreement, entered into on September 28, 2004, together with the Asset Purchase Agreement that is attached as an exhibit to the Restructuring Agreement, contains the material terms of the Asset Sale, provides for the forms of the Amended and Restated License Agreement and the various ancillary agreements to be executed as of the Closing, and establishes the details of the timing and mechanics of the closing of the Asset Sale, the details of the assets sold to and liabilities assumed by Novo Nordisk Delivery Technologies, the assets and liabilities retained by Aradigm, the purchase price, representations, warranties and covenants of Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, conditions to the closing of the Asset Sale, indemnification by Aradigm and Novo Nordisk to each other, and termination of the Restructuring Agreement and the Asset Sale. The Amended and Restated License Agreement, to be executed as of the closing of the Asset Sale, describes the following: the expansion of Novo Nordisk’s existing license to Aradigm intellectual property rights related to the AERx iDMS program to permit the further development and commercial manufacture by Novo Nordisk of products arising from the AERx iDMS program, royalty payments from Novo Nordisk to Aradigm on net sales of certain commercialized products, the ownership rights of current and future intellectual property related to the AERx iDMS program, and the term and termination of the Amended and Restated License Agreement. The Transition Services Agreement, the Contract Manufacturing Agreement, the Quality Agreement, the Amended and Restated Stock Purchase Agreement, and the facilities agreements, each to be executed as of the Closing, provide for other transactions and agreements related to the Asset Sale. These agreements along with the Restructuring Agreement, the Asset Purchase Agreement and the Amended and Restated License Agreement are referred to as the transaction agreements in this proxy statement.

THE RESTRUCTURING AGREEMENT

      The following is a brief summary of the material provisions of the Restructuring Agreement, which was entered into on September 28, 2004, and the Asset Purchase Agreement, which will be entered into at the Closing. The description is qualified in its entirety by reference to the complete text of the Restructuring Agreement, including the Asset Purchase Agreement attached as Exhibit B to the Restructuring Agreement, which is incorporated herein by reference and attached to this proxy statement as Annex A. All shareholders are urged to carefully read the Restructuring Agreement in its entirety.

The Closing

      The Asset Sale is expected to be consummated within 5 business days of the satisfaction or waiver, to the extent legally permissible, of all conditions to closing, including the approval of the Asset Sale by our shareholders at the special meeting. We presently expect the closing to occur shortly after the special meeting.

Purchase Price

      In consideration of the transfer to Novo Nordisk Delivery Technologies of certain assets related to the AERx iDMS program, Novo Nordisk Delivery Technologies will pay to us an amount equal to the net book value of the equipment, leasehold improvements and other tangible assets included in the assets being transferred to Novo Nordisk Delivery Technologies, as reflected in our accounting books and records, in accordance with generally accepted accounting principles, as of the Closing. As of September 30, 2004, the net book value of these assets was $54.4 million. We estimate that net cash proceeds; from the Asset Sale will be approximately $53.4 million. The list of equipment, leasehold improvements and other tangible assets and the related net book value, and consequently the purchase price, will be adjusted periodically until the closing to reflect:

•	the addition of equipment purchased by us for use in the AERx iDMS program with the written approval of Novo Nordisk;

•	downward adjustments that may be required under generally accepted accounting principles, including normal depreciation and amortization; and

•	changes agreed to by us and Novo Nordisk Delivery Technologies.

Transferred Assets

      Subject to and upon the terms and conditions of the Restructuring Agreement and the Asset Purchase Agreement, we are selling to Novo Nordisk Delivery Technologies certain of the assets used in our AERx iDMS program, including the following:

•	certain machinery, equipment, spare and replacement parts and other tangible property related to the AERx iDMS program, which we own, lease or sublease;

•	furniture and other personal property with an aggregate net book value of $120,763 as of September 30, 2004 that are sufficient to equip a total of one hundred fifty-six (156) office cubicles;

•	our rights and obligations under certain agreed upon contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments entered into in connection with the AERx iDMS program;

•	our rights, claims, credits, causes of action or rights of set-off against third parties under our unliquidated rights under manufacturers’ and vendors’ warranties covering the transferred assets;

•	certain transferable licenses, permits or other governmental authorizations affecting, or relating to, the AERx iDMS program;

•	all service records, equipment manuals and other specific documentation necessary for on-going use of the transferred assets; and

•	iDMS-related development documentation, to the extent such documentation has been identified by us and Novo Nordisk Delivery Technologies as pertinent to the AERx iDMS program on or prior to the closing date.

Retained Assets

      We are retaining all assets not included in the transferred assets, including the following:

•	all cash, cash equivalents and restricted cash;

•	all intellectual property rights whether or not associated with the AERx iDMS program;

•	all contracts that are not assumed by Novo Nordisk Delivery Technologies including any licenses, agreements, consulting contracts, supply contracts, insurance policies and other agreements relating to our other programs;

•	all corporate charters, minute books and stock records and any of our books and records or similar property that are not transferred to Novo Nordisk Delivery Technologies;

•	any tax refunds, credits or other rights attributable to our conduct of the AERx iDMS program on or before the closing;

•	any rights, claims or recoveries under litigation against third parties pending as of the closing and arising from a matter pertaining to the liabilities we have agreed to retain; and

•	the balance of the furniture, fixtures and other cubicle items not transferred to Novo Nordisk Delivery Technologies.

Assumed Liabilities

      Novo Nordisk Delivery Technologies will assume only the liabilities and obligations arising under contracts that are included in the transferred assets.

Retained Liabilities

      We are retaining all liabilities not assumed by Novo Nordisk Delivery Technologies, including the following:

•	any liability or obligation of ours for taxes, except as specifically provided for in the Asset Purchase Agreement;

•	any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the closing, including under our existing employee benefit plans;

•	any liability of ours existing on or prior to the closing related to the buildings at 26224 Executive Place and 3930 Point Eden Way, each in Hayward, California, the leases for which are being assigned to Novo Nordisk Delivery Technologies in connection with the Asset Sale;

•	any environmental liabilities arising on or prior to the closing, to the extent the liability is caused or contributed to by us; and

•	any liability or obligation relating to a retained asset.

Existing Agreements

      Effective as of the closing, the Manufacturing and Supply Agreement and the Patent Cooperation Agreement, each between us and Novo Nordisk, will terminate and be of no further force and effect. The currently existing Development and License Agreement and the Stock Purchase Agreement will be replaced by the Amended and Restated License Agreement and the Amended and Restated Stock Purchase Agreement, respectively.

Representations and Warranties

      We have given various representations and warranties in the Restructuring Agreement including, among others, representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the transaction agreements;

•	necessary governmental consents and approvals;

•	non-contravention of the transaction agreements and the Asset Sale with our organizational documents, applicable laws, agreements with third parties relating to AERx iDMS program, or the imposition of liens on the purchased assets;

•	necessary consents of third parties;

•	absence of certain changes or events since June 30, 2004;

•	absence of certain undisclosed liabilities;

•	material contracts;

•	absence of legal proceedings;

•	compliance with laws;

•	real property and personal property being transferred, assigned or subleased to Novo Nordisk Delivery Technologies;

•	valid title to the assets being transferred pursuant to the transaction agreements;

•	intellectual property matters;

•	insurance coverage;

•	licenses and permits;

•	inventories and supplies;

•	documents provided to our shareholders, including this proxy statement;

•	absence of investment banker, broker or other intermediary retained in connection with the Asset Sale;

•	labor matters;

•	our employees;

•	compliance with environmental laws and other environmental matters; and

•	compliance with existing agreements between Aradigm and Novo Nordisk.

      In the Asset Purchase Agreement we have also given various representations and warranties relating to taxes.

      The Restructuring Agreement contains representations and warranties of Novo Nordisk and Novo Nordisk Delivery Technologies including, among others, representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorization and enforceability of the transaction agreements;

•	necessary governmental consents and approvals;

•	non-contravention of the transaction agreements and the Asset Sale with the organizational documents of Nordisk and Novo Nordisk Delivery Technologies and applicable laws;

•	absence of legal proceedings;

•	absence of investment banker, broker or other intermediary retained in connection with the Asset Sale;

•	information provided by Novo Nordisk to be included in this proxy statement; and

•	compliance with existing agreements between Aradigm and Novo Nordisk.

Covenants

      Pursuant to the Restructuring Agreement, we have agreed to conduct the AERx iDMS program in the ordinary course, consistent with past practices, between signing and Closing.

      In addition, we have agreed that between signing and Closing:

•	we will not acquire material amounts of assets or enter into license agreements with respect to the AERx iDMS program or agree or commit to do so;

•	we will not sell, lease, license or dispose of any of the AERx iDMS program assets except pursuant to existing commitments or in the ordinary course, consistent with past practices or agree or commit to do so;

•	we will provide Novo Nordisk and its representatives access to offices, properties, books, records, and financial and operating data related to the AERx iDMS program and instruct our employees and counsel to cooperate with Novo Nordisk;

•	we will notify Novo Nordisk upon the occurrence of certain adverse events relating to the AERx iDMS program or the Asset Sale;

•	we will prepare and mail this proxy statement and hold the special meeting to approve the Asset Sale; and

•	we will have our Board of Directors recommend, subject to their fiduciary duties, approval of the Asset Sale.

      We have also agreed to provide Novo Nordisk and its agents reasonable access to our books of account, financial and other records, information, employees and auditors to the extent necessary or useful for Novo Nordisk in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the AERx iDMS program.

      Novo Nordisk and Novo Nordisk Delivery Technologies have agreed that between signing and Closing:

•	they will provide us and our representatives access to properties, books, records, employees and auditors to the extent related to the AERx iDMS program; and

•	they will provide us with information necessary to prepare this proxy statement.

      We, Novo Nordisk and Novo Nordisk Delivery Technologies have agreed that between signing and Closing:

•	we will use best efforts to, among other things, take, or cause to be taken, all actions necessary or desirable in order to consummate the Asset Sale as soon as possible;

•	we will cooperate with the other party to identify iDMS related development documentation;

•	we will cooperate with the other party to take actions, make filings, and furnish information to timely obtain any required authorizations of governmental entities;

•	we will each consult with the other party prior to the issuance of public releases or announcements concerning the Asset Sale;

•	we will refrain from disclosing any confidential information except to financial institutions providing credit to the disclosing party, to the extent required by applicable law, to the extent disclosed in this proxy statement or as mutually agreed between us;

•	we will provide any required notification to Aradigm employees under the Worker Adjustment and Retraining Act and California law;

•	prior to September 28, 2007, we will not solicit for employment, in our case, any of our current employees hired by Novo Nordisk Delivery Technologies in connection with the Asset Sale and in the case of Novo Nordisk and Novo Nordisk Delivery Technologies, any of our other employees; and

•	we will comply with the existing agreements between us.

      We and Novo Nordisk Delivery Technologies have agreed to furnish to each other information and assistance relating to the AERx iDMS program and the transferred assets reasonably necessary for the filing of all tax returns and related tax matters and to certain retention policy as to books and records relating to taxes pertaining to the transferred assets. We and Novo Nordisk Delivery Technologies have each agreed to bear a portion of any taxes related to a tax period spanning the closing, based on the portion of the applicable tax period occurring before the closing and the portion of the applicable tax period occurring after the closing. We will each bear 50% of any transfer taxes, adjusted for income tax effect, incurred in connection with the Asset Sale.

Employee Matters

      Novo Nordisk Delivery Technologies has agreed to make offers of employment to certain of our employees who work on the AERx iDMS program. We have agreed to retain all employment related liabilities and obligations that exist or have accrued prior to the Closing and under our current employee benefit plans. Additionally, we have given various representations and warranties concerning our employee benefit plans and other employee-related matters.

      With respect to our employees to be hired by Novo Nordisk Delivery Technologies in connection with the Asset Sale, other than as permitted under a retention program communicated by us to Novo Nordisk and Novo Nordisk Delivery Technologies, we have agreed not to:

•	issue to these employees any shares of our capital stock or any securities convertible into our capital stock options, except upon exercise of previously issued options or pursuant to our employee stock purchase plan;

•	make certain amendments to the terms of our outstanding securities held by these employees;

•	increase the compensation of these employees except in the ordinary course of business;

•	make any increase in employee benefits for these employees except in the ordinary course of business, pursuant to existing agreements, or as required by law;

•	grant any severance or termination pay to these employees;

•	enter into or amend any employment, severance or change of control contract with these employees;

•	adopt any additional employee benefit plan;

•	materially amend any existing employee benefit plan relating to these employees; or

•	terminate any related group of these employees.

Conditions to Completion of the Asset Sale

      The obligations of each of us and Novo Nordisk and Nordisk Delivery Technologies to consummate the Closing are subject to the satisfaction of the following conditions:

•	no provision of any applicable law and no judgment, order or decree shall prohibit the consummation of the Closing;

•	all governmental actions or filings required to permit the consummation of the Closing will have been taken, made or obtained; and

•	any applicable waiting period under the Hart-Scott-Rodino Act must have expired or been terminated.

      The obligation of Novo Nordisk and Novo Nordisk Delivery Technologies to consummate the Closing is subject to the satisfaction of certain conditions, including the following:

•	we will have performed in all material respects all of our obligations required to be performed under the Restructuring Agreement prior to the Closing;

•	our representations and warranties contained in the transaction agreements and in any other certificate or writing delivered by us pursuant to the Restructuring Agreement, disregarding any materiality qualifications contained in such representations and warranties, must be true in all respects as if made at and as of the closing, except where inaccuracies (i) have not had and would not reasonably be expected to have a material adverse effect on our ability to perform any of our obligations under the transaction agreements or the business opportunity presented by the AERx iDMS program or (ii) result solely from the announcement of the Asset Sale or actions taken by us and Novo Nordisk and Novo Nordisk Delivery Technologies in accordance with the Restructuring Agreement;

•	there shall be no action or proceeding restraining, prohibiting or interfering with Novo Nordisk Delivery Technologies owning, leasing or operating the AERx iDMS program assets or any material portion of the business or assets of the operations of Novo Nordisk Delivery Technologies in the United States;

•	Novo Nordisk shall have received an opinion as to certain legal matters from Cooley Godward LLP, our legal counsel;

•	we shall have executed and delivered each of the transaction agreements and all other documents required by the transaction agreements;

•	we shall have received certain identified consents of third parties and certain consents, authorizations and approvals from governmental entities;

•	we shall have provided reasonably satisfactory evidence to Novo Nordisk that our shareholders have approved the Asset Sale;

•	completion of the employee transition plan described in the Letter Agreement, which, among other terms, requires the agreement by a substantial number of our employees to transfer their employment and services to Novo Nordisk Delivery Technologies;

•	the termination or subordination of certain rights of first refusal under our lease of the building at 3929 Point Eden Way in Hayward, California; and

•	Novo Nordisk shall have received all documents that it has reasonably requested relating to our existence and our authority to enter into the transaction agreements.

      Our obligations to consummate the Closing is subject to the satisfaction of certain conditions, including the following:

•	Novo Nordisk and Novo Nordisk Delivery Technologies will have performed in all material respects all of their obligations required to be performed under the Restructuring Agreement prior to the closing;

•	Novo Nordisk’s representations and warranties contained in the Restructuring Agreement and in any other certificate or writing delivered by Novo Nordisk pursuant to the Restructuring Agreement must be true in all material respects as if made at and as of the closing;

•	we shall have received an opinion as to certain matters from the general counsel of Novo Nordisk and, as to certain other matters, Davis Polk & Wardwell, legal counsel to Novo Nordisk;

•	Novo Nordisk and Novo Nordisk Delivery Technologies shall have executed and delivered each of the transaction agreements and all other documents required by the transaction agreements;

•	Novo Nordisk Delivery Technologies shall have paid us the purchase price;

•	Novo Nordisk and Novo Nordisk Delivery Technologies shall have received any required consents, authorizations and approvals of governmental entities; and

•	we shall have received all documents that we have reasonably requested relating to the existence of Novo Nordisk and Novo Nordisk Delivery Technologies and the authority of Novo Nordisk and Novo Nordisk Delivery Technologies to enter into the transaction agreements.

Indemnification

      We have agreed to indemnify and hold harmless Novo Nordisk and its affiliates from all damages incurred or suffered by Novo Nordisk or its affiliates arising out of:

•	any misrepresentation or breach of warranty made by us pursuant to the Restructuring Agreement;

•	any breach of any covenant or agreement to be performed by us pursuant to the Restructuring Agreement; and

•	any liabilities retained by us pursuant to the Asset Purchase Agreement.

      Novo Nordisk has agreed to indemnify us and our affiliates and hold us and our affiliates harmless from all damages incurred or suffered by us or our affiliates arising out of:

•	any misrepresentation or breach of warranty made by Novo Nordisk and Novo Nordisk Delivery Technologies pursuant to the Restructuring Agreement; or

•	any breach of any covenant or agreement to be performed by Novo Nordisk and Novo Nordisk Delivery Technologies pursuant to the Restructuring Agreement.

Termination

      The Restructuring Agreement may be terminated at any time prior to the Closing:

•	by mutual written agreement;

•	by us or Novo Nordisk or Novo Nordisk Delivery Technologies if the closing has not been consummated on or before January 31, 2005; or

•	by us or Novo Nordisk or Novo Nordisk Delivery Technologies if any law makes consummation of the Asset Sale illegal or otherwise prohibited or if consummation of the Asset Sale would violate any nonappealable final order, decree or judgment of any governmental entity.

Obligations upon Termination

      Any termination of the Restructuring Agreement will be without liability of any party to the other parties to the Restructuring Agreement, except a party will be fully liable for any damages incurred or suffered by the other parties as a result of:

•	the willful failure of such party to fulfill a condition to the performance of the obligations of any other party;

•	the failure to perform a covenant of the Restructuring Agreement; or

•	the breach of any representation or warranty or agreement contained in the Restructuring Agreement.

      All obligations of the parties will cease upon termination except that each of the provisions relating to Novo Nordisk’s access to our books and records after the closing, confidentiality, effects of termination, amendments and waivers, expenses, governing law and jurisdiction will survive any termination of the Restructuring Agreement. If the Restructuring Agreement is terminated the existing agreements between Aradigm and Novo Nordisk will not be canceled or amended and will continue in full force and effect.

THE AMENDED AND RESTATED LICENSE AGREEMENT

      The following is a brief summary of the material provisions of the Amended and Restated License Agreement, to be entered into as of the closing of the Asset Sale. The description is qualified in its entirety by reference to the text of the Amended and Restated License Agreement, which is incorporated herein by reference and attached as Exhibit A to the Restructuring Agreement, which is attached to this proxy statement as Annex A. All shareholders are urged to carefully read the Amended and Restated License Agreement in its entirety.

AERx iDMS Program Development

      As a result of entering into the Amended and Restated License Agreement, the responsibility for completion of the development and manufacturing facility for AERx iDMS will no longer be solely our responsibility, and the responsibility for further development and commercialization of AERx products for the pulmonary delivery of insulin, insulin analogs and other compounds that control blood glucose levels in humans will be transferred to Novo Nordisk. Novo Nordisk will conduct the further development and commercialization of these products at its expense, and we will have no further obligation to fund any aspect of such further development and commercialization. We will continue to be involved in the sharing and development of the AERx technology, especially next generation AERx products, and we may collaborate with Novo on projects to be identified on terms to be agreed by the parties

Grant of License

      Novo Nordisk’s existing exclusive, worldwide, royalty-bearing license to use, market, distribute, sell, offer for sale, import and export AERx iDMS and other products for the pulmonary delivery of insulin, insulin analogs and other compounds that control blood glucose levels in humans will be expanded to include the right to develop, make and have made such products.

Royalties

      In place of an interest in gross profits under the Development and License Agreement, which was approximately equivalent to a 7% royalty on net sales, we will receive royalties on net sales of AERx iDMS, AERx products containing insulin analogs, and, in certain circumstances, non-AERx products by Novo Nordisk and its sublicensees as further described below.

      In the event the first product to be marketed is an AERx iDMS product, then Novo Nordisk will pay royalties on net sales of such product as follows:

•	a 4.25% royalty during the 3 years immediately following first marketing, plus an additional 0.30% on net sales in excess of the applicable baseline in each year;

•	a 5.00% royalty during the 4th year following first marketing, plus an additional 0.30% on net sales in excess of the applicable baseline in that year; and

•	a 6.00% royalty thereafter for as long as royalties are payable under the agreement, plus an additional 0.30% on net sales in excess of the applicable baseline in each year.

      In the event the first product to be marketed is an AERx product containing an insulin analog or a non-insulin compound, or a non-AERx product containing insulin or an insulin analog, then Novo Nordisk will pay royalties on net sales of such product as follows:

•	a 4.40% royalty during the 3 years immediately following first marketing;

•	a 5.15% royalty during the 4th year following first marketing; and

•	a 6.15% royalty thereafter for as long as royalties are payable under the agreement.

      With respect to subsequent AERx iDMS products, AERx products containing insulin analogs or non-insulin compounds, and, in certain circumstances, non-AERx products containing insulin or insulin analogs, then Novo Nordisk will pay royalties on net sales of such product as follows:

•	a 5.25% royalty during the 3 years immediately following first marketing; and

•	a 6.00% royalty thereafter for as long as royalties are payable under the agreement, plus an additional 0.30% on net sales of AERx iDMS products in excess of the applicable baseline in that year.

Intellectual Property

      We will retain ownership of, and responsibility for, our intellectual property, including intellectual property related to AERx iDMS. The Amended and Restated License Agreement contains provisions governing the prosecution, maintenance and enforcement rights of intellectual property rights and the allocation and licensing of ownership of intellectual property to be developed in the future.

Confidentiality

      We and Novo Nordisk have agreed not to disclose the other party’s confidential information, subject to certain permitted disclosures. Additionally, we and Novo Nordisk have agreed to use the other party’s confidential information only in connection with the transaction agreements, any additional agreements related to the transaction agreements, and the exercise of our rights under the Amended and Restated License Agreement.

Termination

      Novo Nordisk may terminate the Amended and Restated License Agreement at will, by providing 120 days prior written notice to us, or for our uncured material breach. If Novo Nordisk terminates the Amended and Restated License Agreement at will, Novo Nordisk loses all rights to develop or market AERx products (or substantially similar products) but retains non-exclusive, royalty bearing access to our intellectual property rights to develop other pulmonary delivery products. If Novo Nordisk terminates for our uncured material breach, and Novo Nordisk elects to continue the AERx iDMS program, they will retain their exclusive licenses to AERx iDMS within the field of pulmonary delivery of insulin, insulin analogs and other compounds that control blood glucose levels in humans and will continue to pay royalties for the longer of the life of the licensed patents or 10 years from first marketing. Upon termination by Novo Nordisk, certain collaborative aspects under the Amended and Restated License Agreement will terminate in their entirety, but most obligations will continue. If Novo Nordisk terminates for our uncured material breach, and Novo Nordisk does not intend to continue the development program, then Novo Nordisk’s exclusive licenses to AERx iDMS shall terminate. At the same time, they will be granted a non-exclusive license to our intellectual property rights to develop and commercialize pulmonary products (other than AERx products or substantially similar products), and they will pay a royalty on the net sales of such pulmonary products covered by our intellectual property rights, up to a maximum royalty ranging from 4.25% to 6.00%.

      We may terminate the Amended and Restated License Agreement for Novo Nordisk’s uncured material breach, including a breach of any of the following of Novo Nordisk’s obligations:

•	to use diligent efforts to clinically develop and register the AERx iDMS product until it has obtained broad regulatory approval of such product in the United States and the European Union;

•	to satisfy certain funding requirements regarding the AERx iDMS program until receipt of broad regulatory approval of the AERx iDMS product in the United States and the European Union; and

•	to accomplish first marketing of the AERx iDMS in the United States within the 3-year period following receipt of broad regulatory approval of the AERx iDMS in the United States.

      These obligations provide assurance that Novo Nordisk will pursue the AERx iDMS program diligently and limit their ability to pursue the development of alternative pulmonary delivery technologies. In certain limited circumstances, Novo Nordisk may acquire a royalty-bearing license from us to develop and commercialize pulmonary delivery technology other than AERx products.

      In the event the Amended and Restated License Agreement is terminated by Novo Nordisk at will, or by us for Novo Nordisk’s uncured material breach, we will receive non-exclusive licenses to certain of Novo Nordisk’s intellectual property rights, as they exist as of the date of termination, to develop and commercialize AERx iDMS.

      If either party terminates the Amended and Restated License Agreement, other than for material breach and other conditions, and such termination occurs prior to first marketing of the AERx iDMS product, Novo Nordisk will provide us with a limited supply of insulin for use in our efforts to develop AERx iDMS.

ANCILLARY AGREEMENTS

Facilities Agreements

      As a condition to the closing of the Asset Sale, we and Novo Nordisk Delivery Technologies will enter into an Assignment and Assumption of Lease, Landlord Agreement and Lender Consent for each of the buildings located 26224 Executive Place and 3930 Point Eden Way, in Hayward, California. The effect of these agreements will be to reduce our future lease payments under our non-cancelable lease agreements by approximately $30 million as of December 31, 2003. Pursuant to these agreements, we will assign to Novo

Nordisk Delivery Technologies and Novo Nordisk Delivery Technologies will assume the leases related to these properties. We have agreed to indemnify Novo Nordisk Delivery Technologies against liabilities and obligations arising prior to the closing in relation to these leases and the properties and Novo Nordisk Delivery Technologies has agreed to indemnify us against liabilities and obligations arising on and after the closing in relation to these leases and the properties. These agreements will be executed by and provide the agreement of the landlord under each of the leases being assigned to the assignment. These agreements will also be executed by and provide the consent of the lenders holding mortgages on the properties. We and Novo Nordisk Delivery Technologies will enter into a sublease for approximately 5,100 square feet of our current facility located at 3929 Point Eden Way, Hayward, California for a period of fourteen months, subject to extension. The Sublease Agreement will provide for the base rent that Novo Nordisk Delivery Technologies will pay us, the additional rent Novo Nordisk Delivery Technologies will pay us relating to operating expenses incurred by us in relation to the facility, the payment of a portion of the utilities by Novo Nordisk Delivery Technologies, the incorporation of terms from the master lease covering the facility and other obligations and rights of Aradigm and Novo Nordisk Delivery Technologies. The space that is the subject of the sublease will be used on an interim basis for the production of AERx devices pending establishment of device production capabilities in one of the buildings for which the leases are being assigned. As a further condition to the closing of the Asset Sale, we and our landlord under the lease of our facility located at 3929 Point Eden Way will enter into an agreement in which we terminate or subordinate certain rights of first refusal granted to us by such lease.

Contract Manufacturing Agreement and Quality Agreement

      As a condition to the closing of the Asset Sale, we and Novo Nordisk Delivery Technologies will enter into a Contract Manufacturing Agreement and a Quality Agreement that will provide for Novo Nordisk Delivery Technologies to perform contract manufacturing of AERx iDMS-identical devices and dosage forms containing drug compounds supplied by us and our collaborators to support the development of other AERx products based on such devices and dosage forms. We may elect to use alternate sources for contract manufacturing, and we have no purchase or funding obligations under these agreements. These agreements have three year terms, during which we will establish our own production capabilities as needed to support our ongoing development programs. The Contract Manufacturing Agreement will allocate the responsibilities for providing raw materials, specifications and other items necessary for the manufacture of the AERx iDMS-identical products. The Contract Manufacturing Agreement also sets forth the forecasting, ordering, payment and other terms for a contract manufacturing relationship between the parties. The Quality Agreement includes certain requirements as to documentation, specifications, sampling and testing, health and safety, audits, regulatory contacts, customer complaints and adverse event reporting and recalls, including other minor requirements.

Amended and Restated Stock Purchase Agreement

      As a condition to the closing of the Asset Sale, we will enter into an Amended and Restated Stock Purchase Agreement with Novo Nordisk that amends the Stock Purchase Agreement dated October 22, 2001, that is currently in place with Novo Nordisk. Under the current agreement, in addition to shares previously sold to Novo Nordisk, we have the option to sell to Novo Nordisk shares of our Common Stock up to an aggregate purchase price of $20 million on specified terms and conditions. The current agreement also provides for certain information and registration rights with respect to shares of our Common Stock purchased by Novo Nordisk. Under the Amended and Restated Stock Purchase Agreement, Novo Nordisk no longer has an obligation to purchase shares of our Common Stock. Pursuant to the Amended and Restated Stock Purchase Agreement, Novo Nordisk has agreed, subject to certain limited exceptions, not to sell shares of our Common Stock previously purchased by it prior to the earlier of (i) the first commercial marketing of products under the Amended and Restated License Agreement, (ii) the acquisition of Aradigm, (iii) the termination of the Amended and Restated License Agreement, (iv) our bankruptcy, insolvency, cessation of business, or (v) January 1, 2009. The Amended and Restated Stock Purchase Agreement also provides to Novo Nordisk certain rights to cause the shares of our Common Stock owned by Novo Nordisk to be registered under the Securities and Exchange Act of 1933, as amended, and rights to access our books and records and receive our financial statements. Under the Amended and Restated Stock Purchase Agreement, Novo Nordisk is precluded from nominating or voting for an employee of Novo Nordisk or its affiliates as a member of our Board of Directors.

Transition Services Agreement

      As a condition to the closing of the Asset Sale, we will also enter into a Transition Services Agreement with Novo Nordisk Delivery Technologies. This agreement provides that, for a two year period following the Asset Sale, subject to mutually agreed upon extensions, we will provide Novo Nordisk Delivery Technologies with certain services to facilitate the transition of the AERx iDMS program from us to Novo Nordisk Delivery Technologies. Specifically, we will provide Novo Nordisk Delivery Technologies with services related to finance and accounting, information technology, and information technology infrastructure. Novo Nordisk Delivery Technologies will pay us for the services based on our cost of providing these services, including a fixed hourly rate for finance/accounting services and base salary plus markup for consulting services, provided by our employees. We and Novo Nordisk Delivery Technologies may provide each other with additional consulting services related to the AERx system, at a cost equal to base salary plus markup for each consultant. This agreement can be terminated by mutual agreement, by a party if the other party has materially breached or defaulted under the agreement, or by Novo Nordisk Delivery Technologies with respect to any services at any time upon 30 days’ written notice.

Letter Agreement

      On September 28, 2004, we also entered into a Letter Agreement with Novo Nordisk and Novo Nordisk Delivery Technologies related to employment issues. The Letter Agreement describes the parameters of an employee transition plan whereby, as a condition to closing the Asset Sale a substantial number of our employees must agree to transfer their employment and services to Novo Nordisk Delivery Technologies prior to the closing of the Asset Sale. In addition, we and Novo Nordisk Delivery Technologies agreed to share the cost of severance obligations for any of our employees whose employment is terminated in connection with the Asset Sale.

PROPOSAL NO. 2:

APPROVAL OF REVERSE STOCK SPLIT

Overview

      Our Board of Directors has recommended that a proposal be presented to our shareholders for approval to amend our articles of incorporation to effect a reverse stock split of all outstanding shares of our Common Stock at an exchange ratio ranging from one-to-two to one-to-five. You are now being asked to vote upon amendments to our articles of incorporation to effect this reverse stock split and to reduce the number of shares of Common Stock authorized for issuance pursuant to our article of incorporation from 150,000,000 to 100,000,000. Pending shareholder approval, our Board of Directors will have the sole discretion to elect, as it determines to be in our best interests and in the best interests of our shareholders, whether or not to effect a reverse stock split, and if so, the number of shares of our Common Stock between and including two and five that will be combined into one share of our Common Stock, at any time before the first anniversary of this special meeting of shareholders. Our Board of Directors believes that shareholder approval of amendments granting our Board of Directors this discretion, rather than approval of a specified exchange ratio, provides our Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Aradigm and its shareholders.

      The text of the forms of proposed amendments to our articles of incorporation is attached to this proxy statement as Annex C. By approving these amendments, shareholders will approve a series of amendments to our articles of incorporation pursuant to which any whole number of outstanding shares between and including two and seven would be combined into one share of our Common Stock, and authorize our Board of Directors to file only one such amendment, as determined by our Board of Directors in the manner described herein, and to abandon each amendment not selected by our Board of Directors.

      If approved by our shareholders, and following such approval our Board of Directors determines that effecting a reverse stock split is in our best interests and in the best interests of our shareholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of California. The amendment filed thereby will contain the number of shares selected by our Board of Directors within the limits set forth in this proposal to be combined into one share of our Common Stock.

      If our Board of Directors elects to effect a reverse stock split, upon the effectiveness of the reverse stock split, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by our Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as such shareholder held immediately prior to the reverse stock split. Currently, we are authorized to issue up to a total of 155,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 150,000,000 shares of Common Stock. The amendment would change the number of total authorized shares of our capital stock such that, immediately following the reverse stock split, the total number of authorized shares of capital stock would be 105,000,000, consisting of 5,000,000 shares of preferred stock and 100,000,000 shares of Common Stock. As of October 31, 2004, a total of approximately 91,037,665 shares of Common Stock were authorized but unissued. Based on the number of issued and outstanding shares of Common Stock as of October 31, 2004, assuming a reverse stock split at an exchange ratio of one-to-two, a total of approximately 73,018,833 shares of Common Stock would be authorized but unissued immediately following the reverse stock split. Assuming a reverse stock split at an exchange of one-to-five, a total of approximately 92,207,533 shares of Common Stock would be authorized but unissued immediately following the reverse stock split. If our Board of Directors decides to issue the authorized but unissued shares of Common Stock, existing shareholders would experience dilution of their interest in Aradigm. Currently, our Board of Directors does not have any definite plans with regard to the authorized but unissued shares of Common Stock following the reverse stock split.

Reasons for the Reverse Stock Split

      Our Board of Directors believes that a reverse stock split may be desirable for a number of reasons. First, our Board of Directors believes that a reverse stock split could improve the marketability and liquidity of our Common Stock. Second, our Board of Directors believes that a reverse stock split is desirable in order to increase our Common Stock price in the near term while we continue to progress towards achieving its business objectives. Third, our Board of Directors believes that a reverse stock split may allow us to avoid having our Common Stock delisted from the Nasdaq National Market. Weighing against the decision by our Board of Directors to effect a reverse stock split is the fact that any reverse split may be poorly received by the market.

      Our Board of Directors believes that the increased market price of our Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our Common Stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. Our Board of Directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

      Our Board of Directors is also hopeful that the price of our Common Stock will increase as a result of improvements in our business. Our Board of Directors believes that the market price of our Common Stock will increase to the extent the Company is able to achieve commercial success over time. Nevertheless, our Board of Directors believes that a reverse stock split is desirable at this time.

      Our Common Stock is quoted on the Nasdaq National Market. In order for our Common Stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our Common Stock from trading on the Nasdaq National Market. If our Common Stock were to be delisted, and if our Common Stock does not qualify for trading on the Nasdaq SmallCap Market, our Common Stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq National Market.

      On July 26, 2004, we received a letter from Nasdaq advising us that our Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the 180 calendar days ending January 24, 2005, our Common Stock would be subject to delisting at that time. Subsequent to the July 26, 2004 letter from Nasdaq, we sustained a closing bid price greater than $1.00 per share for more than 10 consecutive trading days, beginning on September 13, 2004 and we are therefore in compliance with Nasdaq’s minimum bid price requirement. Nonetheless, our stock price is not currently trading substantially above the $1.00 mark exposing us to the risk that in the future our stock price could decrease below $1.00 for 30 consecutive days. Our Board of Directors expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to ensure that we can maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our Common Stock after the reverse split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our Common Stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our Common Stock remains in excess of $1.00. Notwithstanding the foregoing, our Board of Directors believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our Common Stock significantly above the level necessary to satisfy the $1.00 minimum bid price requirement.

Board Discretion to Implement the Reverse Stock Split

      If the reverse stock split is approved by our shareholders, it will be effected, if at all, only upon a determination by our Board of Directors that a reverse stock split (with an exchange ratio determined as described above) is in our best interests and in the best interest of our shareholders. The determination by our Board of Directors as to when the reverse stock split will be effected and whether it will be effected, if at all, will be based upon certain factors, including meeting the listing requirements for the Nasdaq National Market, existing and expected marketability and liquidity of our Common Stock, prevailing market conditions and the likely effect on the market price of our Common Stock. If our Board of Directors determines to effect the reverse stock split, it will consider certain factors in selecting the specific exchange ratio including the overall market conditions at the time and the recent trading history of our Common Stock with the objective of obtaining a post-reverse stock split trading price of at least $5.00 per share.

      Notwithstanding approval of the reverse stock split by our shareholders, our Board of Directors may, in its sole discretion, determine prior to the effectiveness of any filing with the Secretary of State of the State of California not to effect any reverse stock split prior to the one-year anniversary of the special meeting. If our Board of Directors fails to implement a reverse stock split prior to the one-year anniversary of the special meeting, shareholder approval would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

      After the effective date of the proposed reverse stock split, each holder of our Common Stock will own a reduced number of shares of our Common Stock. However, the proposed reverse stock split will affect all holders of our Common Stock uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any holder of our Common Stock owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of shareholders of record will not be affected by the proposed reverse stock split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). The reverse stock split of our Common Stock will not affect the numbers of outstanding shares of Preferred Stock or the number of shares of Preferred Stock owned by a holder. Pursuant to the terms of our Amended and Restated Certificate of Determination of Preferences of Series A Preferred Stock, the conversion rate for the Preferred Stock will be proportionately decreased in relation to the reverse stock split. Because of the proportionate change in the Preferred Stock conversion rate, the percentage ownership of Aradigm and voting power of holders of the Preferred Stock relative to the holders of Common Stock will not change.

      Although the proposed reverse stock split will not affect the rights of shareholders or any shareholder’s proportionate equity interest in Aradigm, subject to the treatment of fractional shares, the number of authorized shares of Common Stock will not be proportionately reduced. As detailed above, depending on the exchange ratio selected by our Board of Directors, this may increase the ability of our Board of Directors to issue authorized and unissued shares without further shareholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the net loss per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. An effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws.

      In addition, certain currently existing provisions of our Amended and Restated Articles of Incorporation and the California General Corporation Law could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our Board of Directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain provisions allow our Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. We are also subject to the provisions of Section 1203 of the California General Corporation Law which requires a fairness opinion to be provided to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction. We have also adopted a shareholder rights plan, commonly known as a “poison pill.” The provisions described above, our poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring us.

      Following any amendment of our articles of incorporation to effect a reverse stock split and reduce the number of authorized shares of Common Stock, our Board of Directors currently has no plans to subsequently implement any additional measures having anti-takeover effects.

      The proposed reverse stock split will reduce the number of shares of Common Stock available for issuance under our 1996 Equity Incentive Plan, Employee Stock Purchase Plan and 1996 Non-Employee Directors’ Plan in proportion to the exchange ratio selected by our Board of Directors within the limits set forth in this proposal. We also have certain outstanding stock options and warrants to purchase shares of our Common Stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

      When the proposed reverse stock split is implemented, it will increase the number of our shareholders who own “odd lots” of fewer than 100 shares of our Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

      Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. Subject to Nasdaq’s consent, if the proposed reverse stock split is implemented, our Common Stock will continue to be reported on the Nasdaq National Market under the symbol “ARDM” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

      The proposed reverse stock split will affect the per share net loss and net book value of our Common Stock, which will be increased because there will be fewer shares of our Common Stock outstanding.

Effective Date

      The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to our articles of incorporation with the office of the Secretary of State of the State of California. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of Common Stock in accordance with reverse stock split ratio determined by our Board of Directors within the limits set forth in this proposal.

Payment for Fractional Shares

      No fractional shares of Common Stock will be issued as a result of the proposed reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our Common Stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of our Common Stock held by such shareholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

      As soon as practicable after the effective date, shareholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

No Dissenters’ Rights

      Under the California General Corporation Law, our shareholders are not entitled to dissenters’ rights with respect to our proposed amendments to our charter to effect the reverse stock split, and we will not independently provide our shareholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

      The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only shareholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction, shareholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), shareholders who are subject to the alternative minimum tax provisions of the Code and shareholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each shareholder is advised to consult his or her tax advisor as to his or her own situation.

      The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

      A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

      We will recognize no gain or loss as a result of the reverse stock split.

The Board of Directors Recommends

A Vote in Favor of Proposal 2

THE SPECIAL MEETING

      We are furnishing this proxy statement to holders of our Common Stock and Preferred Stock in connection with the solicitation of proxies by our Board of Directors for use at the special meeting to be held on                     , 2004 at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, and at any adjournment or postponement thereof. The purpose of the special meeting is to:

•	consider and vote upon a proposal to approve the Asset Sale of our AERx iDMS program pursuant to the Restructuring Agreement dated as of September 28, 2004 between us, Novo Nordisk and Novo Nordisk Delivery Technologies; and

•	consider and vote upon a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split pursuant to which any whole number of outstanding shares between and including two and five would be combined into one share of our Common Stock and to authorize our Board of Directors to select and file one such amendment. Any such amendment would also include a reduction in the authorized number of shares of the Company’s capital stock from 155,000,000 to 105,000,000.

Record Date; Voting at the Special Meeting

      Our Board of Directors has fixed the close of business on                           , 2004 as the record date for determination of the shareholders entitled to notice of and to vote at the special meeting and any postponement or adjournment thereof. On the record date, there were outstanding                      shares of our Common Stock and 1,544,626 shares of our Preferred Stock. Each holder of record of our Common Stock on the record date is entitled to cast one vote per share. Each holder of record of our Preferred Stock is entitled to cast four votes per share. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the special meeting.

Quorum; Vote Required for Approval

      A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. On the record date, there were                      shares of our Common Stock and 1,544,626 shares of our Preferred Stock outstanding and entitled to vote.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement, but will not be counted towards the vote total for any proposal. In any case in which a majority of shares outstanding is required to approve a proposal, an abstention or a broker non-vote will have the same effect as an “Against” vote. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

      The Asset Sale must be approved by the holders of a majority of all outstanding shares of our Common Stock and our Preferred Stock voting together as a class on an as-converted basis, by the holders of a majority of our outstanding shares of Preferred Stock voting separately as a class, and by a majority of the votes cast at the special meeting by proxy or in person by the holders of our Common Stock and our Preferred Stock, voting together as a class on an as-converted basis, without counting the votes cast by Novo Nordisk and its affiliates.

      The Reverse Stock Split must be approved by the holders of a majority of all outstanding shares of our Common Stock and our Preferred Stock voting together as a class on an as-converted basis and by the holders of a majority of our outstanding Common Stock, voting separately as a class.

Voting and Revocation of Proxies

      All shareholders should complete, sign and return the enclosed proxy. All shares of stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless those proxies have been revoked, will be voted in accordance with the instructions thereon at the special meeting, including any postponement or adjournment. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the proposals.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•	submitting a new proxy with a later date;

•	notifying our Secretary in writing before the special meeting that you have revoked your proxy; or

•	attending the special meeting and voting in person.

Solicitation of Proxies

      Proxies are being solicited by and on behalf of our Board of Directors. We may request by facsimile, mail, or other means of communication the return of the proxy cards. We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder Communications, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee, estimated to be $10,000 plus out-of-pocket expenses, if it solicits proxies.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our Common Stock as of September 15, 2004 by: (i) each director; (ii) our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2003; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock or Preferred Stock.

	Beneficial Ownership

					Common
					Stock
					and
					Preferred
	Common		Series A Preferred		Stock
					Combined
	Number of	Percent of	Number of	Percent of	Voting
Beneficial Owner(1)	Shares	Total (%)	Shares	Total (%)	Power %

Novo Nordisk A/ S(2)	7,868,369	12.4	—	—	11.3
Novo Alle DK-2880 Bagsvaerd, Denmarko
New Enterprise Associates 10, Limited Partnership(3)	4,937,148	7.5	1,033,057	66.9	12.6
1119 St. Paul Street Baltimore, MD 21202
Special Situations Private Equity Fund L.P.(4)	4,549,629	7.0	—	—	6.4
153 E 53rd Street, 55th Floor New York, New York 10022
Camden Partners Strategic Fund II-A, LP(5)	—	—	150,000	9.7	*
c/o Camden Partners, Inc. One South Street, Suite 2150 Baltimore, MD 21202
Domain Public Equity Partners, LP(6)	1,467,788	2.3	154,958	10.0	3.0
One Palmer Square Princeton, NJ 08542
MPM BioEquities Master Fund LP(7)	537,188	*	206,611	13.4	1.9
601 Gateway Blvd., Suite 360 South San Francisco, CA 94080
Richard P. Thompson(8)	1,034,380	1.6	—	—	1.5
Thomas C. Chesterman(9)	120,100	*	—	—	*
Babatunde A. Otulana, M.D.(10)	339,471	*	—	—	*
Klaus Kohl(11)	214,375	*	—	—	*
V. Bryan Lawlis, Jr.(12)	268,393	*	—	—	*
Igor Gonda(13)	329,418	*	—	—	*
Frank H. Barker(14)	135,212	*	—	—	*
Stan M. Benson(15)	112,500	*	—	—	*
Stephen O. Jaeger(16)	15,000	*	—	—	*
John M. Nehra(17)	85,292	*	—	—	*
Wayne I. Roe(18)	135,212	*	—	—	*

	Beneficial Ownership

					Common
					Stock
					and
					Preferred
	Common		Series A Preferred		Stock
					Combined
	Number of	Percent of	Number of	Percent of	Voting
Beneficial Owner(1)	Shares	Total (%)	Shares	Total (%)	Power %

Virgil D. Thompson(19)	187,500	*	—	—	*
All officers and directors as a group (15 persons)(20)	3,734,113	5.6	—	—	5.1

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,564,493 shares of Common Stock and 1,544,626 shares of Preferred Stock (convertible at any time into 6,178,504 shares of Common Stock) outstanding on September 15, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Represents 7,868,369 shares of Common Stock held by Novo Nordisk A/S, a publicly quoted Danish company. According to a Schedule 13D Amendment No. 4 dated September 29, 2004, Novo Nordisk A/S holds the shares through Novo Nordisk Pharmaceuticals, Inc., a Delaware corporation. Novo Nordisk Pharmaceuticals is a wholly-owned subsidiary of Novo Nordisk of North America, Inc., a Delaware corporation. Novo Nordisk North America is wholly owned by Novo Nordisk A/S. Novo A/S, a private limited Danish company, owns approximately 26.7% of Novo Nordisk A/S’s total share capital, representing approximately 69.0% of the voting rights of Novo Nordisk A/S and may be deemed to control Novo Nordisk A/S. Novo A/S is a wholly-owned subsidiary of Novo Nordisk Foundation, a self-governing and self-owned foundation.

(3)	Includes 2,489,585 shares of Common Stock and warrants to purchase an aggregate of 2,447,563 shares of Common Stock held by New Enterprise Associates 10, Limited Partnership (“NEA 10”). According to a Schedule 13D Amendment No. 4 dated June 25, 2003 and filed jointly by NEA 10, NEA Partners 10, Limited Partnership (“NEA Partners 10”), Stewart Alsop, James Barrett, Peter J. Barris, Robert T. Coneybeer, Nancy L. Dorman, Ronald H. Kase, C. Richard Kramlich, Thomas C. McConnell, Peter T. Morris, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III, each of the aforementioned general partners of NEA Partners 10 has shared dispositive and shared voting power with respect to the shares held by NEA 10. Each of the aforementioned disclaims beneficial ownership as to the shares held by NEA 10, except to the extent of their pecuniary interest therein.

(4)	Includes 1,111,111 shares of Common Stock and a warrant to purchase 534,106 shares of Common Stock held by Special Situations Private Equity Fund L.P., 531,452 shares of Common Stock and a warrant to purchase 268,810 shares of Common Stock held by Special Situations Cayman Fund, L.P. and 1,497,084 shares of Common Stock and warrants to purchase 607,066 shares of Common Stock held by Special Situations Fund III, L.P.

(5)	Includes 8,400 shares of Preferred Stock held by Camden Partners Strategic Fund II-B, L.P. (“Fund II-B”). Camden Partners Strategic II, LLC (“Strategic II”) is the general partner of each of Camden Partners Strategic Fund II-A, L.P. (“Fund II-A”) and Fund II-B. David L. Warnock (“Warnock”), Donald W. Hughes (“Hughes”), Richard M. Johnston (“Johnston”), Richard M. Berkeley (“Berkeley”), and Edward L. Cahill (“Cahill”) are the managing members of Strategic II. As the general partner of each of Fund II-A and Fund II-B, Strategic II may be deemed to beneficially own the shares held by Fund II-A and Fund II-B. As the managing members of Strategic II, Berkeley, Hughes, Johnston and Warnock may be deemed to beneficially own the shares held by Fund II-A and

Fund II-B. However, each of Strategic II, Berkeley, Hughes, Johnston and Warnock expressly disclaim beneficial ownership of all shares owned of record by Fund II-A and Fund II-B, except to the extent of their pecuniary interest, if any, therein.

(6)	Includes 582,320 shares of Common Stock issuable upon exercise of warrants. The sole general partner of Domain Public Equity Partners, L.P. (“DPEP”) is Domain Public Equity Associates, L.L.C. (“DPEA”). The managing members of DPEA are Nicole Vitullo (“Vitullo”) and Domain Associates L.L.C. (“DA”). The managing members of DA are James C. Blair (“Blair”), Brian H. Dovey (“Dovey”), Jesse I. Treu (“Treu”), Kathleen K. Schoemaker (“Shoemaker”), Arthur J. Klausner (“Klausner”) and Robert J. More (“More”). As the sole general partner of DPEP, DPEA may be deemed to beneficially own the shares held by DPEA. As the managing member of DPEA, Vitullo may be deemed to beneficially own the shares held by DPEA. As the managing members of DA, Blair, Dovey, Treu, Shoemaker, Klausner and More may be deemed to beneficially own the shares held by DPEA. However, each of DPEA, Vitullo, Blair, Dovey, Treu, Shoemaker, Klausner and More expressly disclaim beneficial ownership of all shares owned of record by DPEA, except to the extent of their pecuniary interest, if any, therein.

(7)	Includes 537,188 shares of Common Stock issuable upon exercise of warrants. MPM BioEquities Adviser LLC (“MPM Adviser”), by agreement with MPM BioEquities Master Fund, L.P. (“MPM”) has the sole voting and dispositive power of the shares held by MPM. MPM BioEquities GP L.P. (“MPM GP”) is the sole general partner of MPM. MPM BioEquities GP LLC (“MPM LLC”) is the sole general partner of MPM GP. Kurt von Emster (“von Emster”), Robert W. Liptak (“Liptak”), Luke Evnin (“Evnin”) and Ansbert Gadicke (“Gadicke”) are the members of MPM LLC. As the holder of sole voting and dispositive power of the shares, MPM Adviser may be deemed to beneficially own the shares held by MPM. As the sole general partner of MPM, MPM GP may be deemed to beneficially own the shares held by MPM. As the sole general partner of MPM GP, MPM LLC may be deemed to beneficially own the shares held by MPM. As the members of MPM LLC, von Emster, Liptak, Evnin and Gadicke may be deemed to beneficially own the shares held by MPM. However, each of MPM Adviser, MPM GP, MPM LLC, von Emster, Liptak, Evnin and Gadicke expressly disclaim beneficial ownership of all shares owned of record by MPM, except to the extent of their pecuniary interest, if any, therein.

(8)	Includes 109,613 shares of Common Stock held by Mr. Thompson, 279,206 shares of Common Stock held by the Thompson Family Trust and 15,000 shares of Common Stock held by Thompson Family Partners. Mr. Thompson is a co-trustee of the Thompson Family Trust and a General Partner of Thompson Family Partners and, as such, may be deemed to share voting and investment power with respect to the shares held by the Thompson Family Trust and Thompson Family Partners. Mr. Thompson disclaims beneficial ownership of the shares held by his family members, the Thompson Family Trust and Thompson Family Partnership except to the extent of his pecuniary and proportionate partnership interest arising from his interest therein. Includes 610,625 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004. Includes 19,936 shares of Common Stock issuable upon exercise of warrants held by the Thompson Family Trust.

(9)	Includes 93,290 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004. Includes 2,848 shares of Common Stock issuable upon exercise of warrants.

(10)	Includes 326,227 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(11)	Includes 214,375 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(12)	Includes 221,875 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004. Includes 8,544 shares of Common Stock issuable upon exercise of warrants.

(13)	Includes 196,558 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(14)	Includes 135,212 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(15)	Includes 112,500 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(16)	Includes 15,000 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(17)	Includes 85,000 shares subject to options exercisable within 60 days of September 15, 2004. Does not include 4,937,148 shares, including shares of Common Stock issuable upon conversion of Preferred Stock, beneficially owned by NEA 10. Mr. Nehra is a director of the Company and a limited partner of NEA Partners 10, the general partner of NEA 10. Mr. Nehra disclaims beneficial ownership of the shares held by NEA 10 except to the extent of his pecuniary interest therein.

(18)	Includes 135,212 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(19)	Includes 168,000 shares of Common Stock subject to options exercisable within 60 days of September 15, 2004.

(20)	See footnotes (1) through (19) above, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

      We file periodic reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov). You may also read and copy any document that we file with the SEC at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

      We “incorporate by reference” into this proxy statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this proxy statement the following documents we have previously filed with the SEC:

•	Proxy Statement for our annual meeting of shareholders held on May 20, 2004;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

      We also incorporate by reference into this proxy statement additional documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting.

      You may request a copy of these filings at no cost by contacting us at the following address:

     Aradigm Corporation

     Secretary
     3929 Point Eden Way
     Hayward, California 94545
     (510) 265-9000

      In order to obtain timely delivery, you must request copies of our SEC filings no later than                     , 2004.

      You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

FUTURE SHAREHOLDER PROPOSALS

      Any shareholder proposal for our annual meeting in 2005 must be sent to our Secretary, at 3929 Point Eden Way, Hayward, California 94545 no later than December 8, 2004. If the date of our 2005 annual meeting is changed by more than thirty (30) days from the date of the 2004 annual meeting, any shareholder proposals must be received no later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of next year’s annual meeting is made. Proposals submitted by shareholders must comply with Rule 14a-8 of Regulation 14A of the SEC’s Proxy Rules and must contain certain information specified by our bylaws. On request, the Secretary will provide a copy of our bylaws containing procedural requirements for submitting proposals.

OTHER MATTERS

      No other matters may be presented for consideration at the Special Meeting.

By Order of the Board of Directors

V. Bryan Lawlis, Jr.
Chief Executive Officer

                    , 2004

ANNEX A

RESTRUCTURING AGREEMENT

dated as of
September 28, 2004
among
ARADIGM CORPORATION
NOVO NORDISK A/S
and
NOVO NORDISK DELIVERY TECHNOLOGIES, INC.

RESTRUCTURING AGREEMENT

      AGREEMENT dated as of September 28, 2004 by and among Aradigm Corporation, a corporation duly organized and existing under the law of the State of California (“Aradigm”), Novo Nordisk A/S, a company duly organized and existing under the law of Denmark (“Novo Nordisk”) and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the law of the State of Delaware (“Novo Nordisk Delivery Technologies, Inc.”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1.

WITNESSETH:

      WHEREAS, Aradigm and Novo Nordisk desire to restructure their existing arrangements regarding, among other things, the development and commercialization of the Development Program (as such term is defined in the Amended and Restated License Agreement) as set forth in this Agreement; and

      WHEREAS, it is intended that the foregoing shall be effected on the terms and subject to the applicable conditions contained herein and in the other Transaction Agreements.

      NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.01.     Definitions. (a) The following terms, as used herein, shall have the following meanings:

      “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For the purposes hereof “control” shall mean the power to direct or cause the direction of the management and the policies of any Person, whether through the ownership of a majority of the outstanding voting securities of such Person, by contract or otherwise.

      “Amended and Restated License Agreement” shall mean the Amended and Restated License Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk, in the form attached hereto as Exhibit A.

      “Amended and Restated Stock Purchase Agreement” shall mean the Amended and Restated Stock Purchase Agreement, to be entered into as of the Closing, by and between Aradigm, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc., in the form attached hereto as Exhibit F.

      “Aradigm Balance Sheet” shall mean the unaudited balance sheet of Aradigm as of June 30, 2004.

      “Aradigm Balance Sheet Date” shall mean June 30, 2004.

      “Aradigm Employee Stock Purchase Plan” shall mean the employee stock purchase plan of Aradigm as in effect immediately prior to the date hereof.

      “Aradigm Intellectual Property Rights” shall mean the Aradigm Patent Rights, the Aradigm Selected Pulmonary Delivery Patent Rights and the Aradigm Know-How, as each is defined in the Amended and Restated License Agreement.

      “Aradigm Material Adverse Effect” shall mean (i) an effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Aradigm, which impairs, or is reasonably likely to impair, the ability of Aradigm to perform in any material respect any of its obligations under the Transaction Agreements or (ii) a material adverse effect on the business opportunity represented by the Development Program.

      “Asset Purchase Agreement” shall mean the Asset Purchase Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit B.

      “Assignment Agreements” shall mean the Assignment Agreements, to be entered into as of the Closing, by and among Aradigm, Novo Nordisk Delivery Technologies, Inc. and the other parties thereto, in the forms attached hereto as Exhibit H.

      “Authorization” shall mean any waiver, amendment, consent, approval, license, franchise, permit (including construction permits), certificate, exemption, variance or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) or other action by, or notice, filing, registration, qualification, declaration or designation with, any Person (including any Governmental Authority).

      “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Copenhagen, Denmark are authorized or required by law to close.

      “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

      “Competition Law” shall mean the European Commission Merger Regulation, Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

      “Contract Manufacturing Agreement” shall mean the Contract Manufacturing Agreement, to be entered into as of Closing, by and between Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit D.

      “Co-Existence Agreement” shall mean the Co-Existence Agreement dated as of June 23, 2003 by and between Aradigm and Novo Nordisk.

      “Development and License Agreement” shall mean the Development and License Agreement dated as of June 2, 1998, as amended, by and between Aradigm and Novo Nordisk.

      “Development Program” shall have the meaning set forth in the Amended and Restated License Agreement.

      “Development Program Employee” shall mean any employee of Aradigm listed on Schedule 1 to the Letter Agreement.

      “Employee Transition Plan” shall have the meaning set forth in the Letter Agreement.

      “Environmental Laws” shall mean any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      “Environmental Liabilities” shall mean any and all liabilities arising in connection with or in any way relating to Aradigm (or any predecessor of Aradigm or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Aradigm, the Development Program (as currently or previously conducted), the Transferred Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.20).

      “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Development Program, the Real Property and the Transferred Assets.

      “Estimated Purchase Price” shall mean the sum of the book values of the equipment set forth in Part I of Annex 1 to Exhibit A to the Asset Purchase Agreement as reflected on the accounting books and records of Aradigm in accordance with GAAP as of the date hereof that would be included in the Purchased Assets if the Closing were to occur on the date hereof.

      “Excluded Assets” shall have the meaning set forth in the Asset Purchase Agreement.

      “Excluded Liabilities” shall have the meaning set forth in the Asset Purchase Agreement.

      “GAAP” shall mean generally accepted accounting principles in the United States.

      “Governmental Authority” shall mean any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign, or any official of any of the foregoing.

      “Hazardous Substances” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

      “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Intellectual Property Rights” shall mean (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and/or all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and/or all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and (iii) trade secrets and know-how (including manufacturing and production processes, firmware, data and techniques and research and development information).

      “Joint Steering Committee” shall have the meaning set forth in the Development and License Agreement.

      “Judgment” shall mean any judicial decision, judgment, writ, order, injunction, stipulation, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

      “Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, treaty, Judgment or principles of common law or equity (including negligence and strict liability) enacted, entered, promulgated or applied by a Governmental Authority.

      “Letter Agreement” shall mean the letter agreement entered into as of the date hereof by and among Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc.

      “Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement and the other Transaction Agreements, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      “Manufacturing and Supply Agreement” shall mean the Manufacturing and Supply Agreement dated as of October 22, 2001 by and between Aradigm and Novo Nordisk.

      “1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Patent Cooperation Agreement” shall mean the Patent Cooperation Agreement dated as of October 22, 2001 by and between Aradigm and Novo Nordisk.

      “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Purchased Assets” shall have the meaning set forth in the Asset Purchase Agreement.

      “Purchase Price” shall have the meaning set forth in the Asset Purchase Agreement.

      “Quality Agreement” shall mean the Quality Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit E.

      “Required Shareholder Approvals” shall mean the approval of the Transactions (i) in accordance with the law of the State of California and the certificate of incorporation, bylaws and certificate of designation of Aradigm by (A) the common shareholders and the preferred shareholders of Aradigm, voting together as a class and (B) the preferred shareholders of Aradigm, voting separately as a class and (ii) by a majority of the votes cast by proxy or in person by the common shareholders and the preferred shareholders of Aradigm, voting together as a class, at the special shareholders’ meeting of Aradigm at which the vote described in (i)(A) above will be held, without counting votes cast by Novo Nordisk Pharmaceuticals, Inc. and Novo Nordisk.

      “Signing Date” shall mean the day and year first above written.

      “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of October 22, 2001 by and between Novo Nordisk Pharmaceuticals, Inc. and Aradigm.

      “Sublease Agreement” shall mean the Sublease Agreement, to be entered into as of the Closing, by and among Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit C.

      “Transactions” shall mean the transactions contemplated by the Transaction Agreements.

      “Transaction Agreements” shall mean the Amended and Restated License Agreement, the Asset Purchase Agreement, the Sublease Agreement, the Contract Manufacturing Agreement, the Quality Agreement, the Amended and Restated Stock Purchase Agreement, the Letter Agreement, the Transition Services Agreement and the Assignment Agreements.

      “Transferred Assets” shall mean the Purchased Assets, but excluding the Excluded Assets.

      “Transition Services Agreement” shall mean the Transition Services Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit G.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Approved Leave of Absence	8.01
Aradigm	Recitals
Aradigm Proxy Statement	5.04
Building 1 Landlord	9.02	(h)
Building 1 Lease	9.02	(h)
Closing	2.02
Closing Date	2.02
Code	8.02
Confidential Information	7.04
Damages	10.02
Development Program Employee Plans	8.03
ERISA	8.02
ERISA Affiliate	8.02
Indemnified Party	10.03
Indemnifying Party	10.03
Multiemployer Plan	8.03
Novo Nordisk	Recitals
Novo Nordisk Delivery Technologies, Inc.	Recitals
Other Consents	3.05
Permits	3.15
Permitted Liens	3.11
Real Property	3.11
Representatives	7.04
Required Consents	3.05
Transferred Development Program Employees	8.01
WARN Act	7.05
Warranty Breach	10.02

      SECTION 1.02.     Other Definitional And Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Appendices, Articles, Sections, Exhibits and Schedules are to Appendices, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

      SECTION 1.03.     Knowledge Of Aradigm. References in this Agreement or in any of the other Transaction Agreements to the “knowledge” or “best knowledge” or any similar expression of Aradigm shall be the actual knowledge, after due and diligent inquiry, of the individuals listed on Schedule 1.03.

ARTICLE 2

PRE-CLOSING ACTIVITIES: CLOSING; THE TRANSACTIONS;

POST-CLOSING ACTIVITIES

      SECTION 2.01.     Pre-closing Activities.

      (a) Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. agree that, prior to the Closing Date, they will discuss, in good faith, and subject to applicable Competition Laws, the transfer of applicable know-how and the provision of other assistance by Aradigm to Novo Nordisk and its Affiliates for the conduct of the Development Program.

      (b) Part I of Annex 1 to Exhibit A to the Asset Purchase Agreement contains the list of equipment, the location thereof, the book value thereof as reflected on the accounting books and records of Aradigm in accordance with GAAP as of the date hereof that would be included in the Purchased Assets if the Closing were to occur on the date hereof, and the Estimated Purchase Price. The Parties agree to update such list periodically (but not less than monthly) during the period from the date hereof until Closing to reflect (i) the addition of equipment purchased by Aradigm for use in the Development Program with the prior written approval of Novo Nordisk, (ii) downward adjustments that may be required under GAAP, including normal depreciation and amortization, to correctly state the book value of such equipment on the accounting books and records of Aradigm as of the date that is three (3) Business Days prior to the Closing Date and (iii) changes otherwise agreed by the Parties. The final version of Annex 1 to Exhibit A to the Asset Purchase Agreement shall be completed by the Parties no later than three (3) Business Days prior to the Closing Date, and shall be used to determine the Purchase Price.

      (c) Aradigm shall provide notice to Novo Nordisk Delivery Technologies, Inc. no later than two (2) Business Days prior to the Closing Date regarding the account with a U.S. bank to which Novo Nordisk Delivery Technologies, Inc. shall deliver the Purchase Price on the Closing Date.

      SECTION 2.02.     Closing. (a) The closing (the “Closing”) of the Transactions shall take place at the offices of Aradigm, as soon as possible, but in no event later than five (5) Business Days, following the satisfaction or waiver (and notice thereof to the parties) of the conditions precedent set forth in Article 9 below (other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied at the Closing), or such other date as the parties shall agree. At the Closing, the transactions described in Section 2.02(b) below shall be deemed to occur simultaneously. The date on which the Closing occurs is referred to as the “Closing Date”.

      (b) At the Closing, the parties shall execute all of the Transaction Agreements to which such entities are parties that were not previously executed and, to the extent contemplated therein, consummate the Transactions.

      SECTION 2.03.     Effect of closing. Effective as of the Closing Date, the Manufacturing and Supply Agreement and the Patent Cooperation Agreement shall terminate and be of no further force and effect.

      SECTION 2.04.     Post-closing Activities.

      (a) After the Closing, Aradigm agrees that it will cooperate with and allow Novo Nordisk Delivery Technologies, Inc. reasonable access to any of its personnel who have knowledge of the Development Program such that Novo Nordisk Delivery Technologies, Inc. may, to its reasonable satisfaction, become informed as to the operation, transition and specifications of the Development Program and the Purchased Assets.

      (b) At any time after the Closing, each Party may (upon reasonable prior written notice to the other Party) request the ability to copy and/or certify documents that are in the possession of the other Party and that, in the case of a request by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc., relate to the

Development Program and other AERx development activities, and in the case of a request by Aradigm, relate to its prior conduct of the Development Program or other AERx development activities. Upon receipt of any such notice, the Party possessing such documents shall, subject to applicable Competition Laws and/or confidentiality obligations to third parties, provide the requesting Party with reasonable access to such documents, and the Party making such request shall bear all costs of such copying and/or certification.

      (c) Novo Nordisk Delivery Technologies, Inc. agrees to reimburse Aradigm for fifty percent (50%) of the replacement cost to Aradigm of purchasing the equipment listed on Schedule 2.04(c).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ARADIGM

      Aradigm represents and warrants to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. as of the date hereof and as of the Closing Date that:

      SECTION 3.01.     Corporate Existence and Power. Aradigm is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Aradigm has heretofore delivered to Novo Nordisk true and complete copies of the certificate of incorporation and bylaws of Aradigm as currently in effect.

      SECTION 3.02.     Corporate Authorization. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions are within Aradigm’s corporate powers and, except for the Required Shareholder Approvals, have been duly authorized by all necessary corporate action on the part of Aradigm. This Agreement constitutes, and when executed each other Transaction Agreement will constitute, a valid and binding agreement of Aradigm enforceable against Aradigm in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights or by general principles of equity.

      SECTION 3.03.     Governmental Authorization. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of any Competition Law; (ii) compliance with applicable requirements of Environmental Laws; and (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether U.S., state or foreign.

      SECTION 3.04.     Noncontravention. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions do not and will not (i) violate the certificate of incorporation, bylaws or certificate of designation of Aradigm, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable Law, (iii) assuming the obtaining of all Required Consents (as defined below) and Other Consents (as defined below), constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit relating to the Development Program to which Aradigm is entitled under any provision of any agreement or other instrument binding upon Aradigm or by which any of the Transferred Assets is or may be bound or (iv) result in the creation or imposition of any Lien on the Real Property or any Transferred Asset, other than Permitted Liens (as defined below).

      SECTION 3.05.     Required and Other Consents. (a) Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Aradigm or any Permit (as defined below) (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance by Aradigm of the Transaction Agreements, except such consents or actions as would not, individually or in the aggregate, have an Aradigm Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

      (b) Schedule 3.05(b) sets forth each other consent or action by any Person (the “Other Consents”) under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance by Aradigm of the Transaction Agreements.

      SECTION 3.06.     Absence of Certain Changes. Since the Aradigm Balance Sheet Date, the Development Program has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or is reasonably likely to have an Aradigm Material Adverse Effect;

(b) any incurrence, assumption or guarantee by Aradigm of any indebtedness for borrowed money with respect to the Development Program;

(c) any creation or other incurrence of any Lien on the Real Property or any Transferred Asset other than in the ordinary course of business consistent with past practices;

(d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Development Program, the Real Property or any Transferred Asset which, individually or in the aggregate, has had or is reasonably likely to have an Aradigm Material Adverse Effect;

(e) any transaction or commitment made, or any contract or agreement entered into, by Aradigm relating to the Development Program, the Real Property or any Transferred Asset (including the acquisition or disposition of any assets) or any relinquishment by Aradigm of any contract or other right, in either case, material to the Development Program, other than (i) transactions and commitments in the ordinary course of business consistent with past practices and (ii) the Transactions;

(f) any change in any method of accounting or accounting practice by Aradigm with respect to the Development Program except for any such change after the date hereof required by reason of a concurrent change in GAAP;

(g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Development Program Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Development Program Employee or (iii) change in compensation or other benefits payable to any Development Program Employee pursuant to any severance or retirement plans or policies thereof;

(h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Development Program Employees, which Development Program Employees were not subject to a collective bargaining agreement at the Aradigm Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Development Program Employees; or

(i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to the Real Property or any of the Transferred Assets, that has not been in accordance with planned capital spending for the Development Program or otherwise approved in writing by Novo Nordisk.

      SECTION 3.07.     No Undisclosed Material Liabilities. There are no liabilities of Aradigm of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities provided for in the Aradigm Balance Sheet or disclosed in the notes thereto;

(b) liabilities incurred in the ordinary course of business since the Aradigm Balance Sheet Date; and

(c) other undisclosed liabilities which, individually or in the aggregate, are not material.

      SECTION 3.08.     Material Contracts. (a) Except for the Transaction Agreements, the Development and License Agreement, the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing

and Supply Agreement and the Co-Existence Agreement, and the Contracts disclosed in Schedule 3.08, with respect to the Development Program, Aradigm is not a party to or bound by:

(i) any lease (whether of real or personal property);

(ii) any agreement for the sale or purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Aradigm of $10,000 or more or (B) aggregate payments by Aradigm of $50,000 or more;

(iii) any partnership, joint venture or other similar agreement or arrangement;

(iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vi) any option, license, franchise or similar agreement;

(vii) any agency, dealer, sales representative, marketing or other similar agreement;

(viii) any agreement that limits the freedom of Aradigm to compete in any line of business, with any Person or in any area within the Field (as defined in the Development and License Agreement) or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Transferred Asset or which would so limit the freedom of Novo Nordisk Delivery Technologies, Inc. after the Closing Date;

(ix) any agreement with or for the benefit of any Affiliate of Aradigm; or

(x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Development Program.

      (b) Each Contract disclosed in any Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of Aradigm and is in full force and effect, and neither Aradigm nor, to the knowledge of Aradigm, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Aradigm, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Contract that is listed in Part II of Annex 1 to Exhibit A to the Asset Purchase Agreement have been delivered to Novo Nordisk.

      SECTION 3.09.     Litigation. There is no action, suit, investigation or proceeding pending against Aradigm, the Development Program, the Real Property or any Transferred Asset before any court or arbitrator or before or by any Governmental Authority or, to the knowledge of Aradigm, any basis therefor or threat thereof, which, individually or in the aggregate, could reasonably be expected to have an Aradigm Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

      SECTION 3.10.     Compliance with Laws and Court Orders. Aradigm is not in violation of, has not since June 2, 1998 violated, and to the knowledge of Aradigm is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Authorization applicable to the Real Property, the Transferred Assets or the conduct of the Development Program.

      SECTION 3.11.     Properties. (a) Schedule 3.11(a) correctly describes all leasehold interests in real property to be subleased pursuant to the Sublease Agreement to Novo Nordisk Delivery Technologies, Inc. and assigned to Novo Nordisk Delivery Technologies, Inc. pursuant to the Assignment Agreements (collectively, the “Real Property”), which Aradigm leases, any title insurance policies and surveys with respect thereto in the possession of Aradigm, and any Liens thereon, specifying the name of the lessor, the lease term and basic annual rent.

      (b) Schedule 3.11(b) correctly describes all personal property included in the Transferred Assets, including machinery, equipment (including computer hardware, computer software and other computer parts and accessories), furniture, spare and replacement parts, and other tangible property, which Aradigm owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

      (c) Aradigm has good and marketable, indefeasible, fee simple title to, or, in the case of the Real Property or leased personal property, has valid leasehold interests in, the Transferred Assets and the Real Property. No Real Property or Transferred Asset is subject to any Lien, except:

(i) Liens disclosed on the Aradigm Balance Sheet;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Aradigm Balance Sheet); or

(iii) Liens which do not materially detract from the value of such Transferred Asset, or do not materially interfere with any present or intended use of such Transferred Asset or the Real Property (clauses (i) - (iii) of this Section 3.11(c) are, collectively, the “Permitted Liens”).

      (d) There are no developments affecting the Real Property or any of the Transferred Assets pending or, to the knowledge of Aradigm threatened, which might materially detract from the value or materially interfere with any present or intended use by Novo Nordisk Delivery Technologies, Inc. of such Real Property or Transferred Assets.

      (e) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

      (f) To the knowledge of Aradigm, the plants, buildings and structures included in the Real Property and the Transferred Assets currently have access to (1) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (2) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Development Program as it has heretofore been conducted and as planned to be conducted by Novo Nordisk Delivery Technologies, Inc. None of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any Real Property.

      (g) To the knowledge of Aradigm, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

      SECTION 3.12.     Title to the Transferred Assets. Upon consummation of the Transactions, Novo Nordisk Delivery Technologies, Inc. will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens, except for Permitted Liens.

      SECTION 3.13.     Intellectual Property. (a) Schedule 3.13(a)(i) contains a true and complete list of the patents and patent rights included within the Aradigm Patent Rights. Schedule 3.13(a)(ii) contains a true and complete list of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which Aradigm or any of its Affiliates is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Aradigm Intellectual Property Rights in connection with the Development Program as currently conducted.

      (b) To the knowledge of Aradigm, the Aradigm Intellectual Property Rights constitute all the Intellectual Property Rights necessary for the Development Program as currently conducted (other than Intellectual Property Rights of Novo Nordisk). Except as set forth in the Development and License Agreement and the Patent Cooperation Agreement, Aradigm knows of no restrictions on the disclosure, use, license, sublicense or transfer of the Aradigm Intellectual Property Rights as contemplated by the Amended and Restated License Agreement. The consummation of the Transactions will not alter, impair or extinguish any Aradigm Intellectual Property Rights, except with respect to those Intellectual Property Rights licensed or sublicensed to Aradigm pursuant to agreements or contracts listed on Schedule 3.05(b).

      (c) To the knowledge of Aradigm, neither Aradigm nor any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Aradigm, threatened against or affecting, the Development Program or any of the Transferred Assets (1) based upon, or challenging or seeking to deny or restrict, the rights of Aradigm in any of the Aradigm Intellectual Property Rights, (2) alleging that the use of the Aradigm Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold with respect to the Development Program conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (3) alleging that Aradigm or any Affiliate of Aradigm infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Neither Aradigm nor any of its Affiliates has received from any third party a written offer: (a) in which such third party states that a license may be necessary to avoid infringement of such third party’s patents or (b) for which Aradigm sought advice from an independent outside patent counsel with respect to the question of infringement.

      (d) None of the Aradigm Intellectual Property Rights that is material to the operation of the Development Program has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Aradigm, all patents that are part of such Aradigm Intellectual Property Rights are valid and enforceable.

      (e) Aradigm holds all right, title and interest in and to all Aradigm Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application or copyright registration or copyright application included in the Aradigm Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.

      (f) To the knowledge of Aradigm, no Person has infringed, misappropriated or otherwise violated any Aradigm Intellectual Property Right. Aradigm has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights that are material to the Development Program and the value of which to the Development Program is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of Aradigm and its licensees, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Novo Nordisk.

      (g) None of the patents and patent applications included in the Aradigm Intellectual Property Rights that are material to the Development Program has been the subject of an interference, protest, public use proceeding or third party re-examination request.

      SECTION 3.14.     Insurance Coverage. Aradigm has furnished to Novo Nordisk Delivery Technologies, Inc. a list of all insurance policies and fidelity bonds relating to the Transferred Assets, the business and operations of the Development Program and its officers and employees. There is no claim by Aradigm pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, Aradigm has otherwise complied fully with the terms and conditions of all such policies and bonds and such policies and bonds are in full force and effect. Aradigm does not know of any threatened termination of coverage under any of such policies or bonds. After the Closing Aradigm shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

      SECTION 3.15.     Licenses and Permits. Schedule 3.15 correctly describes each license (other than those listed on Schedule 3.13(a)), franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Development Program (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 3.15, (i) the Permits are valid and in full force and effect, (ii) Aradigm is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and (iii) none of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Upon consummation of the Transactions, Novo Nordisk Delivery Technologies, Inc. will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits listed in subsection c of Part II of Annex A 1 to Exhibit A to the Asset Purchase Agreement.

      SECTION 3.16.     Inventories and Supplies. Since the Aradigm Balance Sheet Date, the inventories and supplies related to the Development Program have been maintained in the ordinary course of business.

      SECTION 3.17.     Documents. None of the documents or information delivered to the shareholders of Aradigm in connection with the Transactions, including the Aradigm Proxy Statement (as defined below) (except for any information contained therein that is provided in writing by Novo Nordisk specifically for such purpose), contains or will contain, as applicable, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

      SECTION 3.18.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Aradigm who might be entitled to any fee or commission from Novo Nordisk or any of its Affiliates in connection with the Transactions.

      SECTION 3.19.     Employees. Schedule 1 to the Letter Agreement sets forth a true and complete list of (i) the names, titles, annual salaries and other compensation of all Development Program Employees to be offered employment by Novo Nordisk Delivery Technologies, Inc. and (ii) the wage rates for non-salaried Development Program Employees to be offered employment by Novo Nordisk Delivery Technologies, Inc. (by classification). Other than as separately communicated in writing to Novo Nordisk, none of such Development Program Employees has indicated to Aradigm that he intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

      SECTION 3.20.     Environmental Compliance. (a)

(i) in connection with or relating to the Development Program, the Real Property or the Transferred Assets, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Aradigm, threatened by any Governmental Authority or other Person with respect to any matters relating to or arising out of any Environmental Law;

(ii) there are no liabilities arising in connection with or in any way relating to the Transferred Assets or the Development Program of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the knowledge of Aradigm, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

(iii) to the knowledge of Aradigm, none of the Real Property or property now or previously owned, leased or operated by Aradigm or any property to which Hazardous Substances located on or resulting from the use of any Transferred Asset have been transported or any property to which Aradigm has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of Aradigm, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; and

(iv) Aradigm is in compliance with all Environmental Laws and has been and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the Transactions.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted which Aradigm has in its possession in relation to any Transferred Asset or Real Property which has not been delivered to Novo Nordisk at least 10 Business Days prior to the date hereof; provided that, as to any such investigation, study, audit, test, review or other analysis of which Aradigm has knowledge, Aradigm shall use its best efforts to obtain and provide to Novo Nordisk such investigation, study, audit, test, review or other analysis.

      (c) None of the Transferred Assets is located in New Jersey or Connecticut.

      (d) For purposes of this Section 3.20, the term “Aradigm” shall include any entity which is, in whole or in part, a predecessor of Aradigm.

      SECTION 3.21.     Representations. The representations and warranties of Aradigm contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Aradigm Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate be reasonably likely to have an Aradigm Material Adverse Effect.

      SECTION 3.22.     Compliance With Existing Agreements. Aradigm is in compliance in all material respects with the terms and conditions of the Development and License Agreement (other than as such terms and conditions have been modified by the Joint Steering Committee), the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NOVO NORDISK

      Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. jointly and severally represent and warrant to Aradigm as of the date hereof and as of the Closing Date that:

      SECTION 4.01.     Corporate Existence and Power. Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. is a corporation duly incorporated, validly existing and, in the case of Novo Nordisk Delivery Technologies, Inc., in good standing under the Laws of the State of Delaware, and each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

      SECTION 4.02.     Corporate Authorization. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party are within the corporate powers of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. and have been duly authorized by all necessary corporate action on the part of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. This Agreement constitutes, and when executed each other Transaction Agreement to which it is a party will constitute, a valid and binding agreement of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. enforceable against each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights or by general principles of equity.

      SECTION 4.03.     Governmental Authorization. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) in compliance with any Competition Law and (ii) in compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign.

      SECTION 4.04.     Noncontravention. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party do not and will not (i) violate the charter or bylaws of either of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material Law.

      SECTION 4.05.     Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Novo Nordisk, threatened against or affecting, Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. before any court or arbitrator or before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

      SECTION 4.06.     Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. who might be entitled to any fee or commission from Aradigm or any of its Affiliates upon consummation of the Transactions.

      SECTION 4.07.     Information. None of the information provided in writing by Novo Nordisk to Aradigm to be included in the Aradigm Proxy Statement contains or will contain, as applicable, any untrue statement of a material fact, or omits to state a material fact necessary to make such information misleading.

      SECTION 4.08.     Compliance with Existing Agreements. Each of Novo Nordisk and its Affiliates is in compliance in all material respects with the terms and conditions of the Development and License Agreement (other than as such terms and conditions have been modified by the Joint Steering Committee), the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 5

COVENANTS OF ARADIGM

      Aradigm agrees that:

      SECTION 5.01.     Conduct of the Development Program. From the date hereof until the Closing Date, Aradigm shall conduct the Development Program in accordance with the Development and License Agreement in the ordinary course consistent with past practices and shall use its best efforts to preserve intact the business organizations and relationships with third parties relevant to the Development Program and to keep available the services of the Development Program Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Aradigm will not:

(a) with respect to the Development Program acquire a material amount of assets from, or enter into any license agreement with, any other Person;

(b) sell, lease, license or otherwise dispose of any Transferred Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(c) agree or commit to do any of the foregoing; or

(d) (i) take or agree or commit to take any action that would make any representation or warranty of Aradigm hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) knowingly omit or agree or commit to omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

      SECTION 5.02.     Access to Information. (a) From the date hereof until the Closing Date, Aradigm will (i) give Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Aradigm relating to the Development Program, (ii) furnish to Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Development Program as such Persons may reasonably request and (iii) instruct the employees and counsel of Aradigm to cooperate with Novo Nordisk in its investigation of the Development Program; provided that, any such access by Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives shall not unreasonably interfere with the conduct of Aradigm’s business (other than the Development Program). Novo Nordisk will hold, and will use best efforts to cause its officers, directors, employees, auditors, counsel, consultants, financial advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Aradigm and the Development

Program provided to it pursuant to this Section 5.02. No investigation by Novo Nordisk or other information received by Novo Nordisk shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Aradigm hereunder.

      (b) On and after the Closing Date, Aradigm will afford promptly to Novo Nordisk and its agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent necessary or useful for Novo Nordisk in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Development Program; provided that, any such access by Novo Nordisk shall not unreasonably interfere with the conduct of the business of Aradigm.

      SECTION 5.03.     Notices of Certain Events. Aradigm shall promptly notify Novo Nordisk of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Aradigm, the Development Program, the Real Property or the Transferred Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relate to the consummation of the Transactions; and

(d) the damage or destruction by fire or other casualty of any Real Property or Transferred Asset or part thereof or in the event that any Real Property or Transferred Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Aradigm, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

      SECTION 5.04.     Shareholder Votes. Aradigm shall cause the required meetings of its common and preferred shareholders to be duly called and held as soon as reasonably practicable for the purpose of approving the Transactions. The board of directors of Aradigm shall, subject to their fiduciary duties under applicable Law as advised by counsel, recommend adoption of the Transactions by Aradigm’s common and preferred shareholders, voting together as a class, and by Aradigm’s preferred shareholders, voting separately as a class. In connection with such meeting (i) Aradigm will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its common and preferred shareholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the “Aradigm Proxy Statement”) as may be required by applicable law; (ii) Aradigm will use its best efforts to obtain the Required Shareholder Approvals; and (iii) Aradigm will otherwise comply with all legal requirements applicable to such meetings. Aradigm will provide Novo Nordisk with ten (10) Business Days to review and comment on the information regarding the Transactions, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. contained in the Aradigm Proxy Statement prior to any filing thereof with the SEC and prior to the date on which such materials are first published, sent or given to Aradigm’s common and preferred shareholders and shall use its reasonable efforts to reflect any such comments in the Aradigm Proxy Statement.

ARTICLE 6

COVENANTS OF NOVO NORDISK

      Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. jointly and severally agrees that:

      SECTION 6.01.     Access. On and after the Closing Date, each of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. will afford promptly to Aradigm and its agents reasonable access to its properties, books, records, employees and auditors to the extent relating to or involved in the Development Program and necessary to permit Aradigm to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that, any such access by Aradigm shall not unreasonably interfere with the conduct of the business of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. during the period of such access. Aradigm will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Novo Nordisk, Novo Nordisk Delivery Technologies, Inc. and the Development Program provided to it pursuant to this Section 6.01. No investigation by Aradigm or other information received by Aradigm shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. hereunder.

      SECTION 6.02.     Information. Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall provide promptly all information reasonably requested by Aradigm for inclusion in, or for use in preparing, the Aradigm Proxy Statement.

ARTICLE 7

COVENANTS OF THE PARTIES

      The parties agree that:

      SECTION 7.01.     Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions as soon as practicable. Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions, including without limitation to vest in Novo Nordisk Delivery Technologies, Inc. good and marketable title or valid leasehold interests in the Transferred Assets. Each of the parties hereto agrees to cooperate with the other parties hereto to identify any documentation meeting the criteria set forth in subsection (e) of Part II of Annex 1 to Exhibit A to the Asset Purchase Agreement, such that such documentation forms part of the Transferred Assets.

      SECTION 7.02.     Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Authorizations are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Authorizations.

      SECTION 7.03.     Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to the Transaction Agreements or the Transactions and, except for any press releases and public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided that, the parties hereto agree that the press release set forth on Appendix A shall be released on the date hereof and that Aradigm shall furnish such press release to the United States Securities and Exchange Commission on Form 8-K.

      SECTION 7.04.     Confidentiality.

      (a) Each party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with the Transaction Agreements and not for any other purpose.

      (b) Each party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such party’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such party,

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a party is subject; provided that, such party shall give the other parties prompt notice of such request(s), to the extent practicable, so that such other parties may seek an appropriate protective order or similar relief (and the party shall cooperate with such efforts by such other parties, and shall in any event make only the minimum disclosure required by such Law)),

(iii) to the extent disclosure thereof is or will be made to the shareholders of Aradigm in the Aradigm Proxy Statement,

(iv) to any Governmental Authority in order to obtain from such Governmental Authority any authorization required or contemplated by this Agreement or any of the other Transaction Agreements as long as such Governmental Authority is advised of the confidential nature of such information, or

(v) as mutually agreed between the parties.

      (c) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any party.

      (d) For purposes of this Section 7.04, “Confidential Information” means any information concerning this Agreement or the parties’ respective rights and obligations hereunder; provided that, the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a party or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the Transaction Agreements, (ii) is or was available to such party on a non-confidential basis (as demonstrated by the written records of such party) prior to its disclosure to such party by the other party or (iii) was or becomes available to such party on a non-confidential basis from a source other than the other party, which source is or was (at the time of receipt of the relevant information) not, to the best of such party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the other party or another Person.

      SECTION 7.05.     Warn Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and/or the Law of the State of California as a result of the Transactions. Novo Nordisk will be responsible for providing any notification that may be required under the WARN Act with respect to any Development Program Employees. Aradigm will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of Aradigm who are not Development Program Employees.

      SECTION 7.06.     Nonsolicitation. Except as provided in the Letter Agreement, Aradigm, Novo Nordisk, and Novo Nordisk Delivery Technologies, Inc. each agree that for a period of three (3) full years after the Signing Date, neither it nor any of its respective Affiliates shall solicit, directly or indirectly, for employment, in the case of Aradigm, any Development Program Employee that is hired by Novo Nordisk Delivery Technologies, Inc. in accordance with this Agreement, and, in the case of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., any other employee of Aradigm; provided that, nothing in this Section 7.06 shall prohibit any Party from carrying out general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media. The Parties acknowledge that irreparable harm would result from any breach of this Section 7.06 and that there would be no adequate remedy at law or in damages to compensate for any such breach. The Parties agree that each Party shall be entitled to injunctive relief requiring specific performance of this Section 7.06 by the other Party or any of its Affiliates.

      SECTION 7.07.     Compliance with Existing Agreements. Novo Nordisk and its Affiliates and Aradigm shall each comply in all material respects with the terms and conditions of the Development and License Agreement, the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 8

EMPLOYEE BENEFITS

      SECTION 8.01.     Employment Offers.

      (a) Novo Nordisk Delivery Technologies, Inc. will make offers of employment to all active Development Program Employees with employment to commence with Novo Nordisk Delivery Technologies, Inc. as of the Closing Date. Development Program Employees who accept Novo Nordisk Delivery Technologies, Inc.’s offer of employment and report to work as of the Closing Date shall be “Transferred Development Program Employees.”

      (b) For purposes of this Agreement, any Development Program Employee who is not actively at work on the Closing Date due to a short-term absence for vacation, holiday, illness or injury of shorter duration than would satisfy the eligibility requirements to receive benefits under Aradigm’s disability plans, jury duty or bereavement leave, shall be deemed to be actively employed on the Closing Date. With respect to any Development Program Employee who is on an Approved Leave of Absence as of the Closing Date, Novo Nordisk Delivery Technologies, Inc. shall make an offer of employment to such Development Program Employee effective as of the date on which such Development Program Employee presents himself or herself to Novo Nordisk Delivery Technologies, Inc. for active employment following the Closing Date and within sixteen (16) weeks (or such longer time period as is required under the applicable Laws of the State of California) from the Closing Date to the same extent, if any, as Aradigm would be required to reemploy such Development Program Employee in accordance within applicable law. Employees on “Approved Leave of Absence” means Development Program Employees absent from work on the Closing Date and unable to perform their regular job duties under approved plans or policies of the employer or in accordance with the Family Medical Leave Act or similar state statutes or regulations or military leave under the Uniformed Services Employment and Reemployment Rights Act.

      (c) For the avoidance of doubt, Aradigm will retain any and all liabilities and obligations in respect of (i) Transferred Development Program Employees relating to employee benefits, compensation or otherwise, existing, accrued or resulting from actions or omissions on or prior to the Closing Date and (ii) the Development Program Employee Plans (as defined below), regardless of when the claim arises.

      (d) Novo Nordisk Delivery Technologies, Inc. or one of its Affiliates will recognize all service of the Transferred Development Program Employees with Aradigm or any of its Affiliates for purposes of eligibility to participate, vesting, severance and vacation accrual in those employee benefit plans in which the Transferred Development Program Employees are enrolled by Novo Nordisk Delivery Technologies, Inc. or one of its Affiliates immediately after the Closing.

      SECTION 8.02.     Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      “ERISA Affiliate” of any entity shall mean any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

      SECTION 8.03.     Employee Benefits Representations. Aradigm hereby represents and warrants to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. that:

(a) Schedule 8.03(a) contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Aradigm or any of its Affiliates and covers any Development Program Employee or any former employee of the Development Program. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available electronically to Novo Nordisk Delivery Technologies, Inc. together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Development Program Employee Plans.” Aradigm has provided Novo Nordisk Delivery Technologies, Inc. with, or has caused to be provided to Novo Nordisk Delivery Technologies, Inc., complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for Aradigm employees currently expected to be offered positions as Development Program Employees.

(b) None of Aradigm, any of its ERISA Affiliates or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) None of Aradigm, any ERISA Affiliate of Aradigm or any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Development Program Employee Plan that is intended to be qualified under Section 40 1(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination or opinion letter from the Internal Revenue Service, and Aradigm is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. Aradigm has made available to Novo Nordisk Delivery Technologies, Inc. copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Development Program Employee Plan. Each Development Program Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Development Program Employee Plan. No material events have occurred with respect to any Development Program Employee Plan that could result in payment or assessment by or against the Development Program, Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for any Development Program Employees or any retired or former employees of the Development Program, except as required to avoid excise tax under Section 4980B of the Code.

(f) There is no contract, plan or arrangement covering any employee or former employee of the Development Program that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code. No Development Program Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Aradigm, threatened against or involving, any Development Program Employee Plan before any Governmental Authority.

      SECTION 8.04.     Employee Benefits Covenants. From the date hereof until the Closing Date:

(a) Except as permitted under the retention program separately communicated by Aradigm to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., Aradigm shall not (i) issue, deliver or sell to the Development Program Employees, or authorize the issuance, delivery or sale to the Development Program Employees of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of any shares of Aradigm common stock (A) upon the exercise of Aradigm’s stock options that are outstanding on the date of this Agreement in accordance with the present terms of those options or (B) pursuant to the Aradigm Employee Stock Purchase Plan, as the same exists on the date of this Agreement; or (ii) amend any term of any outstanding security of Aradigm held by any Development Program Employees, unless such amendment applies to all similar securities of Aradigm that are outstanding.

(b) Except as permitted under the retention program separately communicated by Aradigm to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. or in the ordinary course of business (consistent with past practice), Aradigm shall not (i) increase the amount of compensation of any Development Program Employee or, except as required by an existing agreement disclosed to Novo Nordisk or as required by Law, make any increase in any employee benefits, (ii) grant any severance or termination pay to any Development Program Employee, (iii) enter into or amend any employment, severance or change of control contract or arrangement with any Development Program Employee, (iv) adopt any additional employee benefit plan, (v) amend in any material respect any Development Program Employee Plan, or (vi) terminate any related group of Development Program Employees (in one (1) or a series of related terminations).

      SECTION 8.05.     No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Aradigm or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Development Program Employee Plan or any plan or arrangement which may be established by Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the rights of Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates after the Closing Date to amend, modify or terminate any of its plans or arrangements or to terminate any of its employees.

ARTICLE 9

CONDITIONS TO CLOSING

      SECTION 9.01.     Conditions to Obligations of the Parties. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable Law and no Judgment shall prohibit the consummation of the Closing.

(b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

(c) The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

      SECTION 9.02.     Conditions to Obligations of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. The obligation of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Aradigm shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Aradigm contained in this Agreement and the other Transaction Agreements and in any certificate or other writing delivered by Aradigm pursuant hereto (disregarding all qualifications and exceptions contained therein relating to materiality or Aradigm Material Adverse Effect or any similar standard or qualification) shall be true at and as of the Closing Date as if made at and as of such time, with only such exceptions (I) as have not had and would not reasonably be expected to have, individually or in the aggregate, an Aradigm Material Adverse Effect or (II) that result solely from the announcement of the Transactions or actions taken by the Parties in accordance with the terms of this Agreement and (iii) Novo Nordisk shall have received a certificate signed by the President or the Chief Financial Officer of Aradigm to the foregoing effect.

(b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, seeking to restrain, prohibit or otherwise interfere with the ownership, leasing or operation or to require divestiture or other disposition by Novo Nordisk or any of its Affiliates of all or any material portion of the Transferred Assets or all or any material portion of the business or assets of the operations in the United States of Novo Nordisk and its Affiliates, collectively.

(c) Novo Nordisk shall have received an opinion of Cooley Godward LLP, counsel to Aradigm, dated the Closing Date to the effect set forth in Appendix B hereto.

(d) Aradigm shall have executed and delivered the Transaction Agreements to which it is a party, and all deeds, bills of sale, endorsements, consents, assignments and other documentation to be provided at Closing pursuant to such Transaction Agreements and/or reasonably necessary to vest in Novo Nordisk Delivery Technologies, Inc. all right, title and interest in, to and under the Purchased Assets.

(e) Aradigm shall have received all Required Consents and all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.03 or 3.20, in each case in form and substance reasonably satisfactory to Novo Nordisk, and no such consent, authorization or approval shall have been revoked.

(f) Aradigm shall have obtained, and shall have provided Novo Nordisk reasonably satisfactory evidence of, the Required Shareholder Approvals.

(g) The Employee Transition Plan shall have been implemented.

(h) Aradigm shall have entered into an agreement with the landlord (“Building 1 Landlord”) under the Lease Agreement dated January 28, 1998 between Britannia Point Eden, LLC and Aradigm regarding the Building 1 Premises (as defined in the Sublease Agreement) (as amended, the “Building 1 Lease”) in a form reasonably acceptable to Novo Nordisk, in which agreement Aradigm and Building 1 Landlord (i) agree to terminate any first refusal right with respect to the Additional Option Space (as defined in the Building 1 Lease) granted to Aradigm under the Building 1 Lease or, alternatively, (ii) agree to subordinate any such first refusal right with respect to the Additional Option Space to the first refusal right granted to the tenant under the Lease dated January 28, 1998 between Hayward Point Eden I Limited Partnership and Aradigm regarding premises located in Building G of the Britannia Point Eden Business Park in Hayward, Alameda County, California.

(i) Novo Nordisk shall have received all documents it may reasonably request relating to the existence of Aradigm and the authority of Aradigm for the Transaction Agreements to which it is a party, all in form and substance reasonably satisfactory to Novo Nordisk.

      SECTION 9.03.     Conditions to Obligation of Aradigm. The obligation of Aradigm to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (1) the representations and warranties of Novo Nordisk contained in this Agreement and in any certificate or other writing delivered by Novo Nordisk pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (2) Aradigm shall have received a certificate signed by an officer of Novo Nordisk to the foregoing effect.

(b) Aradigm shall have received an opinion of the General Counsel of Novo Nordisk or Davis Polk & Wardwell, counsel to Novo Nordisk, dated the Closing Date substantially to the effect specified in Sections 4.01, 4.02, 4.03 and 4.04. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Denmark, the State of

California, the State of New York or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Aradigm, and, as to matters of fact, upon certificates of officers of Novo Nordisk, copies of which opinions and certificates shall be contemporaneously delivered to Aradigm.

(c) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have executed and delivered the Transaction Agreements to which it is a party, and all bills of sale, assignments and other documentation to be provided at Closing pursuant to such Transaction Agreements.

(d) Novo Nordisk Delivery Technologies, Inc. shall have paid to Aradigm the Purchase Price.

(e) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have received all consents, authorizations or approvals from Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Aradigm, and no such consent, authorization or approval shall have been revoked.

(f) Aradigm shall have received all documents it may reasonably request relating to the existence of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. and the authority of each of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. for the Transaction Agreements to which it is a party, all in form and substance reasonably satisfactory to Aradigm.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

      SECTION 10.01.     Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date; provided that, the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04 and 3.20 and Article 8 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentence, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given in accordance with Section 10.03 to the party against whom such indemnity may be sought prior to such time.

      SECTION 10.02.     Indemnification. (a) Effective at and after the Closing, Aradigm hereby indemnifies Novo Nordisk and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses) (“Damages”) incurred or suffered by Novo Nordisk or any of its Affiliates arising out of:

(i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Aradigm pursuant to this Agreement; or

(ii) any Excluded Liability.

      (b) Effective at and after the Closing, Novo Nordisk hereby indemnifies Aradigm and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Aradigm or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. pursuant to this Agreement.

      SECTION 10.03.     Procedures. The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 10.02, which notice shall include a brief description of the specific facts relating to such claim, suit, action or proceeding. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such claim, suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE 11

TERMINATION

      Section 11.01.     Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the parties;

(b) by any of the parties if the Closing shall not have been consummated on or before January 31, 2005; or

(c) by any of the parties if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

      The party desiring to terminate this Agreement pursuant to clauses 11.01(b) and 11.01(c) shall give written notice of such termination to the other parties.

      SECTION 11.02.     Effect of Termination.

      (a) If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder or shareholder (as applicable), director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that, if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.02(b), 7.04, 11.02, 12.02, 12.03, 12.05 and 12.06 shall survive any termination hereof pursuant to Section 11.01.

      (b) For the avoidance of doubt, if this Agreement is terminated as permitted by Section 11.01, the Development and License Agreement, the Patent Cooperation Agreement, the Manufacturing and Supply Agreement and the Stock Purchase Agreement shall continue in full force and legal effect.

ARTICLE 12

MISCELLANEOUS

      SECTION 12.01.     Notices. Any notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Aradigm, to:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attention: Chief Financial Officer
Telephone: +1 510-265-9000
Telefax: +1 510-265-0277

      with a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Attention: James C. Kitch
Telephone: +1 650-843-5027
Telefax: +1 650-849-7400

      if to Novo Nordisk or Novo Nordisk Delivery Technologies, Inc., to:

Novo Nordisk A/ S
Novo Alle
DK-2880 Bagsvaerd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 18 30

      and

Attention: Vice President, Business Development
Telephone: +45 44 42 39 00
Telefax: +45 44 42 16 98

or to such other addresses and telecopier numbers as may from time to time be notified by any party to the other parties hereunder. All such notices, requests and other communications shall be deemed to have been delivered within seven (7) Business Days after dispatch and notice sent by telex or telefax shall be deemed to have been delivered within twenty-four (24) hours after dispatch. Notice of change of address shall be effective upon receipt.

      SECTION 12.02.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      SECTION 12.03.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Agreements shall be paid by the party incurring such cost or expense.

      SECTION 12.04.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Novo Nordisk Delivery Technologies, Inc. may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase or lease all or a portion of the Transferred Assets and the Real Property, but no such transfer or assignment will relieve Novo Nordisk Delivery Technologies, Inc. of its obligations hereunder.

      SECTION 12.05.     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

      SECTION 12.06.     Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court or that any such suit, action or proceeding brought in any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process.

      SECTION 12.07.     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

      SECTION 12.08.     Counterparts; Third Party Beneficiaries; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      SECTION 12.09.     Entire Agreement. This Agreement, the other Transaction Agreements, the Co-Existence Agreement and, until the Closing, if any, the Development and License Agreement, the Patent Cooperation Agreement, the Manufacturing and Supply Agreement and the Stock Purchase Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter.

      SECTION 12.10.     Bulk Sales Laws. Novo Nordisk and Aradigm each hereby waive compliance by Aradigm with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Aradigm agrees to indemnify and hold Novo Nordisk harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Novo Nordisk or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

      SECTION 12.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 12.12.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity; provided that, the last two (2) sentences of Section 7.06 shall apply to specific performance of the terms of Section 7.06.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARADIGM CORPORATION

By:	/s/ RICHARD P. THOMPSON

Name: Richard P. Thompson
Title: Chairman

NOVO NORDISK MS

By:	/s/ PER VALSTORP

Name:
Title: Senior Vice President, Product Supply

NOVO NORDISK DELIVERY TECHNOLOGIES, INC.

By:	/s/ PER VALSTORP

Name:
Title: Chief Executive Officer

EXHIBIT A

[AMENDED AND RESTATED LICENSE AGREEMENT]

AMENDED AND RESTATED

LICENSE AGREEMENT

dated as of

                    , 2004

between

ARADIGM CORPORATION

and

NOVO NORDISK A/S

AMENDED AND RESTATED AND LICENSE AGREEMENT

      This AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is entered into as of                     , 2004 by and between Aradigm Corporation, a corporation duly organized and existing under the laws of the State of California (“Aradigm”) and Novo Nordisk A/S, a company duly organized and existing under the laws of Denmark (“Novo Nordisk”).

      WHEREAS, Novo Nordisk and Aradigm entered into a Development and License Agreement dated as of June 2, 1998, as amended by Amendment No. 1 thereto dated as of October 22, 2001 (the “Development and License Agreement”) to develop a system for pulmonary delivery of insulin (and potentially other compounds) and under which Aradigm granted to Novo Nordisk an exclusive, world-wide license under certain patent rights and “know-how,” to use, market, distribute, sell and sublicense products resulting from such development program in the Field (as defined herein and therein);

      WHEREAS, Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Novo Nordisk Delivery Technologies, Inc.”) are parties to a Restructuring Agreement dated as of September 28, 2004 (the “Restructuring Agreement”) pursuant to which they have agreed to restructure their existing arrangements regarding the development, production and commercialization of the Development Program (as defined herein) and to certain other matters as set forth therein; and

      WHEREAS, the amendment and restatement of the Development and License Agreement is a precondition to performance on the part of Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of their respective obligations under the Restructuring Agreement.

      NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.01.     Definitions.

      The following terms, as used herein, shall have the following meanings:

      “Affiliates” shall have the meaning set forth in the Restructuring Agreement.

      “Alternative Technology” shall mean any pulmonary drug delivery technology that may be covered by the Aradigm Selected Pulmonary Delivery Patent Rights, but that (a) does not use any Aradigm Know-How and (b) is not claimed by any Aradigm Patent Rights.

      “Alternative Technology Effective Date” means the date that is the earlier of (a) three (3) years after the delivery (without subsequent withdrawal) as permitted under Section 2.07(c)) by Novo Nordisk to Aradigm of an Alternative Technology Notice for a product using a specific insulin or insulin analog class described in such Alternative Technology Notice and (b) the granting of Regulatory Approval for such product.

      “Alternative Technology Notice” means written notice provided by Novo Nordisk to Aradigm pursuant to Section 2.07(c) stating that Novo Nordisk intends to commence commercialization of a product using an Alternative Technology to deliver insulin and insulin analogs.

      “Aradigm Background IPR” shall mean any and all knowledge, information, expertise, results, improvements or inventions (whether patentable or not), and all related intellectual property rights, Made Jointly by the Parties or individually by one (1) of the Parties as a part of the Development Program under the Development and License Agreement prior to the Effective Date and which relate to the Packaged Product (except as specified with respect to the Program Compounds, formulations thereof or the interactions between materials and such formulations) and the Device. The Aradigm Background IPR shall be included within the Aradigm Patent Rights or Aradigm Know-How, as applicable.

      “Aradigm Know-How” shall mean all knowledge, information and expertise made or developed by Aradigm prior to the Effective Date related to the development and production of the Device, the Packaged Product and the Program Compounds (introduced into the Development Program prior to the Effective Date), whether or not covered by Aradigm Patent Rights or any other industrial or intellectual property right of Aradigm, including but not limited to clinical data, technical data, experimental results, specifications, techniques, methods, processes and written materials.

      “Aradigm New IPR” shall mean any and all knowledge, information, expertise, results, improvements or inventions, whether patentable or not, and all related intellectual property rights, that are made or developed after the Effective Date and prior to the termination of this Agreement, and that: (a) are Made Jointly by Novo Nordisk and Aradigm or by Aradigm alone and that relate solely to any Device (including without limitation the manufacturing thereof) and/or Packaged Product (including without limitation the manufacturing thereof, except as specified with respect to the Program Compounds, formulations thereof or the interactions between materials and such formulations); or (b) are made or developed by Aradigm alone and that relate solely to any method of treatment within the Field (including without limitation medical data, algorithms for dosing, models for predicting dosing and/or optimizing treatment, clinical data and patient data).

      “Aradigm Patent Rights” shall mean any and all of Aradigm’s patents and patent applications possessed by Aradigm prior to the Effective Date (other than the Aradigm Selected Pulmonary Delivery Patent Rights) related to the Device, the Packaged Product and the Program Compounds introduced into the Development Program prior to the Effective Date, including (a) the patents and patent applications listed on Schedule 3.13(a)(i) to the Restructuring Agreement, (b) patents and patent applications relating to the development, production and use of the Device, the Packaged Product, and the Program Compounds introduced into the Development Program prior to the Effective Date, and (c) all continuations, continuations-in-part, divisionals or re-issues of such patents and patent applications and any patents issuing thereon or extensions thereof or any foreign counterparts thereof. Extensions of patents shall include: (i) extensions under the U.S. Patent Term Restoration Act, (ii) extensions of patents under the Japanese Patent Law, (iii) Supplementary Protection Certificates for members of the European Patent Convention and other countries in the European Economic Area and (iv) similar extensions under any applicable law in the Territory.

      “Aradigm Selected Pulmonary Delivery Patent Rights” shall mean the patent claims listed in Appendix A and Obvious Variants thereof.

      “Baselines” shall mean the forecast amounts of Net Sales of the Insulin Compound Packaged Products and the Device separately communicated to Aradigm prior to the date hereof and “Baseline” shall mean the forecast amount for any particular calendar year following First Marketing of the Insulin Compound Packaged Products and the Device by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof.

      “Broad Regulatory Approval” shall mean, with respect to Packaged Products and the Device, Regulatory Approval authorizing marketing thereof for the treatment of patients with diabetes mellitus (type 1 and type 2).

      “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      “Co-Existence Agreement” shall have the meaning set forth in the Restructuring Agreement.

      “Development Program” shall mean the development of the Packaged Product and the Device, including the pre-clinical and clinical development programs required for registration and approval of the Packaged Product and the Device in the Territory conducted by the Parties under the Development and License Agreement prior to the Effective Date, and as thereafter conducted by Novo Nordisk in accordance with this Agreement.

      “Device” shall mean: (a) any pulmonary delivery device that (i) has been developed in the course of the Development Program prior to the Effective Date, and (ii) is based on the device technology described by the Aradigm Patent Rights or utilizing Aradigm Know-How; and (b) any improved or later generation version thereof, in each case, together with any accessories, used to administer any Program Compound contained in a disposable unit dose package, developed in the course of the Development Program after the Effective Date.

      “Diligent Efforts” shall mean, with respect to efforts of any Party hereto, no less than the efforts that such Party applies to: (a) development, manufacture or commercialization of its own compounds or products with similar regulatory requirements and market potential; and (b) prosecution, maintenance and/or defense of intellectual property rights of similar importance.

      “Effective Date” shall mean the date hereof.

      “Field” shall mean pulmonary administration of insulin, insulin analogs and any other compounds whose principal therapeutic effect is to control blood glucose levels in humans, including but not limited to glucagon-like peptide (“GLP”), GLP-1 and analogs of GLP.

      “First Marketed Product and Device” shall be deemed to mean the first of any of the following products for which First Marketing by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof shall have occurred: (1) the Insulin Compound Packaged Product and the Device, (2) any Packaged Product (relating to Program Compounds other than the Insulin Compound) and the Device and (3) any products using an Alternative Technology to deliver a specific insulin or insulin analog class (in such case, only to the extent that royalties are payable under Section 2.07(e)(i)).

      “First Marketing” shall mean the making available for sale of the applicable product in commercial quantities for the first time in any country in the Territory.

      “First Marketing Commencement Date” shall mean the date on which the applicable First Marketing shall have commenced.

      [****]

      “Insulin Compound” shall mean recombinant human insulin.

      “Insulin Compound Packaged Product” shall mean the disposable unit dose packages developed in the course of the Development Program containing Insulin Compound, packaged for use with the Device for pulmonary delivery of such Insulin Compound.

      “Joint Marketing Partners” shall mean any co-marketers, co-promoters and/or rental sales forces.

      “Later Marketed Product and Device” shall be deemed to mean any and all of the following products for which First Marketing by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof shall have occurred following First Marketing of the First Marketed Product and Device: (1) the Insulin Compound Packaged Product and the Device, (2) any Packaged Product (relating to Program Compounds other than the Insulin Compound) and the Device or (3) any products using an Alternative Technology to deliver a specific insulin or insulin analog class (in such case, only to the extent that royalties are payable under Section 2.07(e)(i)).

      “Know-How” shall mean the Aradigm Know-How and Novo Nordisk Know-How, collectively.

      “Made Jointly” shall mean “made jointly” as such term is interpreted under applicable U.S. patent law.

      “Net Sales” shall mean the invoiced gross revenue from sales of the applicable product, when invoiced to any third party in an arm’s length transaction less: (a) Trade, cash and/or quantity discounts or rebates, if any; (b) Credits or allowances given for rejection or return of such products previously sold as well as the cost of replacement products, including shipping and other incidental charges related thereto; (c) Any tax or governmental charge other than income tax levied on the sale thereof or customs duties associated therewith;

**** Confidential Information Omitted

and (d) Freight, insurance and other similar expenses billed separately to the customer. Upon a request by Aradigm or Novo Nordisk, as the case may be, supported by suitable documentation reflecting actual operating experience, the Parties will agree on a fixed percentage of Net Sales of the applicable product to represent item (d).

      “Novo Nordisk Affiliate Group” shall mean Novo Nordisk and its Affiliates, collectively.

      “Novo Nordisk Background IPR” shall mean any and all knowledge, information, expertise, results, improvements or inventions (whether patentable or not), and all related intellectual property rights, Made Jointly by the Parties or individually by one (1) of the Parties as a part of the Development Program under the Development and License Agreement prior to the Effective Date and which relate to any Program Compound, formulations thereof or the interactions between materials and such formulations, but excluding aspects of the formulation relating to the aerosolization of the Program Compounds. The Novo Nordisk Background IPR shall be included within the Novo Nordisk Patent Rights or Novo Nordisk Know-How, as applicable.

      “Novo Nordisk Know-How” shall mean all knowledge, information and expertise made or developed by Novo Nordisk prior to the Effective Date related to the Insulin Compound or that Novo Nordisk otherwise has contributed (or will contribute) to the Development Program, whether or not covered by Novo Nordisk Patent Rights or any other industrial or intellectual property right of Novo Nordisk, including but not limited to technical data, experimental results, specifications, techniques, methods, processes and written materials.

      “Novo Nordisk New IPR” shall mean (a) any and all knowledge, information, expertise, results, improvements or inventions, whether patentable or not, and all related intellectual property rights, made or developed by Novo Nordisk alone as a part of the Development Program after the Effective Date and prior to the termination of this Agreement that relate solely to any Device (including without limitation the manufacturing thereof) and/or Packaged Product (including without limitation the manufacturing thereof); (b) any and all knowledge, information, expertise, results, improvements or inventions, whether patentable or not, and all related intellectual property rights, Made Jointly by Novo Nordisk and Aradigm or by Novo Nordisk alone as a part of the Development Program after the Effective Date and prior to the termination of this Agreement and which relate solely to any method of treatment within the Field (including without limitation medical data, algorithms for dosing, models for predicting dosing and/or optimizing treatment, clinical data and patient data); and (c) any and all results, improvements or inventions, whether patentable or not, and all related intellectual property rights, Made Jointly by Novo Nordisk and Aradigm, by Aradigm alone or by Novo Nordisk alone as a part of the Development Program after the Effective Date and prior to the termination of this Agreement and which relate to any Program Compound, formulations thereof or the interactions between materials and such formulations.

      “Novo Nordisk Patent Rights” shall mean any and all of Novo Nordisk’s patents and patent applications possessed by Novo Nordisk prior to the Effective Date related to any Program Compound, including (a) patents and patent applications relating to the production, development and use of any Program Compound and (b) all continuations, continuations-in-part, divisionals or re-issues of such patents and patent applications and any patents issuing thereon or extensions thereof or any foreign counterparts thereof. Extensions of patents shall include: (i) extensions under the U.S. Patent Term Restoration Act, (ii) extensions under the Japanese Patent Law, (iii) Supplementary Protection Certificates for members of the European Patent Convention and other countries in the European Economic Area and (iv) similar extensions under any applicable law in the Territory.

      “Obvious Variant” shall mean any patent claim for which the United States Patent and Trade Office could properly issue a double patenting rejection in respect of the specific claims of the patents listed in Appendix A if the claim in question were presented by itself in a new patent application owned by Aradigm. For non-U.S. patent and non-U.S. patent applications, a claim that is an Obvious Variant of one (1) or more claims listed in Appendix A is any claim that, if it were presented in a new U.S. patent application owned by Aradigm, could properly be the subject of a double patenting rejection by the United States Patent and Trade Office. For the avoidance of doubt, Obvious Variants of the claims listed in Appendix A shall be included in the license granted under Section 3.02.

      “Packaged Product” shall mean any disposable unit dose package developed in the course of the Development Program containing the Insulin Compound or other Program Compounds, packaged for use with the Device for pulmonary delivery of such Insulin Compound or other Program Compounds.

      “Parties” shall mean the parties hereto and “Party” shall mean any one of the parties hereto.

      “Patent Rights” shall mean the Aradigm Patent Rights, patent rights under the Aradigm New IPR, Aradigm Selected Pulmonary Patent Rights, Novo Nordisk Patent Rights and patent rights under the Novo Nordisk New IPR, collectively.

      “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Program Compounds” shall mean the Insulin Compound and any other insulin compounds, insulin analog compounds and non-insulin compounds included in the Development Program by Novo Nordisk in its sole discretion.

      “Regulatory Approval” shall mean the granting of a commercial marketing authorization for (a) a Packaged Product for delivery of a Program Compound using the Device, (b) the Device or (c) any product based on any Alternative Technology, as the case may be.

      “Regulatory Submission” shall mean the filing of an application for a commercial marketing authorization for (a) a Packaged Product for delivery of a Program Compound using the Device, (b) the Device or (c) any product based on any Alternative Technology, as the case may be.

      “Stage 1 Commercialization Period” shall mean the period commencing on the applicable First Marketing Commencement Date and ending on the third anniversary thereof.

      “Stage 2 Commercialization Period” shall mean the period commencing on the expiration of the applicable Stage 1 Commercialization Period and ending on the first anniversary thereof.

      “Stage 3 Commercialization Period” shall mean the period commencing on the expiration of the applicable Stage 2 Commercialization Period and ending on the termination of this Agreement; provided that, in the event of a termination by Novo Nordisk pursuant to either or both of Section 10.02 and Section 10.04, the Stage 3 Commercialization Period shall end on the later of (A) the date that is ten (10) years from the First Marketing of any Packaged Product and the Device, or another pulmonary product, as the case may be, and (B) the expiration date of the last patent required to cover the Packaged Product and the Device, or another pulmonary product, as the case may be, and the development, manufacturing, use, marketing, distribution, sale, offer for sale, importation and/or exportation thereof in and from the Territory.

      “Status Report” shall mean the status report on the Development Program to be provided by Novo Nordisk to Aradigm at meetings of the Review Committee as contemplated by Section 2.04(f) in a form consistent with Novo Nordisk’s practice.

      “Territory” shall include any and all countries of the world.

      “Transaction Agreements” shall have the meaning set forth in the Restructuring Agreement.

      SECTION 1.02.     Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Recitals
Aradigm	Recitals
Bankruptcy Code	12.01(a)
Confidential Information	8.01(d)
Development and License Agreement	Recitals
Directly Infringing Product	7.02(c)
Field Claim	7.02(b)
Field Infringement	7.04(a)
Independent Auditor	5.05(a)
Non-Insulin Compound	2.07(b)
Novo Nordisk	Recitals
Novo Nordisk Delivery Technologies, Inc.	Recitals
Representatives	8.01(d)
Restructuring Agreement	Recitals
Review Committee	2.02
Royalty Paying Party	5.02
Royalty Receiving Party	5.02
substantially the same as	7.02(c)

      SECTION 1.03.     Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any Party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Appendices, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Appendices, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

RIGHTS AND OBLIGATIONS OF THE PARTIES

      SECTION 2.01.     Development Program. Novo Nordisk shall conduct the Development Program in its sole discretion and at its own expense.

      SECTION 2.02.     Review Committee. The Parties shall establish a Review Committee (“Review Committee”) within thirty (30) calendar days of the Effective Date. The first meeting of such Review Committee shall be held no later than April 1, 2005. The Review Committee shall

(a) consist of up to three (3) representatives of each Party, as notified by such Party to the other Party from time to time in writing. Other non-voting representatives of a Party may attend each meeting upon the approval of the Review Committee;

(b) be chaired by a representative of Novo Nordisk from the Effective Date until December 31, 2005; provided that, after such date a representative from Aradigm will chair the Review Committee from January 1, 2006 until December 31, 2006, and thereafter the Parties will alternate chairing the Review Committee on a calendar year basis;

(c) meet periodically (at least once every six (6) months). Meetings shall be convened by the chairperson with at least thirty (30) calendar days prior written notice and such notice shall include an agenda. Either Party may request the chairperson to call a meeting, but in no event shall any Party request the chairperson to call more than four (4) meetings per calendar year; and

(d) have minutes drafted of each meeting by the chairperson and signed by one representative of each Party.

      SECTION 2.03.     Obligations Of The Parties In Respect Of The Review Committee. (a) The Parties agree that during the meetings of the Review Committee at which the semi-annual technology review required under Section 2.04 shall take place, they shall disclose and provide reasonable details relating to: (i) intellectual property rights and/or know-how with potential application in the Field in general and in later generation Packaged Products and Devices in particular; and (ii) plans, programs, results and ongoing developments that could lead to or result in Aradigm New IPR or Novo Nordisk New IPR, as applicable, including Aradigm New IPR and Novo Nordisk New IPR relating to later generation Packaged Products and Devices. For the avoidance of doubt, the obligation of Novo Nordisk to disclose and provide reasonable details under this Section 2.03 shall extend only to plans, programs, results and ongoing developments within the Development Program.

      (b) After Aradigm discloses and provides reasonable details relating to its intellectual property rights with potential application in the Field in accordance with Section 2.03(a), the Parties shall discuss and determine in good faith whether or not such intellectual property rights constitute Aradigm New IPR, Novo Nordisk New IPR or neither. In the event such determination requires further research and/or development to evaluate the utility of such intellectual property rights within the Development Program, the Parties shall agree in writing to the scope and design of such research and/or development activities pursuant to consulting arrangements as contemplated by Section 2.04(c) below. The Parties shall discuss in good faith and agree whether or not any knowledge, information, expertise, results, improvements or inventions, whether patentable or not, and all related intellectual property rights, made or developed by Aradigm solely, Novo Nordisk solely, or Aradigm and Novo Nordisk jointly arising out of any such further research and/or development following disclosure of such Aradigm intellectual property rights constitute Aradigm New IPR, Novo Nordisk New IPR or neither. In the event the Parties determine that the Aradigm intellectual property rights have applications outside the Development Program or have applications both inside and outside the Development Program, upon written request by Novo Nordisk to Aradigm, Aradigm shall in good faith consider granting, but shall have no obligation to grant, a license under such intellectual property rights to Novo Nordisk for applications outside of the Development Program on terms to be agreed in writing between the Parties.

      (c) Novo Nordisk shall provide Aradigm with a copy of a presentation relating to any Status Report to be delivered at a Review Committee meeting at least ten (10) days prior to such Review Committee meeting.

      SECTION 2.04.     Responsibilities Of The Review Committee. The Review Committee shall be responsible for the following matters:

(a) ensuring optimal cooperation between the Parties;

(b) conducting semi-annual technology reviews within the field of pulmonary administration of drugs;

(c) identifying and recommending, subject to the Parties’ agreement, consulting and other assignments to be performed by Aradigm under the Development Program or as contemplated by Section 2.03(b) at Novo Nordisk’s expense;

(d) reviewing the status, process and strategy for prosecution and maintenance of patents in accordance with Article 6 and addressing any issues or developments arising therefrom;

(e) overseeing ongoing implementation of the technology transfer process contemplated in the Restructuring Agreement;

(f) reviewing any Status Report on the Development Program presented by Novo Nordisk; and

(g) discussing any other matters as mutually agreed between the Parties.

      SECTION 2.05.     Diligent Efforts. Novo Nordisk agrees that it will use its Diligent Efforts to develop and commercialize the Insulin Compound Packaged Product and the Device, including without limitation the following:

(a) Novo Nordisk must use Diligent Efforts to clinically develop and register the Insulin Compound Packaged Product and the Device until it has obtained Broad Regulatory Approval of such Insulin Compound Packaged Product and the Device in the United States and the European Union;

(b) Novo Nordisk must fund the Development Program for the Insulin Compound Packaged Product and the Device with [****] until a Regulatory Submission for Broad Regulatory Approval of such Insulin Compound Packaged Product and the Device has been made in the United States and the European Union;

(c) until receipt of Broad Regulatory Approval by Novo Nordisk in the United States and the European Union, Novo Nordisk must expend [****] and

(d) within the three-year period following Novo Nordisk’s receipt of Broad Regulatory Approval in the United States in respect of the Insulin Compound Packaged Product and the Device, a member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof must accomplish First Marketing of the Insulin Compound Packaged Product and the Device in the United States.

For purposes of this Section 2.05, any reference to amounts in U.S. dollars to be funded or expended by Novo Nordisk shall be calculated on a pro rata basis for any calendar year in which this Agreement is not in full force and effect for the entire calendar year based on the actual number of days elapsed prior to the end of such calendar year.

      SECTION 2.06.     Use Restrictions. Aradigm shall use Insulin Compounds supplied by Novo Nordisk, the Novo Nordisk Know-How and the know-how included within Novo Nordisk New IPR only as provided for in this Agreement. Novo Nordisk shall use the Aradigm Know-How and know-how included within Aradigm New IPR only as provided for in this Agreement.

      SECTION 2.07.     Alternative Technology. (a) Subject to the terms of this Agreement, Novo Nordisk shall have the right to develop and commercialize products based on Alternative Technology for pulmonary delivery of insulin, insulin analogs, and non-insulin compounds within the Field.

**** Confidential Information Omitted

      (b) In the event that Novo Nordisk commences clinical trials in humans for any product based on any Alternative Technology to deliver a non-insulin compound (a “Non-Insulin Compound”), such Non Insulin Compound will then be excluded from the Field, and Aradigm shall have the right to research, develop and/or commercialize (directly or through licensees) products based on Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm New IPR and/or Aradigm Know-How to deliver such Non-Insulin Compound or any compound that is in the same chemical class as such Non-Insulin Compound; provided that, Aradigm shall not be entitled to any license, including any implied license, under any patent rights or know-how of Novo Nordisk covering such Non-Insulin Compound. Novo Nordisk shall notify Aradigm in writing prior to the first dosing of the first patient in the first such clinical trial, if any.

      (c) Aradigm hereby acknowledges that: (i) subject to the terms of this Agreement, Novo Nordisk may be simultaneously conducting research and development alone or in collaboration with third parties on products using an Alternative Technology to deliver insulin and insulin analogs; and (ii) Novo Nordisk may supply insulin and insulin analogs to third parties free of charge for use in such third parties’ clinical studies using such third parties’ pulmonary delivery technology in exchange for rights in such technology in the Field; provided that, notwithstanding the foregoing, in the event that Novo Nordisk is conducting research on and developing any products using any Alternative Technology to deliver a specific insulin or insulin analog class, Novo Nordisk shall provide an Alternative Technology Notice to Aradigm of its intention to commence commercialization of such product at least three (3) years prior to First Marketing of such product; provided further that, Novo Nordisk shall not deliver any Alternative Technology Notice within twelve (12) months of the Effective Date. The Alternative Technology Notice may be withdrawn by Novo Nordisk, without penalty, for a specific insulin or insulin analog class at any time during the twelve (12) months following delivery of the Alternative Technology Notice.

      (d) From receipt of the Alternative Technology Notice until, if applicable, such notice is withdrawn as permitted under Section 2.07(c), the licenses described in Section 3.01 and Section 3.02 shall become non-exclusive to the extent necessary to permit Aradigm to discuss the product opportunity with potential marketing partners, prepare for potential development activities, and/or engage in exploratory trials, for the delivery of the specific insulin or insulin analog class that is the subject of such Alternative Technology Notice. In the event that Novo Nordisk has not withdrawn such Alternative Technology Notice within twelve (12) months as permitted under Section 2.07(c), the licenses described in Section 3.01 and Section 3.02 shall become non-exclusive, and the license described in Section 3.04(b) shall include the Field, to the extent necessary to enable Aradigm, alone or in collaboration with one (1) marketing partner, to develop and, from and after the Alternative Technology Effective Date, to commercialize devices and/or dose packages for the delivery of the specific insulin or insulin analog class that is the subject of such Alternative Technology Notice. Thereafter, for each Alternative Technology Notice delivered by Novo Nordisk, Aradigm may engage one (1) additional marketing partner in accordance with the procedures, for the purposes, on the timetables and subject to the limitations, set forth in this Section 2.07. Notwithstanding anything else contained herein, if Novo Nordisk withdraws the Alternative Technology Notice for a specific insulin or insulin analog class at any time during the twelve (12) months following delivery of the Alternative Technology Notice, then the licenses granted under Section 3.01 and Section 3.02 shall become exclusive again with respect to the specific insulin or insulin analog class that is the subject of such withdrawn Alternative Technology Notice.

      (e) No later than two (2) years after receipt of the Alternative Technology Notice, without subsequent withdrawal by Novo Nordisk, Aradigm may elect, by notifying Novo Nordisk in writing, to market, either alone or in collaboration with one (1) marketing partner, an insulin or insulin analog class that it would have the right to commercialize from and after the Alternative Technology Effective Date.

(i) In the event that Aradigm delivers written notice to Novo Nordisk that Aradigm will not market or fails to deliver any notice regarding its intent to market, either alone or in collaboration with one (1) marketing partner, an insulin or insulin analog class that it would have the right to commercialize from and after the Alternative Technology Effective Date, notwithstanding Section 2.07(d), then the license granted to Novo Nordisk pursuant to Section 3.01 and Section 3.02 shall remain exclusive with respect thereto, and: (A) until the sixth (6th) anniversary of the earlier of (I) First Marketing of a Packaged Product and the Device and (II) First Marketing of any product based on an Alternative

Technology that has been described in the applicable Alternative Technology Notice, Aradigm shall be entitled to a royalty (in accordance with Section 5.01) on the Net Sales by any member of the Novo Nordisk Affiliate Group, or any permitted sublicensees thereof, of the product described in the applicable Alternative Technology Notice (whether or not such product is covered by any Aradigm Selected Pulmonary Delivery Patent Rights); and (B) following the sixth (6th) anniversary of the earlier of (I) and (II) above, Aradigm shall be entitled to a royalty (in accordance with Section 5.01) on the Net Sales by any member of the Novo Nordisk Affiliate Group, or any permitted sublicensees thereof, of (1) any Packaged Product and the Device and (2) any product based on an Alternative Technology that has been described in the applicable Alternative Technology Notice to the extent that, and for so long as, such product is covered by any of the Aradigm Selected Pulmonary Delivery Patent Rights.

(ii) In the event that Aradigm delivers written notice to Novo Nordisk that Aradigm will market, either alone or in collaboration with one (1) marketing partner, any insulin or insulin analog class similar to the insulin or insulin analog class specified in the applicable Alternative Technology Notice, then Aradigm shall be entitled to a royalty only on Net Sales of any Packaged Product and the Device in accordance with Section 5.01 and shall not be entitled to a royalty on any product based on an Alternative Technology that has been described in such Alternative Technology Notice.

      (f) To the extent that Novo Nordisk obtains Regulatory Approval of any product using any Alternative Technology prior to the expiration of three (3) years following delivery of an Alternative Technology Notice for such product to Aradigm pursuant to Section 2.07(c), Aradigm and Novo Nordisk agree to negotiate in good faith regarding the potential for Novo Nordisk to commence First Marketing of such product using any Alternative Technology prior to the expiration of such three (3) year period; provided that, nothing in this Section 2.07(f) shall serve to limit in any way Aradigm’s rights or obligations hereunder or to provide Novo Nordisk with a right to commence First Marketing of any product using any Alternative Technology until the expiration of three (3) years following delivery of the Alternative Technology Notice for such product to Aradigm pursuant to Section 2.07(c).

      SECTION 2.08.     Noncompetition. For so long as the license granted to Novo Nordisk under Section 3.01 is exclusive in the Field, except for activities and agreements otherwise expressly permitted under this Agreement, Aradigm shall be prohibited from entering into any agreement with any third party with respect to any activities within the Field, and shall not conduct any work program in the Field with Insulin Compound or any other Program Compound provided by any third party supplier without the prior written consent of Novo Nordisk.

      SECTION 2.09.     Product Liability. Subject to the terms of this Section 2.09, product liabilities that are incurred prior to the first Regulatory Submission will be allocated between the Parties based on the fault or relative fault of the Parties. If negligence or fault cannot be so determined or allocated, then such liability shall be borne 80% by Novo Nordisk and 20% by Aradigm. Until the first Regulatory Submission, Aradigm shall be responsible for product liability to the extent such liability is attributable to: (a) any failure by Aradigm prior to the Effective Date to manufacture the Packaged Product and/or the Device in accordance with applicable standards and practices; (b) defects or flaws in design that are caused by Aradigm until the subsystem of the Packaged Product and/or Device as to which any such defect or flaw in design relates shall have been validated and verified by Novo Nordisk; or (c) Aradigm’s negligence. Following the first Regulatory Submission, Novo Nordisk shall assume responsibility for all product liability arising out of the conduct of the Development Program and the practice by any member of the Novo Nordisk Affiliate Group of the licenses granted to Novo Nordisk in this Agreement and Aradigm shall have no responsibility for any product liability arising out of the practice by any agent or permitted sublicensees of any member of the Novo Nordisk Affiliate Group of the licenses granted to Novo Nordisk in this Agreement.

ARTICLE 3

GRANT OF LICENSE

      SECTION 3.01.     License. Subject to the terms of this Agreement, Aradigm hereby grants Novo Nordisk a world-wide, exclusive, royalty-bearing license under the Aradigm Patent Rights (including applicable Aradigm Background IPR), Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm New IPR and Aradigm Know-How (including applicable Aradigm Background IPR) to (a) develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any Packaged Product and the Device in and from the Territory for use within the Field, with the right to sublicense its customers and Joint Marketing Partners pursuant to Section 3.03, and (b) otherwise exercise and perform its rights and obligations under this Agreement.

      SECTION 3.02.     Additional License Under Aradigm Selected Pulmonary Delivery Patent Rights. (a) Subject to the terms of this Agreement, Aradigm hereby grants Novo Nordisk a world-wide, exclusive, royalty-bearing license, under the Aradigm Selected Pulmonary Delivery Patent Rights to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export products described in an Alternative Technology Notice that are covered by the Aradigm Selected Pulmonary Delivery Patent Rights in and from the Territory for use within the Field, with the right to sublicense its customers and Joint Marketing Partners pursuant to Section 3.03.

      (b) For purposes of this Section 3.02, the patent claims listed in Appendix A, including “Obvious Variants” of those claims as defined herein, are the only claims that Novo Nordisk will be licensing under this section and this license will not imply a license to any other patent claim held by Aradigm either issued, pending or in a future patent yet to be filed, unless such patent claim is an Obvious Variant of the patents listed in Appendix A. Novo Nordisk expressly disclaims any right to license the Aradigm Patent Rights, including patents (other than patents also listed in Appendix A and Obvious Variants thereof) listed in Schedule 3.13(a)(i) of the Restructuring Agreement by reason of the license granted under Section 3.02. Novo Nordisk acknowledges that some of the non-licensed patent claims contained in the Aradigm Patent Rights, including the patents (other than patents also listed in Appendix A and Obvious Variants thereof) listed in Schedule 3.13(a)(i) of the Restructuring Agreement may be required to gain freedom to operate but that nevertheless there is no implied license thereunder granted to Novo Nordisk.

      SECTION 3.03.     Sublicense. Subject to the terms of this Agreement, Aradigm hereby grants Novo Nordisk the right to sublicense its customers and Joint Marketing Partners, under Novo Nordisk’s licenses under the Aradigm Patent Rights (including applicable Aradigm Background IPR), Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm New IPR and Aradigm Know-How (including applicable Aradigm Background IPR) in this Agreement (as applicable) to: (a) use any Packaged Product and the Device and (b) market, distribute, sell, offer to sell, import and/or export any Packaged Product and the Device, so long as said items were bought from any member of the Novo Nordisk Affiliate Group or from a Joint Marketing Partner.

      SECTION 3.04.     Additional Licenses. (a) Subject to the terms of this Agreement, Aradigm shall and hereby does grant Novo Nordisk a perpetual, world-wide, non-exclusive, royalty-free license under any Aradigm New IPR Made Jointly by Novo Nordisk and Aradigm to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the Field, with the right to sublicense its customers and Joint Marketing Partners pursuant to Section 3.03.

      (b) Subject to the terms of this Agreement, Novo Nordisk shall and hereby does grant Aradigm a perpetual, world-wide, non-exclusive, royalty-free license under any Novo Nordisk New IPR that relate solely to any Device (or manufacturing thereof) and/or Packaged Product (or manufacturing thereof, except the Program Compounds, formulations thereof and the interactions between materials and such formulations) to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the Field, with a right to sublicense. Such right to sublicense shall be royalty-bearing (such royalty to be determined in accordance with the provisions set forth in Section 5.03(a)) to the extent that (i) Aradigm receives from the sublicensee thereof a royalty or other compensation and (ii) without such sublicense, the applicable product would otherwise infringe the patents included within Novo Nordisk New IPR.

      (c) Subject to the terms of this Agreement, Novo Nordisk shall and hereby does grant Aradigm a perpetual, world-wide, non-exclusive, royalty-free license under any Novo Nordisk New IPR Made Jointly by Novo Nordisk and Aradigm relating solely to any method of treatment to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the Field.

      (d) Aradigm hereby agrees not to object to or disagree with the use by Novo Nordisk of the AERIX trademark pursuant to the terms of the Co-Existence Agreement.

      SECTION 3.05.     Publicly Available Information. For the avoidance of doubt, nothing contained in this Agreement shall preclude any member of the Novo Nordisk Affiliate Group from using any publicly-available knowledge, information and expertise related to or disclosed in the Patent Rights or that is otherwise publicly-available.

ARTICLE 4

SUPPLY

      SECTION 4.01.     Novo Nordisk Supply Obligations. Novo Nordisk agrees that it will use its reasonable efforts to obtain consent from third party suppliers to permit Aradigm to purchase inventory at a cost no greater to Aradigm than the cost to Novo Nordisk so long as (i) the inventory is identical to inventory purchased by Novo Nordisk for exclusive use in the Development Program and (ii) the delivery of such inventory is consistent in all respects with the delivery of inventory ordered by Novo Nordisk. Notwithstanding the foregoing, Novo Nordisk shall not be responsible for ordering, invoicing, logistical support or warehousing of the inventory purchased by Aradigm in accordance with this Section 4.01 and Aradigm shall be responsible for any and all actions relating to such ordering, invoicing, logistical support and warehousing.

ARTICLE 5

ROYALTY PAYMENTS

      SECTION 5.01.     Royalty Payments. (a) In consideration of the license and marketing rights granted by Aradigm in accordance with Section 3.01 and Section 3.02, Novo Nordisk shall pay to Aradigm:

(i) in the event that the First Marketed Product and Device is the Insulin Compound Packaged Product and the Device, (A) four and one-quarter percent (4.25%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during any year during the Stage 1 Commercialization Period up to and including the applicable Baseline for such year plus four and fifty-five hundredths percent (4.55%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof in excess of the applicable Baseline for such year; (B) five percent (5.00%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 2 Commercialization Period up to and including the applicable Baseline for such period plus five and three-tenths percent (5.30%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof in excess of the applicable Baseline for such period; and (C) six percent (6.00%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during any year during the Stage 3 Commercialization Period up to and including the applicable Baseline in such year plus six and three-tenths percent (6.30%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof in excess of the applicable Baseline for such year; or

(ii) in the event that the First Marketed Product and Device is any Packaged Product (relating to Program Compounds other than the Insulin Compound) and the Device or any product using an Alternative Technology to deliver a specific insulin or insulin analog class (in such case, only to the extent that royalties are payable under Section 2.07(e)(i)), (A) four and four-tenths percent (4.40%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 1 Commercialization Period; (B) five and fifteen-hundredths percent (5.15%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 2 Commercialization Period; and (C) six and fifteen-hundredths percent (6.15%) of Net Sales thereof (if any) by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 3 Commercialization Period.

      (b) In consideration of the license and marketing rights granted by Aradigm in accordance with Section 3.01 and Section 3.02, Novo Nordisk shall also pay to Aradigm (i) five and one-quarter percent (5.25%) of Net Sales of any Later Marketed Product and Device by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 1 Commercialization Period; and (ii) six percent (6.00%) of Net Sales of any Later Marketed Product and Device by any member of the Novo Nordisk Affiliate Group or any permitted sublicensees thereof during the Stage 2 Commercialization Period and the Stage 3 Commercialization Period; provided that: in the event that such Later Marketed Product and Device is the Insulin Compound Packaged Product and the Device and that Net Sales thereof exceed the Baseline in any year during the Stage 2 Commercialization Period and the Stage 3 Commercialization Period, Novo Nordisk shall pay to Aradigm six percent (6.00%) of such Net Sales of such Insulin Compound Packaged Product and the Device up to and including the applicable Baseline in such year plus six and three-tenths percent (6.30%) of Net Sales (if any) of such Insulin Compound Packaged Product and the Device in excess of the applicable Baseline in such year.

      SECTION 5.02.     Royalty Payments Schedule. Payments due in accordance with Section 5.01 and any royalty payments due under Articles 2 and 10 shall be payable within forty-five (45) days after January 1, April 1, July 1 and October 1 of each calendar year in which such royalties are due under this Agreement. The Party with a royalty payment obligation hereunder shall provide the other Party with a reconciliation report in a form to be agreed between the Parties showing the calculation of Net Sales for each calendar year within seventy-five (75) days after the end of such year. In the event that a reconciliation report demonstrates that a Party (the “Royalty Paying Party”) shall have paid an amount in excess of or less than the royalty payments due under Section 5.01 or Articles 2 or 10, as the case may be, then the other Party (the “Royalty Receiving Party”) shall pay to the Royalty Paying Party such excess amount, or the Royalty Paying Party shall pay to the Royalty Receiving Party the difference between the amount otherwise due hereunder and the amount such Royalty Paying Party shall have paid in accordance with the first sentence of this Section 5.02, as the case may be.

      SECTION 5.03.     Additional Royalty Provisions. (a) Any reference to “royalty-bearing” or to a “royalty” shall mean, unless otherwise expressly established in this Agreement, a royalty or other compensation that will be negotiated in good faith between the Parties in respect of the applicable patent(s) included within the licensed intellectual property rights. Each such royalty will be agreed on a case-by-case basis, taking into account the non-exclusive or exclusive term, the importance of the originator’s invention and the strength and commercial importance of the applicable intellectual property rights (including the effect of any trade secret status of any Aradigm Know-How or Novo Nordisk Know-How, as the case may be). Additionally, the payment schedules, audit and other provisions of this Article 5 shall apply to the extent practicable, unless otherwise agreed by the Parties in writing.

      (b) For the avoidance of doubt, in no event shall either Aradigm pay a royalty to Novo Nordisk or Novo Nordisk pay a royalty to Aradigm, respectively, for Novo Nordisk New IPR or Aradigm New IPR, respectively, if such Novo Nordisk New IPR or Aradigm New IPR, respectively, is Made Jointly.

      (c) Following the expiration of the last to expire of the Aradigm Patents Rights, Aradigm Selected Pulmonary Delivery Patent Rights, and patents included in the Aradigm New IPR, if: (i) Novo Nordisk experiences a material reduction in the gross margins of products bearing royalties under this Agreement in the United States, any member state of the European Union and/or Japan as a result of pricing actions by competitors who, had such patents not expired, would be infringing one (1) or more of the Aradigm Patents Rights, Aradigm Selected Pulmonary Delivery Patent Rights or patents included in the Aradigm New IPR;

and (ii) Novo Nordisk is in compliance with all of its material obligations under this Agreement at the time of such material reduction in gross margins, then Novo Nordisk may request a reduction in the applicable royalty rates hereunder for the specific geographic area (whether the United States, any member state of the European Union and/or Japan). Within sixty (60) days of such request, the Parties will meet to review Novo Nordisk’s financial and marketing information pertinent to such request and to negotiate and agree on a reduction in the royalty rates hereunder that is proportionate to the reduction in gross margins experienced by Novo Nordisk or that otherwise fairly reflects the diminished value of the applicable products to Novo Nordisk.

      SECTION 5.04.     Record Keeping. Each Party shall maintain, for a period of three (3) years following the last day of the year to which such records and other financial information relate, complete and correct records of Net Sales and other financial information that it deems necessary to determine such Net Sales and shall report such information as it deems relevant along with each royalty payment made to the other Party in accordance with this Article 5 .

      SECTION 5.05.     Audit Right. (a) Aradigm may, no more than once in respect of each calendar year, at Aradigm’s expense, appoint an independent auditor (the “Independent Auditor”) reasonably acceptable to Novo Nordisk to review the payments made by Novo Nordisk to Aradigm in accordance with the provisions set forth in Articles 2, 5 and 10 in such calendar year. In the event the Independent Auditor determines that additional amounts are due to Aradigm, Novo Nordisk shall pay such additional amounts to Aradigm and, to the extent that such additional amounts represent at least five percent (5.00%) of the total amounts paid to Aradigm under Section 5.02 in respect of such calendar year, shall reimburse Aradigm for the fees and expenses of the Independent Auditor. In the event the Independent Auditor determines that additional amounts are due to Aradigm representing less than five percent (5.00%) of the total amounts paid to Aradigm under Section 5.02 in any calendar year, then Novo Nordisk shall have no obligation to reimburse Aradigm for the fees and expenses of the Independent Auditor.

      (b) Novo Nordisk may, no more than once in respect of each calendar year, at Novo Nordisk’s expense, appoint an Independent Auditor reasonably acceptable to Aradigm to review the payments made (if any) by Aradigm to Novo Nordisk in accordance with the provisions set forth in Articles 2, 5 and 10 in such calendar year. In the event the Independent Auditor determines that additional amounts are due to Novo Nordisk, Aradigm shall pay such additional amounts to Novo Nordisk and, to the extent that such additional amounts represent at least five percent (5.00%) of the total amounts paid to Novo Nordisk under Section 5.02 in respect of such calendar year, shall reimburse Novo Nordisk for the fees and expenses of the Independent Auditor. In the event the Independent Auditor determines that additional amounts representing less than five percent ( 5.00%) of the total amounts paid to Novo Nordisk under Section 5.02 in any calendar year are due to Novo Nordisk, then Aradigm shall have no obligation to reimburse Novo Nordisk for the fees and expenses of the Independent Auditor.

      SECTION 5.06.     Withholding Taxes. Under no circumstances shall either Party be required to pay any amount in excess of or in addition to the payments agreed under this Agreement. If any payment made by either Party under this Agreement is subject to withholding tax, such withholding tax shall be borne by the other Party and shall be deducted from any such payments made. Each Party shall support the other Party in its efforts of minimizing any such withholding taxes and reasonably provide such other Party with relevant information about documentation needed to reduce the withholding tax to a legal minimum or to secure applicable credits in respect thereof.

      SECTION 5.07.     Currency. Payments under this Agreement in respect of Net Sales made, and amounts expended, in currencies other than U.S. dollars shall be calculated on the average daily exchange rate for the applicable year-to-date period (i.e., from January 1 of each year to the last Business Day of the financial quarter in which such payment is made) for exchanging such currency into U.S. dollars at the rate for buying U.S. dollars published in the Wall Street Journal.

ARTICLE 6

INTELLECTUAL PROPERTY

      SECTION 6.01.     Aradigm Intellectual Property Rights. (a) Except as provided in this Article 6, Aradigm shall remain the sole owner of all Aradigm Background IPR, Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm Know-How and Aradigm New IPR and shall use Diligent Efforts to maintain and defend such Aradigm Background IPR, Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm Know-How and Aradigm New IPR.

      (b) Aradigm shall be responsible for filing, maintaining and defending any patents filed based on Aradigm Background IPR and will timely inform Novo Nordisk of its intentions, activities and filings in this respect. Aradigm will grant Novo Nordisk a perpetual, world-wide, non-exclusive, royalty-free license under the Aradigm Background IPR, to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the field of pulmonary delivery, with the right to sublicense. Should Aradigm decide not to patent an invention included in the Aradigm Background IPR in any country, or should Aradigm decide to abandon any such patent or patent application in any country, then Novo Nordisk shall have the right to do so at its expense. In such case, Novo Nordisk shall in its sole discretion have the option of becoming the owner thereof or, in the alternative, an exclusive licensee thereof pursuant to Section 6.06. If Novo Nordisk elects to become the owner of any patent or patent application based on such Aradigm Background IPR, Novo Nordisk shall grant Aradigm a royalty-free license thereunder to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product for the life of the patent (and such license shall be limited to products outside the Field for so long as Novo Nordisk’s license under Section 3.01 remains exclusive as to any Aradigm Patent Right and, thereafter, outside and inside the Field), with the right to sublicense.

      SECTION 6.02.     Novo Nordisk Intellectual Property Rights. (a) Except as provided in this Article 6, Novo Nordisk shall remain the sole owner of all Novo Nordisk Background IPR, Novo Nordisk Patent Rights, Novo Nordisk Know-How and Novo Nordisk New IPR.

      (b) Novo Nordisk shall be responsible for filing, maintaining and defending any patents filed based on Novo Nordisk Background IPR and will timely inform Aradigm of its intentions, activities and filings in this respect. Novo Nordisk will grant Aradigm a perpetual, world-wide, non-exclusive, royalty-free license under the Novo Nordisk Background IPR (to the extent such Novo Nordisk Background IPR relates to the Insulin Compound), to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the Field, with the right to sublicense. Should Novo Nordisk decide not to patent an invention included in the Novo Nordisk Background IPR in any country, or should Novo Nordisk decide to abandon any such patent or patent application in any country, then Aradigm shall have the right to do so at its expense. In such case, Aradigm shall in its sole discretion have the option of becoming the owner thereof or, in the alternative, an exclusive licensee thereof pursuant to Section 6.06. If Aradigm elects to become the owner of any patent or patent application based on such Novo Nordisk Background IPR, Aradigm shall grant Novo Nordisk a royalty-free license thereunder to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product within the Field, with the right to sublicense.

      (c) Novo Nordisk shall [****] (which is included in Aradigm Background IPR as of the Effective Date) and any divisionals, reissues or continuations thereof or become an exclusive licensee thereof pursuant to Section 6.06. In the event that Novo Nordisk provides Aradigm with written notice that it wishes to take ownership of such patent applications, then Aradigm shall take all reasonably requested steps to consummate such transfer of ownership and Novo Nordisk will grant Aradigm the license described in Section 6.02(b) to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product outside the Field, with right to sublicense, with respect to [****] and any divisionals, reissues or continuations thereof.

**** Confidential Information Omitted

      SECTION 6.03.     Notice by Aradigm. (a) During the term of this Agreement, Aradigm shall provide written notice to Novo Nordisk of any results, improvements or inventions relevant to the Field prior to public disclosure of such results, improvements or inventions in order to enable Novo Nordisk to determine, upon consultation with Aradigm, the best method of protecting such results, improvements or inventions.

      (b) Aradigm shall provide periodically, but no less than twice per calendar year, to Novo Nordisk a list of results, improvements or inventions made by Aradigm relevant to the Field (including without limitation changes to the manufacturing process).

      (c) Aradigm shall provide reasonable access to its employees, contractors and suppliers to enable Novo Nordisk to perform intellectual property audits once per calendar year to ensure that adequate protection is sought and maintained for intellectual property developed by Aradigm within the Field or relevant to the Field. In the event that Novo Nordisk determines, as a result of its intellectual property audit or otherwise, that patent applications should be filed in any country, Novo Nordisk shall request Aradigm to pursue such patent applications; provided that, to the extent that Aradigm reasonably refuses such request, and solely with respect to any Aradigm New IPR under which Novo Nordisk is licensed pursuant to Section 3.01, Novo Nordisk shall have the right to file any such patent applications. In such case, Novo Nordisk shall in its sole discretion have the option of becoming the owner thereof or, in the alternative, an exclusive licensee thereof pursuant to Section 6.06. If Novo Nordisk elects to become the owner of any patent or patent application based on such Aradigm Background IPR, Novo Nordisk shall grant Aradigm a royalty-free license thereunder to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product for the life of the patent (provided that, such license shall be limited to products outside the Field for so long as Novo Nordisk’s license under Section 3.01 remains exclusive as to any Aradigm Patent Right and thereafter, outside and inside the Field), with the right to sublicense. Aradigm shall use its Diligent Efforts to cause its employees and contractors to assist in prosecuting any patent applications requested by Novo Nordisk in accordance with this Section 6.03(c).

      (d) Novo Nordisk shall be entitled to bring or enter any litigation in the defense and enforcement of any patents filed by Novo Nordisk following Aradigm’s abandonment of such patent or patent application as contemplated in Section 6.01(b), Section 6.02(b) or Section 6.03(c) in respect of the activities of any infringer thereof in the Field or any patents licensed exclusively to Novo Nordisk under Section 6.06. Aradigm agrees to be joined as a party, and Novo Nordisk agrees to pay Aradigm’s reasonable litigation costs.

      SECTION 6.04.     Notice by Novo Nordisk. (a) During the term of this Agreement, Novo Nordisk shall provide written notice to Aradigm of any results, improvements or inventions relevant to the Development Program (other than any results, improvements or inventions relevant to formulation of compounds or to the interactions between materials and formulation of compounds) prior to public disclosure of such results, improvements or inventions to enable Aradigm to determine, upon consultation with Novo Nordisk, the best method of protecting the results, improvements or inventions.

      (b) Novo Nordisk shall provide periodically, but no less than twice per calendar year, to Aradigm a list of results, improvements or inventions made by Novo Nordisk relevant to the Development Program (other than any results, improvements or inventions relating to formulation of compounds or to the interactions between materials and formulation of compounds).

      (c) Novo Nordisk shall provide reasonable access to its employees, contractors and suppliers who are (or have been within one (1) year of the time at which such access is requested by Aradigm) working on the Development Program to enable Aradigm to perform intellectual property audits once per calendar year to ensure that adequate protection is sought and maintained for intellectual property developed by Novo Nordisk relevant to the Development Program (other than any results, improvements or inventions relating to formulation of compounds or to the interactions between materials and formulation of compounds). In the event that Aradigm determines, as a result of its intellectual property audit or otherwise, that patent applications should be filed in any country, Aradigm shall request Novo Nordisk to pursue such patent applications; provided that, to the extent that Novo Nordisk reasonably refuses such request, and solely with respect to any Novo Nordisk New IPR licensed under Section 3.04(b) and (c), Aradigm shall have the right to file any such patent applications. In such case, Aradigm shall in its sole discretion have the option of becoming the owner thereof or, in the alternative, an exclusive licensee thereof pursuant to Section 6.06. If Aradigm elects to become the owner of any such patent application, Aradigm shall grant Novo Nordisk a world-wide, non-exclusive, royalty-free license thereunder to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product within the Field, with the right to sublicense. Novo Nordisk shall use its Diligent Efforts to cause its employees and contractors to assist in prosecuting any patent applications requested by Aradigm in accordance with this Section 6.04(c).

      (d) Aradigm shall be entitled to bring or enter any litigation in the defense and enforcement of any patents filed by Aradigm following Novo Nordisk’s abandonment of such patent or patent application as contemplated in Section 6.02(b) or Section 6.04(c) in respect of the activities of any infringer thereof outside the Field or any patents licensed exclusively to Aradigm under Section 6.06. Novo Nordisk agrees to be joined as a party, and Aradigm agrees to pay Novo Nordisk’s reasonable litigation costs.

      SECTION 6.05.     Pursuit of Patents. (a) The Parties agree that Aradigm’s counsel shall continue to file, prosecute and maintain all Aradigm Background IPR, Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights and Aradigm New IPR that are in each case in the Field, [****] and continuation applications related thereto. Aradigm shall keep Novo Nordisk reasonably informed of the progress of the applications and shall provide Novo Nordisk with copies of all substantive communications between Aradigm and the United States Patent and Trademark Office (or any other relevant patent authority). Furthermore, Aradigm shall provide Novo Nordisk with a reasonable opportunity to comment on proposed strategies and responses relating to such prosecution in the Field prior to their implementation by Aradigm’s counsel.

      (b) Aradigm’s costs for preparing, filing and prosecuting additional patent applications in respect of patents included within Aradigm Background IPR pursuant to Section 6.05(a), and the costs of maintaining any patents that may issue from such applications, shall be shared equally (i.e., 50/50) between Novo Nordisk and Aradigm. In the event that one (1) or more patents that are part of the Aradigm Background IPR serve as the basis for recovery of damages or other monetary award pursuant to a suit, action or proceeding under Section 7.02, then any amounts received by either Party from such recovery or award shall first be used to reimburse Aradigm and Novo Nordisk for their respective expenses related to the suit, action or proceeding, then to reimburse the Parties for the preparation, prosecution and maintenance costs of such patents or patent applications (to the extent incurred pursuant to this Section 6.05(b) and not previously reimbursed), and after such reimbursement any additional amounts shall be shared 1:2 by Aradigm and Novo Nordisk respectively. Further, if Aradigm licenses such patents outside the Field, or obtains damages or other recovery by enforcing such patents outside the Field, then, after Aradigm has recovered its duly documented internal and external costs of enforcing such patents, 50% of the amount of license fees reasonably allocable to the licensing of such patents, and 50% of the amount of such damages or other recovery, shall be paid to Novo Nordisk until such time as Novo Nordisk has received an amount equal to the amount of the costs of preparing, filing and maintaining such patents (and respective applications) that were paid by Novo Nordisk hereunder, and were not previously otherwise reimbursed.

      (c) In the event that Novo Nordisk does not agree that a particular patent application should be prepared, filed or prosecuted pursuant to Section 6.05(a), Aradigm’s costs for preparing and prosecuting such application, and the costs of maintaining any patents that may issue from such application, shall be the sole responsibility of Aradigm; and any amounts received by Aradigm resulting from the granting of licenses and/or recovery of damages or other monetary awards shall belong to Aradigm. Should Aradigm decide to abandon any patent application or patent that is filed, prosecuted or maintained pursuant to this Section 6.05, Novo Nordisk shall in its sole discretion have the option of becoming the owner thereof or, in the alternative, an exclusive licensee thereof pursuant to Section 6.06. If Novo Nordisk elects to become the owner of any patent or patent application, Novo Nordisk shall grant Aradigm a royalty-free license thereunder to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product for the life of the patent (provided that, such license shall be limited to products outside the Field for so long as Novo

**** Confidential Information Omitted

Nordisk’s license under Section 3.01 remains exclusive as to any Aradigm Patent Right and thereafter, outside and inside the Field), with the right to sublicense.

      SECTION 6.06.     License Option In Lieu Of Ownership. In each case in which a Party has the right pursuant to this Article 6 of becoming the owner of a patent or patent application that the other Party has refused to file or otherwise decided to abandon, the Party having such right may elect (in its sole discretion and by notifying the other Party in writing) to become the exclusive licensee thereof rather than becoming the owner. If this election is made, then: (a) the electing Party will prepare, file, prosecute and/or maintain (as applicable) such patent application or patent at the electing Party’s direction and sole expense; (b) the non-electing Party shall, and hereby does, grant the electing Party a worldwide, exclusive, royalty-free license under such patent application or patent, where the scope and duration of such license will be equivalent to the scope and duration of rights such electing Party would have had if it became the owner of such patent application or patent under the applicable section of this Article 6; and (c) the non-electing Party shall continue to own such patent application or patent and shall retain for itself the same rights to the extent it would have been granted in the form of a non-exclusive license, with a right to sublicense, had the electing Party become the owner of such patent or patent application under the applicable section of this Article 6.

ARTICLE 7

PATENT COOPERATION

      SECTION 7.01.     Enforcement of Patent Rights. (a) If Aradigm or Novo Nordisk, as the case may be, becomes aware of (i) an actual or potential infringement of any of the Patent Rights by a third party practicing in the Field or an actual or potential infringement of Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or patent rights under the Aradigm New IPR by a third party practicing outside the Field, or (ii) the fact that a third party practicing inside or outside the Field is challenging the enforceability or validity of any of the Patent Rights, Aradigm or Novo Nordisk, as the case may be, shall so notify Novo Nordisk or Aradigm, as the case may be, in writing within fifteen (15) days. The notice shall set forth the relevant facts (to the extent known by the notifying Party) in reasonable detail.

      (b) If Aradigm or Novo Nordisk, as the case may be, is served by a third party with legal process initiating any proceeding alleging (i) non-infringement of any Patent Rights by such third party practicing in the Field, (ii) that such third party practicing inside or outside the Field is challenging the enforceability or validity of any Patent Rights or (iii) anything that would adversely affect the other Party’s rights under this Agreement, including allegations of co-ownership, co-inventorship, or implied or explicit license, Aradigm or Novo Nordisk, as the case may be, shall so notify Novo Nordisk or Aradigm, as the case may be, in writing within five (5) days.

      SECTION 7.02.     Initiation of Action Relating to Patents. (a) With respect to Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR that are licensed exclusively to Novo Nordisk hereunder, except for those which Novo Nordisk has the option of exclusively licensing under Section 6.06 in lieu of ownership, when action is deemed necessary or advisable by Novo Nordisk and Aradigm to prevent infringement of such Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR by a third party practicing or making preparations to practice within the Field, to enforce such Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR against such third party practicing or making preparations to practice within the Field, and/or to defend against an action by a third party practicing or making preparations to practice within the Field challenging the enforceability or the validity or asserting the non-infringement of such Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR, then Novo Nordisk shall have the right (but not the obligation) to initiate any action or conduct any such suit. Aradigm shall have the right to join, at its own expense, such action and/or suit and to be represented in such action and/or suit by its own counsel. Furthermore, if Aradigm is required under applicable law to join any such suit, action, or proceeding, or if the failure of Aradigm to be a party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk result in dismissal thereof, Aradigm shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be conducted, and Novo Nordisk shall reimburse

Aradigm for its expenses relating to its joining and participation thereto. If Aradigm is required to be joined as a party in any such action by a third party practicing within the Field challenging the enforceability or validity or asserting the non-infringement of Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR, then upon the request of Novo Nordisk, Aradigm shall waive any objection to such joinder on the grounds of personal jurisdiction, venue or forum non conveniens.

      (b) If either (x) Novo Nordisk and Aradigm agree in accordance with the provisions set forth in Section 7.02(a) above that action is necessary, but Novo Nordisk does not commence such action within sixty (60) days of such agreement, or (y) in respect of an Aradigm Patent Right that is not a Field Claim (as defined below), Aradigm believes that action is necessary as to such Patent Right, but Novo Nordisk does not agree in the discussions above that action is necessary, then in either case Aradigm shall have the right to initiate and conduct, at its expense, an independent action against the third party infringer of the Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR in the Field. If Aradigm subsequently ceases to continue (other than by settlement) an action initiated or conducted under this Section 7.02(b), or such action is dismissed voluntarily or involuntarily, then Novo Nordisk shall have the right, but not the obligation to initiate, continue, and/or conduct, at its expense and subject to all other applicable provisions of this Section 7.02, an action as permitted by law against the third party in respect of its activities in the Field within sixty (60) days of Aradigm’s ceasing to continue its action against such third party or of such dismissal. For purposes of this Section 7.02(b), a “Field Claim” is a claim in the Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or patent rights under the Aradigm New IPR that expressly and directly is limited to activities in the Field. For purposes of Section 7.02(a) and (b), Novo Nordisk shall not disagree, based primarily on any contractual obligations Novo Nordisk may have to a third party, with Aradigm’s belief that action is deemed necessary to prevent infringement of such Patent Rights by a third party practicing within the Field.

      (c) If the infringement in the Field involves sales of a Directly Infringing Product (as defined below), and Novo Nordisk believes that action is necessary, but Aradigm does not agree in the discussions above that action is necessary within sixty (60) days of commencing such discussions, then Novo Nordisk shall thereafter have the right to initiate and conduct, at its expense, an action against the third party based on the Directly Infringing Product, subject to all other applicable provisions of this Section 7.02. For purposes of this Section 7.02, a “Directly Infringing Product” shall mean either (x) a disposable unit dose package intended and capable for use to deliver a medicament within the Field in a device that is a copy of, or substantially the same as, a Device used or tested by Novo Nordisk in clinical trials under this Agreement, or (y) a pulmonary delivery device intended for and capable of using disposable unit dose package that is a copy of, or substantially the same as, that utilized in a Packaged Product used or tested by Novo Nordisk in clinical trials under this Agreement. As used herein and in Section 10.05(b)(ii) and Section 10.05(c)(i), the term “substantially the same as” with respect to a device means that the two devices being compared have the same general principles of function, such as: (A) active breath control; (B) delivery of an aerosol of fine particles; and (C) an aerosol created from a liquid formulation of drug. As used herein and in Section 10.05(b)(ii) and Section 10.05(c)(i), the term “substantially the same as” with respect to a disposable unit dose package means that the two disposable unit dose packages being compared have the same general principles of function, such as: (X) liquid drug formulation; and (Y) an aerosol of fine particles created through an aerosol nozzle integrated with a flexible porous membrane.

      (d) In a suit initiated or conducted by Novo Nordisk pursuant to Section 7.02(a)-(c), in the initiation, conduct and settlement of the suit Novo Nordisk shall consider in good faith the interests of Aradigm, both inside and outside the Field. Novo Nordisk shall keep Aradigm reasonably informed of the progress of the suit, action, or proceeding, and shall provide Aradigm in a manner reasonably designed to preserve attorney-client privilege with copies of all substantive communications relating to the suit, action, or proceeding, subject to confidentiality obligations to third parties. To the extent that Aradigm believes that a particular strategy for conduct and/or settlement of the suit proposed by Novo Nordisk would have a material adverse impact on Aradigm’s activities outside the Field and/or Aradigm’s interests outside the Development Program, the Parties agree to meet and discuss in good faith an alternative strategy to address Aradigm’s concerns, and Novo Nordisk shall not proceed with any strategy without Aradigm’s approval, which shall not be unreasonably withheld or delayed. Aradigm shall fully cooperate with and supply all assistance reasonably requested by Novo Nordisk in an action conducted by Novo Nordisk under Section 7.02(a)-(c) above, and Novo Nordisk shall reimburse Aradigm for its costs and expenses relating thereto.

      (e) In a suit initiated or conducted by Aradigm pursuant to Section 7.02(b), in the initiation, conduct and settlement of the suit Aradigm shall consider in good faith the interests of Novo Nordisk inside the Field. Aradigm shall keep Novo Nordisk reasonably informed of the progress of the suit, action, or proceeding, and shall provide Novo Nordisk in a manner reasonably designed to preserve attorney-client privilege with copies of all substantive communications relating to the suit, action, or proceeding, subject to confidentiality obligations to third parties. To the extent that Novo Nordisk believes that a particular strategy for conduct and/or settlement of the suit proposed by Aradigm would have a material adverse impact on Novo Nordisk’s interests in the Field, the Parties agree to meet and discuss in good faith an alternative strategy to address Novo Nordisk’s concerns, and Aradigm shall not proceed with any strategy without Novo Nordisk’s approval, which shall not be unreasonably withheld or delayed. Novo Nordisk shall fully cooperate with and supply all assistance reasonably requested by Aradigm in such action.

      (f) In any suit initiated or conducted by Novo Nordisk pursuant to Section 7.02(a)-(c), all internal and external costs and expenses of every kind and character incurred by Novo Nordisk, including attorney’s fees, involved in the prosecution of the suit, shall be the responsibility of Novo Nordisk. In any suit initiated or conducted by Aradigm pursuant to Section 7.02(b), all internal and external costs and expenses of every kind and character incurred by Aradigm, including attorney’s fees, involved in the prosecution of the suit, shall be the responsibility of Aradigm.

      (g) Any damages or other monetary or non-monetary awards recovered in such a suit initiated or conducted by Novo Nordisk pursuant to Section 7.02(a)-(c) shall be allocated to the Parties in the following manner: First, Novo Nordisk and Aradigm shall be reimbursed for their respective internal and external expenses (including reasonable attorneys’ fees and costs) incurred in the suit (to the extent not previously reimbursed in accordance with Section 6.05(b)); and, second, the remaining balance from such recovery shall be shared by Novo Nordisk and Aradigm according to the following formula: [2:1] Novo Nordisk:Aradigm. If the recovery is less than both Parties’ costs, the recovery shall be allocated on a pro rata basis based on each Party’s internal and external expenses. The determination of the value of non-monetary benefits or awards shall be through mutual agreement between the parties. If an agreement cannot be reached between the Parties, then the fair value of such non-monetary benefits or awards shall be established by arbitration conducted as provided for in Section 10.01.

      (h) Notwithstanding the above provisions, with respect to Novo Nordisk Patent Rights and patents included in the Novo Nordisk New IPR, Novo Nordisk shall bear the sole responsibility for initiating and conducting any suits to defend such rights; shall bear all costs of such suits; shall have the right to settle any such suit without consulting with Aradigm; and shall retain the full recovery from such suit. Novo Nordisk will keep Aradigm reasonably informed of the status of any such threatened, pending, or actual suit or proceeding regarding the Novo Nordisk Patent Rights involving activity in the Field.

      (i) Notwithstanding anything else contained herein, with respect to any practice or activity outside the Field, Aradigm (or its licensees, as applicable) shall have the sole right and responsibility for initiating and conducting any suits to defend or enforce the Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights and patents included in the Aradigm New IPR against practice outside the Field and shall bear all costs of such suits. To the extent that such a suit or proceeding could have a material impact on Novo Nordisk’s interests in the Field, Aradigm shall keep Novo Nordisk reasonably informed of the status of any such suit or proceeding regarding Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery rights and patents included in the Aradigm New IPR outside the Field and shall offer Novo Nordisk an opportunity to comment on Aradigm’s strategy in conducting, and/or settling such suit, to the extent not prevented by confidentiality or other contractual obligations to third parties. Subject to the preceding provision, Aradigm shall have the right to settle any such suit without consulting with Novo Nordisk and shall retain the full recovery from such suit.

      (j) For any of the disclosure or notification obligations of the Parties hereunder, it is understood that all information disclosed under such obligations is covered by the confidentiality provisions set forth in Article 8, and further that neither Party shall be required, by such obligations, to disclose privileged information (e.g., information protected by work product and/or attorney client privilege) or information in respect of which such Party is subject to confidentiality or other contractual obligations to third parties. However, each Party agrees to use reasonable efforts to disclose the substance of any such information in a manner that does not destroy the privilege, and the Parties shall use good faith efforts to work together to establish a procedure or relationship that enables the disclosure of such privileged information without destroying the privilege.

      SECTION 7.03.     Interferences. With respect to Aradigm Patent Rights and Aradigm New IPR that are licensed to Novo Nordisk under Article 3, in the event that any of such Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or Aradigm New IPR are subject to an interference action in the United States Patent and Trademark Office, Aradigm shall provide Novo Nordisk with copies of all communications relating to the interference action and shall keep Novo Nordisk reasonably informed of the progress of the interference action. Furthermore, Aradigm shall not enter into any settlement agreement or take other dispositive action in the interference without giving good faith consideration to Novo Nordisk’s interests and concerns, and if such action would have a material adverse impact on Novo Nordisk’s activities in the Field, without obtaining the prior consent of Novo Nordisk (which consent shall not be unreasonably withheld or delayed).

      SECTION 7.04.     Defense and Settlement of Third Party Patent Claims. (a) If conduct of the Development Program or the manufacture, use, marketing, or sale of a Device or Packaged Product results in a claim, suit, action, or proceeding by a third party against a Party for patent infringement of such third party’s patent rights (a “Field Infringement”), the Party first having notice of such claim of Field Infringement shall notify the other Party in writing within fifteen (15) days. The notice shall set forth the facts of the claim (to the extent known by the Party having notice) in reasonable detail.

      (b) If during the term of this Agreement, a third party makes or attempts to enforce a claim, files suit, or initiates a proceeding or any action that has the potential to affect enforceability, validity, or exclusivity of any Patent Rights that would materially affect rights within the Field, then the Party having notice shall notify the other Party in writing within fifteen (15) days. If prior to the Effective Date, a third party made or attempted to enforce a claim, filed suit, or initiated a proceeding or any action that has the potential to affect enforceability, validity, or exclusivity of any Patent Rights that would materially affect rights within the Field, then the Party having notice shall notify the other Party in writing within fifteen (15) days of the Effective Date to the extent that such Party had the obligation under the Development and License Agreement or the Patent Cooperation Agreement to notify the other Party. Any notice to be provided pursuant to this Section 7.04(b) shall set forth the facts (to the extent known by the Party having notice) in reasonable detail.

      (c) Within fifteen (15) days of notification under Section 7.04(a) or Section 7.04(b), if applicable and upon agreement of the Parties, a senior officer of each Party shall meet to discuss in good faith and agree upon a strategy for responding to such third party suit, action, or proceeding, which strategy shall accommodate both Parties’ commercial interests and investment in the Development Program. To the extent that the Parties cannot agree to such a strategy for conduct and/or settlement of the proceeding or suit, then the Party that is the subject of such proceeding or suit may conduct or settle such suit in its sole discretion, unless the other Party agrees in writing to assume the defense of such action and bear the cost of such defense and settlement or any final judgment at its own expense; provided that, the Party assuming the defense of such proceeding or suit shall bear only the excess of the cost of any final settlement or judgment over the cost to which the Party that is the subject of the proceeding or suit was to have paid in any proposed final settlement that such Party had agreed to pay prior to the assumption of the defense by the other Party.

ARTICLE 8

SECRECY

      SECTION 8.01.     Confidentiality. (a) Each Party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (b)(i) below to use, the Confidential Information only in connection with the Transaction Agreements, and the exercise of its rights hereunder and not for any other purpose.

      (b) Each Party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Party’s Representatives (as defined below) in the normal course of the performance of their duties or to any financial institution providing credit to such Party,

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, such Party shall give the other Party prompt notice of such request(s), to the extent practicable, so that such other Party may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such other Party, and shall in any event make only the minimum disclosure required by such law, rule or regulation)),

(iii) to any governmental or regulatory authority or agency in order to obtain from such authority or agency any authorization required or contemplated by this Agreement or any of the other Transaction Agreements as long as such authority or agency is advised of the confidential nature of such information, or

(iv) as mutually agreed between the Parties.

      (c) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any Party.

      (d) For purposes of this Section 8.01, “Confidential Information” means any information concerning this Agreement or the Parties’ respective rights and obligations hereunder, including trade secrets, business methods, cost, manufacturing and customer information and information relating to the Patent Rights and the Know-How in the possession of or furnished to a Party by the other Party; provided that, the term “Confidential Information” does not include information to the extent that it (i) is or becomes generally available to the public other than as a result of a disclosure by a Party or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the Transaction Agreements, (ii) is or was available to such Party on a non-confidential basis (as demonstrated by the written records of such Party) prior to its disclosure to such Party by the other Party or (iii) was or becomes available to such Party on a non-confidential basis from a source other than the other Party, which source is or was (at the time of receipt of the relevant information) not, to the best of such Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the other Party or another Person.

      SECTION 8.02.     Publication Planning. Novo Nordisk shall be solely responsible for all publication planning, it being understood that Novo Nordisk will endeavor to present to the Review Committee its overall publication planning strategy relating to the Development Program in good time prior to implementation and will in such event in good faith consider any reasonable suggestion made by Aradigm for amendments to such strategy, it being at all times understood that Novo Nordisk shall not be entitled to publish or present any information covered by Section 8.01 without the prior written consent of Aradigm. For other publications or public presentations not covered by Novo Nordisk’s publication planning hereunder, Novo Nordisk shall be solely responsible for any publication in any technical or scientific article or other presentation of any of the results of the Development Program; provided that, Novo Nordisk shall not publish or publicly present any conclusions regarding the safety and efficacy of the Device and Packaged Product and/or pulmonary delivery of drugs without first: (a) providing Aradigm a draft of such publication or public presentation; and

(b) obtaining the prior written consent of Aradigm for the release of such publication or public presentation, such consent not to be unreasonably withheld or delayed. For purposes of this Section 8.02, Aradigm shall be deemed to have consented to the release of such draft publication or public presentation if it shall not have provided comments to such draft publication or public presentation to Novo Nordisk in writing within ten (10) days of its receipt thereof.

      SECTION 8.03.     Term Of Confidentiality Provisions. This Article 8 shall remain in force for ten (10) years from the date of termination of this Agreement.

ARTICLE 9

NOTICE

      SECTION 9.01.     Notice. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telecopied,

if to Aradigm, to:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attention: Chief Financial Officer
Telephone: +1 510-265-9000
Telefax: +1 510-265-0277

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Attention: James C. Kitch
Telephone: +1 650-843-5027
Telefax: +1 650-849-7400

if to Novo Nordisk, to:

Novo Nordisk A/ S
Novo Alle
DK-2880 Bagsvaerd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 18 30

and

Attention: Vice President, Business Development
Telephone: + 45 44 42 39 00
Telefax: + 45 44 42 16 98

or to such other addresses and telecopier numbers as may from time to time be notified by either Party to the other hereunder.

      SECTION 9.02.     Deemed Receipt of Notice. Any notice sent by registered airmail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty-four (24) hours after dispatch. Notice of change of address shall be effective upon receipt.

ARTICLE 10

TERM AND TERMINATION

      SECTION 10.01.     Term. This Agreement shall commence on the Effective Date and shall continue in full force and legal effect thereafter until terminated in accordance with this Article 10.

      SECTION 10.02.     Termination by Novo Nordisk. (a) Novo Nordisk shall have the right to terminate this Agreement at its sole discretion upon one hundred and twenty (120) days’ prior written notice to Aradigm.

      (b) Novo Nordisk shall also have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Aradigm in the event that Aradigm shall have committed a material breach of this Agreement or any of the other Transaction Agreements and shall have failed to remedy such breach within sixty (60) days of written notice of such breach.

      SECTION 10.03.     Termination by Aradigm. (a) Aradigm shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Novo Nordisk in the event that Novo Nordisk shall have committed a material breach of this Agreement and shall have failed to remedy such breach within sixty (60) days of written notice of such breach; provided that, notwithstanding the foregoing, Novo Nordisk shall have one hundred twenty (120) days following written notice by Aradigm to remedy any breach of the obligations set forth in Section 2.05(a)-(d).

      SECTION 10.04.     Termination By Either Party. Either Party, in addition to any other remedies available to it in law, may terminate this Agreement upon written notice to the other Party in the event such other Party shall

(a) become insolvent or bankrupt;

(b) make an assignment for the benefit of its creditors;

(c) appoint a trustee or receiver for itself for all or a substantial part of its property, seek reorganization, liquidation, dissolution, a winding arrangement, composition or readjustment of its debts;

(d) have its controlling interests acquired by a third party manufacturer of an approved insulin product or an insulin product under clinical development at any time unless such manufacturer promptly and expressly assumes and agrees in writing to be directly bound by the terms of this Agreement; or

(e) have its controlling interest acquired by any company reasonably deemed to be a competitor by Novo Nordisk or Aradigm, as applicable, unless such company promptly and expressly assumes and agrees in writing to be directly bound by the terms of this Agreement.

      SECTION 10.05.     Rights And Obligations Of The Parties After Termination. (a) In the event that either Party terminates this Agreement, both Parties shall retain perpetual, world-wide, non-exclusive, royalty-free, licenses, to Aradigm New IPR and Novo Nordisk New IPR Made Jointly by Aradigm and Novo Nordisk, to the extent not already owned by such Party, to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product within and outside the Field; provided that, in the event of termination by Novo Nordisk in accordance with the provisions set forth in Section 10.02(b) or Section 10.04, and in the event that Novo Nordisk elects to continue the Development Program pursuant to Section 10.05(b)(i), the license retained by Novo Nordisk hereunder shall be exclusive within the Field and non-exclusive outside the Field.

      (b) In the event that Novo Nordisk terminates this Agreement in accordance with the provisions set forth in Section 10.02(b) or Section 10.04, the Parties hereto shall have the following additional rights and obligations:

(i) in the event that Novo Nordisk, in its notice of termination, informs Aradigm of Novo Nordisk’s intent to continue the Development Program: (1) Novo Nordisk shall retain its licenses under Section 3.01 and Section 3.02 and pay royalties with respect thereto under Section 5.01 until the later of (A) the date that is ten (10) years from First Marketing of any Packaged Product and the Device and

(B) the expiration date of the last patent required to cover the Packaged Product and the Device and the development, manufacturing, use, marketing, distribution, sale, offer for sale, importation and/or exportation thereof in and from the Territory, and (2) all rights and obligations of the Parties under Sections 2.02, 2.03, 2.04, 2.08, 4.01, 6.03 and 6.04 will terminate. For the avoidance of doubt, the remaining provisions of this Agreement will survive, including Novo Nordisk’s license rights and payment obligations (as set forth in (1) above) and Novo Nordisk’s obligation to expend Diligent Efforts to clinically develop and register the Insulin Compound Packaged Product and the Device for Broad Regulatory Approval in the United States and the European Union.

(ii) in the event that Novo Nordisk fails to provide Aradigm with written notice of its intent to continue the Development Program pursuant to Section 10.05(b)(i), the licenses granted to Novo Nordisk under Section 3.01 and Section 3.02, and to its permitted sublicensees thereunder, shall immediately terminate, and Novo Nordisk shall be, and hereby is, granted a perpetual, world-wide, non-exclusive, royalty-bearing, license, with the right to sublicense its customers and Joint Marketing Partners in accordance with Section 3.03, under the Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm Know-How and Aradigm New IPR to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export pulmonary products (other than Packaged Products, Devices or products that are substantially the same as such Packaged Products or Devices) in the Field. The royalty shall be payable on Net Sales within the Field (by any member of the Novo Nordisk Affiliate Group or any permitted sublicensee thereof), if any, of pulmonary products that use, or are covered by, any Aradigm Know-How or any know-how included in the Aradigm New IPR, or that are covered by any Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or any patents included in the Aradigm New IPR. Such royalty shall be payable until the later of (A) the date that is ten (10) years from First Marketing of such pulmonary product; and (B) the expiration date of the last patent required to cover such pulmonary product and the development, manufacturing, use, marketing, distribution, sale, offer for sale, importation and/or exportation thereof in and from the Territory. The rate for such royalty shall be determined in accordance with the provisions set forth in Section 5.03(a) in respect of those patents and know-how licensed to Novo Nordisk by Aradigm under this Section 10.05(b)(ii), but in no event shall such royalty exceed: (X) in the case of any pulmonary products using an Alternative Technology to deliver a specific insulin or insulin analog class, (1) for a First Marketed Product and Device, four and one quarter percent (4.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period, five percent (5.00%) of Net Sales thereof during the applicable Stage 2 Commercialization Period, and six percent (6.00%) of Net Sales thereof during the applicable Stage 3 Commercialization Period or (2) for any Later Marketed Product and Device, five and one-quarter percent (5.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period and six percent (6.00%) of Net Sales thereof during the applicable Stage 2 Commercialization Period and the applicable Stage 3 Commercialization Period; and (Y) for any other pulmonary products, five and one-quarter percent (5.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period and six percent (6.00%) of Net Sales thereof during the applicable Stage 2 Commercialization Period and the applicable Stage 3 Commercialization Period.

      (c) In the event that Novo Nordisk terminates this Agreement in accordance with any provision contained herein other than as set forth in Section 10.02(b) or Section 10.04, the Parties hereto shall have the following additional rights and obligations:

(i) The licenses granted to Novo Nordisk under Section 3.01 and Section 3.02, and to its permitted sublicensees thereunder, shall immediately terminate, and Novo Nordisk shall be, and hereby is, granted a perpetual, world-wide, non-exclusive, royalty-bearing license, with the right to sublicense its customers and Joint Marketing Partners in accordance with Section 3.03, under the Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights, Aradigm Know-How and Aradigm New IPR to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export pulmonary products (other than Packaged Products, Devices or products that are substantially the same as such Packaged Products or Devices) in the Field. The royalty shall be payable on Net Sales within the Field (by any member of the Novo Nordisk Affiliate Group or any permitted sublicensee thereof), if any, of pulmonary products that use, or are covered by, any Aradigm Know-How or any know-how included in the Aradigm New IPR, or that are covered by any Aradigm Patent Rights, Aradigm Selected Pulmonary Delivery Patent Rights or any patents included in the Aradigm New IPR. Such royalty shall be payable until the later of (A) the date that is ten (10) years from First Marketing of such pulmonary product; and (B) the expiration date of the last patent required to cover such pulmonary product and the development, manufacturing, use, marketing, distribution, sale, offer for sale, importation and/or exportation thereof in and from the Territory. The rate for such royalty shall be determined in accordance with the provisions set forth in Section 5.03(a) in respect of those patents and know-how licensed to Novo Nordisk by Aradigm under this Section 10.05(c)(i), but in no event shall such royalty exceed: (X) in the case of any pulmonary products using an Alternative Technology to deliver a specific insulin or insulin analog class, (1) for a First Marketed Product and Device, four and one quarter percent (4.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period, five percent (5.00%) of Net Sales thereof during the applicable Stage 2 Commercialization Period, and six percent (6.00%) of Net Sales thereof during the applicable Stage 3 Commercialization Period; or (2) for any Later Marketed Product and Device, five and one-quarter percent (5.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period and six percent (6.00%) of Net Sales during the applicable Stage 2 Commercialization Period and the applicable Stage 3 Commercialization Period; and (Y) for any other pulmonary products, five and one-quarter percent (5.25%) of Net Sales thereof during the applicable Stage 1 Commercialization Period and six percent (6.00%) of Net Sales thereof during the applicable Stage 2 Commercialization Period and the applicable Stage 3 Commercialization Period;

(ii) Aradigm shall be, and hereby is, granted a perpetual, world-wide, non-exclusive, royalty-bearing (as described below in this Section 10.05(c)(ii)) license, with the right to sublicense, under the Novo Nordisk Know-How and know-how included within Novo Nordisk New IPR and certain claims under the Novo Nordisk Patent Rights and the patents included within Novo Nordisk New IPR, which are necessary to develop, manufacture, use, market, distribute, sell, offer for sale, import and/or export: (1) the Insulin Compound Packaged Product containing the Insulin Compound formulation as it exists on the date of termination and the Device and/or later generation pulmonary products in the Field derived from such Insulin Compound Packaged Product containing the Insulin Compound formulation as it exists on the date of termination and the Device; and (2) any pulmonary drug delivery product outside the Field. Novo Nordisk shall in good faith specify in writing to Aradigm promptly following termination the patent claims that describe such Insulin Compound formulation to enable Aradigm to practice its rights under the foregoing license, as further described below; provided that, if Aradigm notifies Novo Nordisk in writing of any additional claims that Aradigm believes are necessary to practice such license, then the Parties shall meet and discuss in good faith whether to specify such additional claims. For the avoidance of doubt, Aradigm’s license with respect to the Insulin Compound Packaged Product under the Novo Nordisk Know-How and the know-how included within the Novo Nordisk New TPR and the specific claims under the Novo Nordisk Patent Rights and the patents included in the Novo Nordisk New IPR permit Aradigm to make only (a) the exact formulation of the Insulin Compound as it exists at the time of termination; (b) a formulation of such Insulin Compound with a lower (but not higher) concentration of insulin, in each case falling within the concentration ranges in the specified claims; (c) subject to (b) above, a formulation of such Insulin Compound that increases or decreases the range of excipients or other non-Insulin Compound components included within such existing formulation, provided such excipients or other non-Insulin Compound components remain within a range of two (2) times the quality specification for such component; and/or (d) a formulation of such Insulin Compound to which excipients or other components may be added or deleted provided such additional excipients or other compounds do not infringe any intellectual property rights of Novo Nordisk or any of its Affiliates, other than such intellectual property rights licensed to Aradigm under this Section 10.05(c)(ii). Within the Field, such license shall be royalty-free prior to First Marketing of any Packaged Product and/or Device by Aradigm or its sublicensees; after such First Marketing, such license shall bear a royalty of (A) two and seven-tenths percent (2.70%) of Net Sales (by Aradigm, any of its Affiliates or permitted sublicensees) of Device and Packaged Products falling within (a)-(d) above for the first four (4) years following First Marketing and thereafter four percent (4.00%) of such Net Sales of the

Packaged Product and the Device; and (B) four percent (4.00%) of Net Sales (by Aradigm, any of its Affiliates or sublicensees) of later generation pulmonary products derived from such Device and/or Packaged Products. Outside the Field, such royalty shall bear a royalty determined in accordance with the provisions set forth in Section 5.03(a). Additionally, Aradigm shall retain its license under Section 3.04(b), which license shall be expanded to include the ability to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product inside the Field; and

(iii) Novo Nordisk shall supply insulin to Aradigm in accordance with the provisions set forth in Section 10.05(f) until the date of the first Regulatory Submission if, and only if, Novo Nordisk shall have terminated this Agreement prior to First Marketing of the Insulin Compound Packaged Product and the Device.

      (d) In the event that Aradigm terminates this Agreement in accordance with the provisions set forth in Section 10.03 or Section 10.04, Aradigm shall be, and hereby is, granted a perpetual, world-wide, non-exclusive license, with the right to sublicense, under the Novo Nordisk Know-How and know-how included within Novo Nordisk New IPR and certain claims under the Novo Nordisk Patent Rights and the patents included within Novo Nordisk New IPR, which are necessary to develop, manufacture, use, market, distribute, sell, offer for sale, import and/or export: (1) the Insulin Compound Packaged Product containing the Insulin Compound formulation as it exists on the date of termination and the Device and/or later generation pulmonary products in the Field derived from such Insulin Compound Packaged Product containing the Insulin Compound formulation as it exists on the date of termination and the Device; and (2) any product outside the Field. Such royalty shall be royalty-free in the Field and royalty-bearing (as determined in accordance with the provisions set forth in Section 5.03(a)) outside the Field. Novo Nordisk shall in good faith specify in writing to Aradigm promptly following termination the patent claims that describe such Insulin Compound formulation to enable Aradigm to practice its rights under the foregoing license, as further described below; provided that, if Aradigm notifies Novo Nordisk in writing of any additional claims that Aradigm believes are necessary to practice such license, then the Parties shall meet and discuss in good faith whether to specify such additional claims. For the avoidance of doubt, Aradigm’s license with respect to the Insulin Compound Packaged Product under the Novo Nordisk Know-How and the know-how included within the Novo Nordisk New IPR and the specific claims under the Novo Nordisk Patent Rights and the patents included in the Novo Nordisk New IPR permit Aradigm to make only (a) the exact formulation of the Insulin Compound as it exists at the time of termination; (b) a formulation of such Insulin Compound with a lower (but not higher) concentration of insulin, in each case falling within the concentration ranges in the specified claims; (c) subject to (b) above, a formulation of such Insulin Compound that increases or decreases the range of excipients or other non-Insulin Compound components included within such existing formulation, provided such excipients or other non-Insulin Compound components remain within a range of two (2) times the quality specification for such component; and/or (d) a formulation of such Insulin Compound to which excipients or other components may be added or deleted provided such additional excipients or other compounds do not infringe any intellectual property rights of Novo Nordisk or any of its Affiliates, other than such intellectual property rights licensed to Aradigm under this Section 10.05(d). Additionally, Aradigm shall retain its license under Section 3.04(b), which license shall be expanded to include the ability to develop, manufacture, use, market, distribute, sell, offer for sale, have made, import and/or export any product inside the Field. In the event that Aradigm terminates this Agreement prior to the first Regulatory Submission of the Insulin Compound Packaged Product and the Device, Novo Nordisk shall supply insulin to Aradigm in accordance with the provisions set forth in Section 10.05(f).

      (e) In the event that either Party terminates this Agreement in accordance with the provisions set forth herein, other than in accordance with the provisions set forth in Section 10.02(b) or Section 10.04 as and to the extent requested in writing by Aradigm, Novo Nordisk will cooperate with Aradigm to transfer the technology and any related development or production equipment (as specified by Aradigm) back to Aradigm, and Aradigm will pay Novo Nordisk: (i) for its transfer activities (on terms and conditions substantially similar to those set forth in the Transition Services Agreement and the Restructuring Agreement); and (ii) the replacement value for any custom-made equipment and the fair market value for any equipment that is not custom-made to Novo Nordisk for any such equipment; provided that, Novo Nordisk shall be entitled to payment of fair market value for any custom-made equipment in respect of which Novo Nordisk does not provide Aradigm with reasonably satisfactory evidence of its intention to replace such equipment. Additionally, Aradigm shall be entitled to use the data generated under the Development Program to work with a third party and shall have reasonable access to the relevant sections of applicable regulatory filings by any member of the Novo Nordisk Affiliate Group; provided that, it is expressly understood that neither Aradigm nor any marketing partner of Aradigm shall have access to any Regulatory Approval in respect of Novo Nordisk bulk insulin or Novo Nordisk Know-How, production process details or other information relating to the production of bulk insulin by Novo Nordisk or any of its Affiliates.

      (f) In the event that either Party terminates this Agreement in accordance with the provisions set forth herein, other than in accordance with the provisions set forth in Section 10.02(b) or Section 10.04 and if, and only if, such termination occurs prior to First Marketing of the Insulin Compound Packaged Product and the Device, Novo Nordisk shall [****]

      (g) In the event that either Party terminates this Agreement in accordance with the provisions set forth herein, Aradigm agrees that it will not use, directly or indirectly, any Novo Nordisk Know-How or other confidential information received from Novo Nordisk pursuant to this Agreement, and Novo Nordisk agrees that it will not use, directly or indirectly, any Aradigm Know-How or other confidential information received from Aradigm pursuant to this Agreement, in either case other than as expressly provided herein.

      (h) In the event that Novo Nordisk terminates this Agreement for any reason, Novo Nordisk may [****]

      (i) Upon termination of this Agreement, Aradigm undertakes to return, upon Novo Nordisk’s written request, all written documentation embodying Novo Nordisk Know-How and any and all remaining Program Compound to Novo Nordisk, except and to the extent retention thereof is reasonably necessary during any post termination period in which Novo Nordisk continues to supply insulin to Aradigm. In the event that Aradigm terminates this Agreement in accordance with the provisions set forth in Section 10.03, Novo Nordisk shall return, upon Aradigm’s written request, all written documentation embodying Aradigm Know- How to Aradigm.

      SECTION 10.06.     Additional Effects of Termination or Expiration. Termination or expiration of this Agreement shall not affect the continuing validity and enforceability of Sections 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 6.01, 6.02, 6.06, Articles 7, 8, 9, 10, 11 and 12 and the applicable definitions in Article 1 of this Agreement. All confidential information provided under the Agreement shall be returned to the respective Parties within ninety (90) days of the termination date, except as otherwise contemplated by this Agreement and except as to confidential information required by the Parties to exercise their respective rights under this Agreement.

ARTICLE 11

DISPUTE RESOLUTION AND GOVERNING LAW

      SECTION 11.01.     Dispute Resolution. (a) All disputes arising out of this Agreement shall be settled as far as possible by negotiations between the Parties. If the Parties cannot agree on an amicable settlement within thirty (30) days from written submission of the matter by one Party to the other Party, the matter shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law, under the Arbitration Rules of the American Arbitration Association.

      (b) The arbitration tribunal shall be composed of three disinterested arbitrators, appointed pursuant to the following procedure: the Party invoking arbitration shall notify the other Party stating the substance of its claim and the name and address of the arbitrator it has chosen, who may be a citizen of any country. Within thirty (30) days of receipt of such notification, the other Party shall notify the first party of its answer to the

**** Confidential Information Omitted

claim made, any counterclaim that it wishes to assert in the arbitration, and the name and address of its arbitrator, who may be a citizen of any country. If this is not done within the 30-day period, appointment of the second arbitrator shall be made in accordance with the Arbitration Rules of the American Arbitration Association upon request of the initiating Party.

      (c) The arbitrators shall choose a third arbitrator, who shall serve as president of the tribunal thus composed. If the arbitrators fail to agree upon the choice of a third arbitrator within thirty (30) days from the appointment of the second arbitrator, the third arbitrator will be appointed in accordance with the Arbitration Rules of the American Arbitration Association upon the request of the arbitrators or either of the Parties.

      (d) The arbitrators shall decide the dispute by majority decision and in accordance with the laws of the State of New York. The decision shall be rendered in writing, shall state the reasons on which it is based, and shall bear the signatures of at least two arbitrators. It shall also identify the members of the arbitration tribunal, and the time and place of the award granted. Finally, it shall determine the expenses of the arbitration and the Party who shall be charged therewith or the allocation of the expenses between the Parties at the discretion of the tribunal.

      (e) The arbitration decision shall be rendered as soon as possible, not later, however, if possible, than six months after the constitution of the arbitration tribunal. The arbitration decision shall be final and binding upon both Parties and the Parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award granted pursuant to an arbitration decision thereunder shall be enforceable against the Parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

      (f) The seat of arbitration shall be New York City, unless the Parties otherwise agree in writing. The official arbitration language shall be English.

      SECTION 11.02.     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

ARTICLE 12

MISCELLANEOUS

      SECTION 12.01.     Bankruptcy Code Considerations. (a) The Parties agree that this Agreement is an “executory contract” (involving continuing executory obligations of Aradigm to provide licenses of the Aradigm Patent Rights, the Aradigm Selected Pulmonary Delivery Patent Rights, the Aradigm New IPR and the Aradigm Know-How, Novo Nordisk to provide licenses of the Novo Nordisk Patent Rights, Novo Nordisk New IPR and the Novo Nordisk Know-How, and continuing executory obligations to pay royalties hereunder), under which Aradigm and Novo Nordisk, as the case may be, is a “licensor of a right to intellectual property,” and that this Agreement is governed under 11 U.S.C. § 365(n) of the United States Bankruptcy Code (“Bankruptcy Code”).

      (b) The Parties further agree that the Aradigm Patent Rights, the Aradigm Selected Pulmonary Delivery Patent Rights, the Aradigm New IPR and the Aradigm Know-How, the Novo Nordisk Patent Rights, Novo Nordisk New IPR and the Novo Nordisk Know-How collectively constitute the “intellectual property” (as such term is defined in section 11 U.S.C. § 101(35A) of the Bankruptcy Code) being licensed hereunder. If a Party as debtor in possession or a trustee of bankruptcy for a Party in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided for in 11 U.S.C. § 365(n). In addition, if a Party as debtor in possession or a trustee of bankruptcy for a Party in a case under the Bankruptcy Code chooses to assign this Agreement to any Person as may be permitted under the Bankruptcy Code, such Party or such trustee shall only assign this Agreement to an assignee that, in conformity with section 11 U.S.C. § 365(f) of the Bankruptcy Code, affirmatively agrees to assume all of such Party’s obligations under this Agreement, and that provides adequate assurance of future performance.

      SECTION 12.02.     Binding Agreement. This Agreement shall not be binding upon the Parties until it has been signed herein below by or on behalf of each Party, in which event it shall be effective as of the Effective Date.

      SECTION 12.03.     Severability. If any provision in any Article of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such other Article in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the Parties. However, if the intent of the Parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

      SECTION 12.04.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

      (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 12.05.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

      SECTION 12.06.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except pursuant to the provisions of Articles 3 and 10.

      SECTION 12.07.     Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

      SECTION 12.08.     Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

[SIGNATURE PAGE FOLLOWS]

ARADIGM CORPORATION

By:

Name:
Title:

NOVO NORDISK A/S

By:

Name:
Title:

EXHIBIT B

[ASSET PURCHASE AGREEMENT]

ASSET PURCHASE AGREEMENT

dated as of
                    , 2004
between
ARADIGM CORPORATION
and
NOVO NORDISK DELIVERY TECHNOLOGIES, INC.

ASSET PURCHASE AGREEMENT

      AGREEMENT dated as of                     , 2004 between Aradigm Corporation, a corporation duly organized and existing under the law of the State of California (“Aradigm”) and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the law of the State of Delaware (“NOVO Nordisk Delivery Technologies, Inc.”).

W I T N E S S E T H:

      WHEREAS, Aradigm, Novo Nordisk Delivery Technologies, Inc. and Novo Nordisk A/S, a company duly organized and existing under the law of Denmark (“Novo Nordisk”) entered into a Restructuring Agreement dated as of September 28,2004 (the “Restructuring Agreement”) pursuant to which they agreed to restructure the existing arrangements between Aradigm and Novo Nordisk regarding, among other things, the development and commercialization of the Development Program; and

      WHEREAS, it is a precondition to performance on the part of Aradigm, Novo Nordisk Delivery Technologies, Inc. and Novo Nordisk of their respective obligations under the Restructuring Agreement that Aradigm and Novo Nordisk Delivery Technologies, Inc. enter into this Agreement pursuant to which Aradigm will transfer certain assets upon the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.01.     Definitions.

      (a) The following terms, as used herein, shall have the following meanings:

      “Affiliate” shall have the meaning set forth in the Restructuring Agreement.

      “Amended and Restated License Agreement” shall have the meaning set forth in the Restructuring Agreement.

      “Assignment Agreements” shall have the meaning set forth in the Restructuring Agreement.

      “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Copenhagen, Denmark are authorized or required by law to close.

      “Closing” shall have the meaning set forth in the Restructuring Agreement.

      “Development Program” shall have the meaning set forth in the Restructuring Agreement.

      “Device” shall have the meaning set forth in the Amended and Restated License Agreement.

      “Device Manufacturing Facility” shall have the meaning set forth in the Sublease Agreement.

      “Environmental Liabilities” shall have the meaning set forth in the Restructuring Agreement.

      “Estimated Purchase Price” shall have the meaning set forth in the Restructuring Agreement.

      “Facilities” shall mean the facilities referred to by the parties hereto as (i) “Building 1” (but only with respect to the Device Manufacturing Facility), to be subleased by Novo Nordisk Delivery Technologies, Inc. from Aradigm pursuant to the Sublease Agreement, and “Building 2” and “Building 3”, the leases in respect thereof to be assigned to Novo Nordisk Delivery Technologies, Inc. by Aradigm pursuant to the Assignment Agreements.

      “Insulin Compound Packaged Product” shall have the meaning set forth in the Amended and Restated License Agreement.

      “Governmental Authority” shall have the meaning set forth in the Restructuring Agreement.

      “Lien” shall have the meaning set forth in the Restructuring Agreement.

      “London Interbank Offered Rate” shall mean the rate for three-month deposits in United States dollars that appears on the display designated as page “3750” on Moneyline Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits) as of 11:00 a.m., London time, on the date on which the 10-day period referred to in Section 5.03(c) shall have expired without payment.

      “Permits” shall have the meaning set forth in the Restructuring Agreement.

      “Permitted Lien” shall have the meaning set forth in the Restructuring Agreement.

      “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Sublease Agreement” shall have the meaning set forth in the Restructuring Agreement.

      “Transaction Agreements” shall have the meaning set forth in the Restructuring Agreement.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.06
Allocation Statement	2.06
Apportioned Obligations	5.03
Aradigm Trademarks and Tradenames	4.01
Assumed Liabilities	2.03
Code	5.01
Contracts	Annex 1 of Exhibit A
Damages	6.02
Excluded Assets	2.02
Excluded Liabilities	2.04
Indemnified Party	6.03
Indemnifying Party	6.03
Novo Nordisk	Recitals
Post-Closing Tax Period	5.03
Pre-Closing Tax Period	5.01
Purchased Assets	2.01
Purchase Price	2.06
Restructuring Agreement	Recitals
Tax	5.01
Taxing Authority	5.01
Transfer Taxes	5.03
Warranty Breach	6.02

      SECTION 1.02.     Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections,

Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

      SECTION 2.01.     Purchase and Sale. Upon the terms and conditions of this Agreement, Novo Nordisk Delivery Technologies, Inc. agrees to purchase from Aradigm and Aradigm agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Novo Nordisk Delivery Technologies, Inc. on the date hereof, free and clear of all Liens, other than Permitted Liens, all of Aradigm’s right, title and interest in, to and under the assets, identified on Annex 1 of Exhibit A hereto (the “Purchased Assets”).

EXCEPT AS SET FORTH IN THE RESTRUCTURING AGREEMENT: (i) THE PURCHASED ASSETS ARE BEING TRANSFERRED TO NOVO NORDISK DELIVERY TECHNOLOGIES, INC. “AS IS,” AND “WHERE IS”, AND (ii) ARADIGM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED WITH RESPECT TO THE DESIGN, OPERABILITY OR CONDITION OF THE PURCHASED ASSETS OR ANY PART THEREOF; AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; OR WITH RESPECT TO INFRINGEMENT OF THIRD PARTY RIGHTS.

      SECTION 2.02.     Excluded Assets. Novo Nordisk Delivery Technologies, Inc. expressly understands and agrees that all other assets of Aradigm (the “Excluded Assets”) shall be excluded from the Purchased Assets.

      SECTION 2.03.     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Novo Nordisk Delivery Technologies, Inc. agrees, effective on the date hereof, to assume only the liabilities and obligations of Aradigm arising under the Contracts (other than liabilities or obligations attributable to any failure by Aradigm to comply with the terms thereof prior to the date hereof) (the “Assumed Liabilities”).

      SECTION 2.04.     Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Novo Nordisk Delivery Technologies, Inc. is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Aradigm (or any predecessor of Aradigm or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by, and remain obligations and liabilities of, Aradigm (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities shall include without limitation:

(a) any liability or obligation of Aradigm, or any member of any consolidated, affiliated, combined or unitary group of which Aradigm is or has been a member, for Taxes (except as provided in Article 5);

(b) any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing, including any liability or obligation under any of Aradigm’s employee benefit agreements, plans or other arrangements listed on Schedule 8.03(a) of the Restructuring Agreement;

(c) any liability of Aradigm related to the Facilities existing on or prior to the Closing;

(d) any liability of Aradigm related to litigation that is pending as of the date hereof, including those matters set forth on Schedule 3.09 of the Restructuring Agreement;

(e) any Environmental Liability to the extent caused or contributed to by Aradigm;

(f) any liability of Aradigm contemplated by Section 2.09 of the Amended and Restated License Agreement; and

(g) any liability or obligation relating to an Excluded Asset.

      SECTION 2.05.     Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Novo Nordisk Delivery Technologies, Inc. or Aradigm thereunder.

      SECTION 2.06.     Purchase Price; Allocation of Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be the Estimated Purchase Price, as set forth in Annex 1 of Exhibit A and as adjusted in accordance with Section 2.01(b) of the Restructuring Agreement. The Purchase Price shall be paid by Novo Nordisk Delivery Technologies, Inc. to Aradigm on the date hereof.

      (a) As soon as practicable after the Closing, Novo Nordisk Delivery Technologies, Inc. shall deliver to Aradigm a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. If within 30 days after the delivery of the Allocation Statement Aradigm notifies Novo Nordisk Delivery Technologies, Inc. in writing that Aradigm objects to the allocation set forth in the Allocation Statement, Novo Nordisk Delivery Technologies, Inc. and Aradigm shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Novo Nordisk Delivery Technologies, Inc. and Aradigm are unable to resolve such dispute within twenty (20) days, Novo Nordisk Delivery Technologies, Inc. and Aradigm shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Novo Nordisk Delivery Technologies, Inc. and Aradigm.

      (b) Each of Aradigm and Novo Nordisk Delivery Technologies, Inc. agrees to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

      (c) Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to the transactions contemplated by this Agreement, each party hereto shall deliver to the other party a copy of its Form 8594.

      SECTION 2.07.     Closing. The Closing shall take place as contemplated in Section 2.02 of the Restructuring Agreement.

ARTICLE 3

COVENANTS OF ARADIGM

      Aradigm agrees that:

      SECTION 3.01.     Access To Information; Confidentiality.

      (a) From the date hereof until December 31,2005, Aradigm will (i) give Novo Nordisk Delivery Technologies, Inc., its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Aradigm relating to Aradigm’s conduct of the Development Program, (ii) furnish to Novo Nordisk Delivery Technologies, Inc., its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Development Program as such Persons may reasonably request and (iii) instruct the employees of and counsel to Aradigm to cooperate with Novo Nordisk Delivery Technologies, Inc. in its review, analysis and synthesis of information concerning the Development Program. No investigation by Novo Nordisk Delivery Technologies, Inc. or other information received by Novo Nordisk Delivery Technologies, Inc. shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Aradigm hereunder.

      (b) Aradigm will afford promptly to Novo Nordisk Delivery Technologies, Inc. and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Novo Nordisk Delivery Technologies, Inc. in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Development Program; provided that, any such access by Novo Nordisk Delivery Technologies, Inc. shall not unreasonably interfere with the conduct of the business of Aradigm.

ARTICLE 4

COVENANTS OF NOVO NORDISK DELIVERY TECHNOLOGIES, INC. AND ARADIGM

      Novo Nordisk Delivery Technologies, Inc. and Aradigm agree that:

      SECTION 4.01.     Trademarks; Tradenames. Except as set forth in the other subsections of this Section 4.01, Novo Nordisk Delivery Technologies, Inc. and its Affiliates shall not use any of the marks or names set forth on Schedule 4.01 (collectively or individually as the context requires, the “Aradigm Trademarks and Tradenames”).

(a) After the Closing, Novo Nordisk Delivery Technologies, Inc. and its Affiliates shall have the right to use existing supplies of (i) Device and Insulin Compound Packaged Product manufactured prior to the Closing Date for use in clinical trials, and (ii) existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials, in each case bearing any Aradigm Trademarks and Tradenames, until the date the items in (i) and (ii) are exhausted. Novo Nordisk Delivery Technologies, Inc. and its Affiliates shall comply with all applicable laws and regulations in any use of packaging or labeling containing the Aradigm Trademarks and Tradenames.

(b) Novo Nordisk Delivery Technologies, Inc. and its Affiliates shall not be obligated to change the Aradigm Trademarks and Tradenames on goods in the hands of investigators, doctors and patients at the time of the expiration of a time period set forth in Section 4.01(a) above. The obliteration of the Aradigm Trademarks and Tradenames shall be deemed compliance with the covenant not to use the Aradigm Trademarks and Tradenames pursuant to this Section 4.01(b).

(c) Novo Nordisk Delivery Technologies, Inc. shall, to its knowledge, take no action inconsistent with Aradigm’s exclusive ownership of the Aradigm Trademarks and Tradenames. In any materials in which any Aradigm Trademarks and Tradenames appear, Novo Nordisk Delivery Technologies, Inc. shall display a trademark legend in a form substantially similar to the following (tailored to reflect the applicable trademark or trade name being used): “ is a registered trademark of Aradigm Corporation or its affiliates in the United States and other countries.”

ARTICLE 5

TAX MATTERS

      SECTION 5.01.     Tax Definitions. The following terms, as used herein, have the following meanings:

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Pre-Closing Tax Period” means (i) any Tax period ending on or before the date hereof and (ii) with respect to a Tax period that commences before but ends after the date hereof, the portion of such period up to and including the date hereof.

      “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

      SECTION 5.02.     Tax Matters. Aradigm hereby represents and warrants to Novo Nordisk Delivery Technologies, Inc. that:

(a) Aradigm has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Development Program or would result in Novo Nordisk Delivery Technologies, Inc. becoming liable or responsible therefor.

(b) Aradigm has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Development Program and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Development Program or would result in Novo Nordisk Delivery Technologies, Inc. becoming liable therefor.

      SECTION 5.03.     Tax Cooperation; Allocation of Taxes.

      (a) Novo Nordisk Delivery Technologies, Inc. and Aradigm agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Development Program and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Novo Nordisk Delivery Technologies, Inc. and Aradigm shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the date hereof. On or after the end of such period, each party hereto shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Aradigm and Novo Nordisk Delivery Technologies, Inc. shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Development Program.

      (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the date hereof (collectively, the “Apportioned Obligations”) shall be apportioned between Aradigm and Novo Nordisk Delivery Technologies, Inc. based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the date hereof (such portion of such taxable period, the “Post-Closing Tax Period”). Aradigm shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Novo Nordisk Delivery Technologies, Inc. shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

      (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Aradigm and Novo Nordisk Delivery Technologies, Inc. as follows: Each Party shall bear fifty percent (50.0%) of the Transfer Taxes, calculated on an after-tax basis, taking into account any deductions or other benefits received on the tax returns of the parties hereto and their respective Affiliates. Novo Nordisk Delivery Technologies, Inc. and Aradigm shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

      (d) Apportioned Obligations and Taxes described in Section 5.03(c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Sections 5.03(b) or 5.03(c), as the case may be. Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.03(b) or (c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the London Interbank Offered Rate plus 5.00% per annum until paid.

ARTICLE 6

SURVIVAL; INDEMNIFICATION

      SECTION 6.01.     Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 6.02.     Indemnification.

      (a) Effective at and after the Closing, Aradigm hereby indemnifies Novo Nordisk Delivery Technologies, Inc. and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses) (“Damages”) incurred or suffered by Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates arising out of:

(i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Aradigm pursuant to this Agreement; or

(ii) any Excluded Liability.

      (b) Effective at and after the Closing, Novo Nordisk Delivery Technologies, Inc. hereby indemnifies Aradigm and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Aradigm or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Novo Nordisk Delivery Technologies, Inc. pursuant to this Agreement.

      SECTION 6.03.     Procedures. The party seeking indemnification under Section 6.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 6.02, which notice shall include a brief description of the specific facts relating to such claim, suit, action or proceeding. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 6.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE 7

MISCELLANEOUS

      SECTION 7.01.     Notices. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telecopied,

if to Aradigm, to:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attention: Chief Financial Officer
Telephone: +1 510-265-9000
Telefax: +1 510-265-0277

with a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, California 94304-1 130
Attention: James C. Kitch
Telephone: +1 650-843-5027
Telefax: +1 650-849-7400

if to Novo Nordisk Delivery Technologies, Inc., to:

Novo Nordisk Delivery Technologies, Inc.
c/o Novo Nordisk A/ S
Novo Alle
DK-2880 Bagsvaerd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 18 30

with a copy to:

Attention: Vice President, Business Development
Telephone: +45 44 42 39 00
Telefax: +45 44 42 16 98

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Any notice sent by registered airmail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty-four (24) hours after dispatch. Notice of change of address shall be effective upon receipt.

      SECTION 7.02.     Amendments and Waivers.

      (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 7.03.     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 7.04.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Novo Nordisk Delivery Technologies, Inc. may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Novo Nordisk Delivery Technologies, Inc. of its obligations hereunder.

      SECTION 7.05.     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

      SECTION 7.06.     Dispute Resolution.

      (a) All disputes arising out of this Agreement shall be settled as far as possible by negotiations between the parties hereto. If the parties hereto cannot agree on an amicable settlement within thirty (30) days from written submission of the matter by one Party to the other Party, the matter shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law, under the Arbitration Rules of the American Arbitration Association.

      (b) The arbitration tribunal shall be composed of three disinterested arbitrators, appointed pursuant to the following procedure: the Party invoking arbitration shall notify the other Party stating the substance of its claim and the name and address of the arbitrator it has chosen, who may be a citizen of any country. Within thirty (30) days of receipt of such notification, the other Party shall notify the first party of its answer to the claim made, any counterclaim that it wishes to assert in the arbitration, and the name and address of its arbitrator, who may be a citizen of any country. If this is not done within the thirty (30) day period, appointment of the second arbitrator shall be made in accordance with the Arbitration Rules of the American Arbitration Association upon request of the initiating Party.

      (c) The arbitrators shall chose a third arbitrator, who shall serve as president of the tribunal thus composed. If the arbitrators fail to agree upon the choice of a third arbitrator within thirty (30) days from the appointment of the second arbitrator, the third arbitrator will be appointed in accordance with the Arbitration Rules of the American Arbitration Association upon the request of the arbitrators or either of the parties hereto.

      (d) The arbitrators shall decide the dispute by majority decision and in accordance with the laws of the State of New York. The decision shall be rendered in writing, shall state the reasons on which it is based, and shall bear the signatures of at least two arbitrators. It shall also identify the members of the arbitration tribunal, and the time and place of the award granted. Finally, it shall determine the expenses of the arbitration and the Party who shall be charged therewith or the allocation of the expenses between the parties hereto at the discretion of the tribunal.

      (e) The arbitration decision shall be rendered as soon as possible, not later, however, if possible, than six (6) months after the constitution of the arbitration tribunal. The arbitration decision shall be final and binding upon both parties hereto and the parties hereto agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award granted pursuant to an arbitration decision thereunder shall be enforceable against the parties hereto in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

      (f) The seat of arbitration shall be New York City, unless the parties hereto otherwise agree in writing. The official arbitration language shall be English.

      SECTION 7.07.     Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      SECTION 7.08.     Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this Agreement.

      SECTION 7.09.     Bulk Sales Laws. Novo Nordisk Delivery Technologies, Inc. and Aradigm each hereby waive compliance by Aradigm with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Aradigm agrees to indemnify and hold Novo Nordisk Delivery Technologies, Inc. harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

      SECTION 7.10.     Severability. If any provision in any Article of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such other Article in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties hereto. However, if the intent of the parties hereto cannot be preserved, this Agreement shall be either renegotiated or terminated.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARADIGM CORPORATION

By:

Name:

Title:

NOVO NORDISK DELIVERY
TECHNOLOGIES, INC.

By:

Name:

Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

      ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of                     , 2004, between Aradigm Corporation, a corporation duly organized and existing under the laws of the State of California (“Aradigm”)and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Novo Nordisk Delivery Technologies, Inc.”).

W I T N E S S E T H :

      WHEREAS, Aradigm and Novo Nordisk Delivery Technologies, Inc. have concurrently herewith consummated the purchase by Novo Nordisk Delivery Technologies, Inc. of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated                     , 2004 between Aradigm and Novo Nordisk Delivery Technologies, Inc. (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined); and

      WHEREAS, pursuant to the Asset Purchase Agreement, Novo Nordisk Delivery Technologies, Inc. has agreed to assume certain liabilities and obligations of Aradigm with respect to the Purchased Assets and the Development Program.

      NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Aradigm and Novo Nordisk Delivery Technologies, Inc. agree as follows:

      1. (a) Aradigm does hereby sell, transfer, assign and deliver to Novo Nordisk Delivery Technologies, Inc. all of the right, title and interest of Aradigm in, to and under the Purchased Assets; provided that, no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Aradigm or Novo Nordisk Delivery Technologies, Inc. thereunder.

      (b) Novo Nordisk Delivery Technologies, Inc. does hereby accept all the right, title and interest of Aradigm in, to and under all of the Purchased Assets (except as aforesaid) and Novo Nordisk Delivery Technologies, Inc. assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Aradigm to be performed under the Contracts except to the extent liabilities thereunder constitute Excluded Liabilities.

      2. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

      3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ARADIGM CORPORATION

By:

Name:
Title:

NOVO NORDISK DELIVERY
TECHNOLOGIES, INC.

By:

Name:
Title:

ANNEX B

OPINION OF THOMAS WEISEL PARTNERS

August 26, 2004

Board of Directors

Aradigm Corporation
3929 Point Eden Way
Hayward, CA 94545

Members of the Board of Directors:

      We understand that Aradigm Corporation, a California corporation (“Aradigm”), Novo Nordisk A/S, a Denmark Corporation (“Novo”), and Novo Nordisk Delivery Technologies, Inc., a Delaware Corporation (“NNDT”), propose to enter into a Restructuring Agreement and related agreements (the “Transaction Agreements”) with respect to their current arrangements (the “Arrangements”) for the development and commercialization of a pulmonary insulin delivery system (the “Product”). As described to us by Aradigm management, pursuant to the Transaction Agreements Aradigm and Novo will restructure the Arrangements (the “Restructuring”), which Restructuring will include the sale of certain of Aradigm’s assets to NNDT (the “Asset Sale”), the modification of expenditures payable by Aradigm, and the modification of the amounts payable to Aradigm upon the achievement by Aradigm of certain milestones and sales by Novo with respect to the Product.

      You have asked for our opinion as investment bankers as to whether the financial consideration to be received by Aradigm pursuant to the Restructuring is fair to Aradigm from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Aradigm with respect to alternatives to the Restructuring or Aradigm’s underlying decision to proceed with or effect the Restructuring. Further, we were not requested to nor did we solicit or assist Aradigm in soliciting indications of interest from third parties for Aradigm’s interest in the Product or the assets involved in the Asset Sale.

      In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Aradigm and Novo, including the consolidated financial statements for recent years and interim periods to June 30, 2004; (ii) reviewed certain financial and operating data relating to Aradigm and Novo made available to us from published sources and from the internal records of Aradigm and Novo, including cash flow projections provided by Aradigm’s management that reflect changes in projected cash flows as a result of the Restructuring; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Aradigm common stock and Novo common stock; (iv) compared Aradigm and Novo from a financial point of view with certain other companies in the biopharmaceutical industry which we deemed to be relevant; (v) reviewed and discussed with representatives of the management of Aradigm certain information of a business and financial nature regarding Aradigm and Novo, (vi) performed such other analyses and examinations as we have deemed appropriate.

      In connection with our review, we have not assumed any obligation to independently verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the cash flow projections provided to us by Aradigm management, we have assumed they have been reasonably prepared on bases reflecting the best available estimates and judgments of Aradigm’s management at the time of preparation as to the future financial performance and costs associated with the assets subject to the Asset Sale and the Product and that they provide a reasonable basis upon which we can form our opinion. We further assumed that such projections reflect all aspects of the Arrangements and the Restructuring material to our analysis. We have also assumed that there have been no material changes in Aradigm’s or Novo’s financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have not reviewed any legal or financial reporting matters with respect to Aradigm, the Arrangements, the Restructuring and the Transaction Agreements, and we have assumed that Aradigm has informed us of any issues that are reasonably likely to materially impact the valuation of the

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Restructuring. We have also assumed that the Restructuring will be carried out in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Aradigm, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

      We have further assumed that the Restructuring will be carried out in accordance with the terms reflected in the cash flow projections provided to us by Aradigm management. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Restructuring, no restrictions will be imposed that could have a meaningful effect on the contemplated benefits of the Restructuring.

      We have been retained by Aradigm solely to render this opinion and have not acted as financial advisor to Aradigm in connection with the Restructuring. We will receive a fee for our services upon the rendering of this opinion. In the ordinary course of our business, we actively trade the equity securities of Aradigm and Novo for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the financial consideration to received by Aradigm pursuant to the Restructuring is fair to Aradigm from a financial point of view, as of the date hereof.

      This opinion is directed to the Board of Directors of Aradigm in its consideration of the Restructuring and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Restructuring. We are not expressing any opinion as to the trading value of the equity securities of Aradigm at any time, before or after the Restructuring. Further, this opinion addresses only the financial fairness of the consideration to be received by Aradigm pursuant to the Restructuring and does not address the relative merits of the Restructuring and any alternatives to the Restructuring, Aradigm’s underlying decision to proceed with or effect the Restructuring, or any other aspect of the Restructuring.

Very truly yours,

THOMAS WEISEL PARTNERS LLC

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ANNEX C

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
ARADIGM CORPORATION

      The undersigned certify that:

1. They are the Chief Executive Officer and Chief Financial Officer, respectively, of Aradigm Corporation, a California corporation.

2. Article III of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of this corporation is amended to read in full as follows:

“This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is One Hundred Five Million (105,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock. Five Million (5,000,000) shares shall be Preferred Stock. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Articles of Incorporation is filed with the Secretary of State of the State of California, each [*] shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of California.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is shares of Common Stock and 1,544,626 shares of Series A Convertible Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock as a class and more than 50% of the outstanding shares of Common Stock and Series A Preferred Stock voting together.

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      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

V. BRYAN LAWLIS, JR.
Chief Executive Officer

THOMAS C. CHESTERMAN
Chief Financial Officer

Date:                     , 200

*	By approving these amendments, shareholders will approve the combination of any whole number of shares of Common Stock between and including two (2) and five (5) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of California will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its shareholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

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